Exhibit 2.1

EXECUTION VERSION

1132917 B.C. LTD.

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COEUR MINING, INC.

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JDS SILVER HOLDINGS LTD.

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SILVERTIP RESOURCES INVESTMENT LLC

ARRANGEMENT AGREEMENT

DATED SEPTEMBER 10, 2017

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Interpretation Not Affected by Headings	14
1.3	Number and Gender	14
1.4	Date for Any Action	14
1.5	Currency	14
1.6	Accounting Matters	14
1.7	Knowledge	14
1.8	Statutes	15
1.9	Schedules	15

ARTICLE 2 THE ARRANGEMENT		15
2.1	Arrangement	15
2.2	Court Orders	15
2.3	JDS Silver Meeting	16
2.4	JDS Silver Circular	17
2.5	Final Order	18
2.6	Court Proceedings	18
2.7	Preparation of Filings	18
2.8	Shareholder Communications	18
2.9	Dissenting Shareholders	18

ARTICLE 3 CLOSING		19
3.1	Closing	19

ARTICLE 4 TRANSACTION CONSIDERATION		20
4.1	Payments by Purchaser at or prior to the Effective Time	20
4.2	Escrow	21
4.3	Subsequent Conditional Payments by Purchaser	22
4.4	Determination of Resources Payment	23
4.5	Withholding Taxes	24
4.6	Section 116 Certificates	24
4.7	Access to Information	26
4.8	Certain United States Tax Elections and Other Actions	26
4.9	Survival	27

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF JDS SILVER		27
5.1	Representations and Warranties of JDS Silver	27

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		36
6.1	Representations and Warranties of Purchaser	36

ARTICLE 7 COVENANTS OF JDS SILVER AND PURCHASER		42
7.1	Covenants of JDS Silver Regarding the Conduct of Business	42
7.2	Covenants of JDS Silver Relating to the Arrangement	45
7.3	Covenants of Purchaser and Guarantor Regarding the Performance of Obligations	45
7.4	Mutual Covenants	46
7.5	Exploration Program	47
7.6	Tax Matters	47
7.7	Amending Agreements	49

ARTICLE 8 CONDITIONS		49
8.1	Mutual Conditions Precedent	49
8.2	Additional Conditions Precedent to the Obligations of Purchaser	50
8.3	Additional Conditions Precedent to the Obligations of JDS Silver and the Vendors’ Representative	51
8.4	Satisfaction of Conditions	52

ARTICLE 9 SURVIVAL AND INDEMNIFICATION		52
9.1	Survival of Representations and Warranties of JDS Silver	52
9.2	Survival of Representations and Warranties of Purchaser	52
9.3	Survival of Covenants	53
9.4	Indemnification	53
9.5	Minimum and Maximum Indemnification Claim; Recovery Matters	54
9.6	Procedure for Indemnification	55
9.7	Third Party Claims	55
9.8	Exclusive Right	57
9.9	Tax Consequences of Indemnification Payments	57

TABLE OF CONTENTS

(continued)

ARTICLE 10 ADDITIONAL AGREEMENTS		57
10.1	Notice and Cure Provisions	57
10.2	Expenses	57
10.3	Access to Information; Confidentiality	58
10.4	Insurance and Indemnification	58

ARTICLE 11 TERM, TERMINATION, AMENDMENT AND WAIVER		58
11.1	Term	58
11.2	Termination	58
11.3	Amendment	60
11.4	Waiver	60

ARTICLE 12 GENERAL PROVISIONS		60
12.1	Guarantee	60
12.2	Vendors’ Representative.	61
12.3	Joinder	61
12.4	Arbitration	62
12.5	Privacy	62
12.6	Notices	62
12.7	Governing Law; Waiver of Jury Trial	64
12.8	Injunctive Relief	64
12.9	Time of Essence	64
12.10	Entire Agreement, Binding Effect and Assignment	64
12.11	Severability	64
12.12	Counterparts, Execution	65

SCHEDULE A PLAN OF ARRANGEMENT		A-1

SCHEDULE B ARRANGEMENT RESOLUTION		B-1

SCHEDULE C FORM OF ESCROW AGREEMENT		C-1

ii

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated September 10, 2017,

AMONG:

1132917 B.C. LTD., a corporation formed under the laws of the Province of British Columbia (“Purchaser”)

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COEUR MINING, INC., a corporation formed under the laws of Delaware (“Guarantor”)

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JDS SILVER HOLDINGS LTD., a corporation incorporated under the laws of British Columbia (“JDS Silver”)

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SILVERTIP RESOURCES INVESTMENT LLC, a limited liability company formed under the laws of Delaware (“Vendors’ Representative”)

WHEREAS:

A.          Purchaser wishes to acquire all of the outstanding securities of JDS Silver (the “Transaction”).

B.          The JDS Silver Board has determined unanimously (i) that the Arrangement is fair to, and in the best interests of, JDS Silver and the JDS Silver Shareholders, (ii) that JDS Silver should enter into this Agreement, (iii) to recommend that the JDS Silver Shareholders vote in favor of the Arrangement Resolution and (iv) that the Arrangement be submitted to the JDS Silver Shareholders for approval.

C.          The Parties have determined that the transactions contemplated by this Agreement will be effected by means of a Plan of Arrangement under the BCBCA and JDS Silver has agreed to submit the Plan of Arrangement for approval by the JDS Silver Shareholders and the Court.

D.          As a condition to the willingness of Purchaser to enter into this Agreement and incur the obligations set forth herein, the Locked-Up Shareholders have entered into the Voting Agreements, pursuant to which, among other things, such JDS Silver Shareholders have agreed, subject to the terms and conditions thereof, to vote the JDS Silver Shares held by them in favour of the Arrangement and have irrevocably waived in writing the application of the Shareholders’ Agreement to the Transaction and agreed that the Arrangement shall instead govern the Transaction.

E.          Guarantor has agreed to guarantee the performance of the obligations of Purchaser under this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the recitals and the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“116 Agreement” means an agreement signed concurrently herewith to secure any amounts otherwise required to be withheld as described in Section 4.6, executed by Purchaser and a Qualifying JDS Silver Shareholder and its relevant affiliates;

“116 Certificate” has the meaning ascribed to it in Section 4.6(a)(i);

“116 Share Consideration” has the meaning ascribed to it in Section 4.6(a)(ii);

“116 Shares” has the meaning ascribed to it in Section 4.6(a)(i);

“Acquisition Transaction” has the meaning ascribed to it in Section 7.1(t);

“affiliate” has the meaning ascribed to it in the BCBCA;

“Aggregate Consideration” means the aggregate amount of the Upfront Purchase Price plus the Mines Act Permit Payment (if applicable) plus the Resource Payment (if applicable);

“Agreement” means this arrangement agreement, together with the Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 11.3 hereof or the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of JDS Silver and Purchaser, each acting reasonably;

“Arrangement Resolution” means the special resolution of the JDS Silver Shareholders approving the Plan of Arrangement, which is to be considered at the JDS Silver Meeting and is to be substantially in the form and content of Schedule B hereto;

“Basket” has the meaning ascribed in Section 9.5;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Bridge Financing” means a loan facility not to exceed $7 million between JDS Silver as borrower and Purchaser or an affiliate of Purchaser as lender, which shall be entered into concurrently with this Agreement;

“business day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Chicago, Illinois, or Vancouver, British Columbia;

“Certificate” has the meaning ascribed in Section 9.6;

“claim” means any claim, demand, complaint, grievance, action, cause or right of action, or any proceeding, arbitration, mediation or other dispute resolution procedure relating to any of the foregoing, or any orders, writs, injunctions or decrees of any Governmental Entity;

“Class A Shares” means the Class A common shares in the capital of JDS Silver, as currently constituted;

“Class B Shares” means the Class B common shares in the capital of JDS Silver, as currently constituted;

“Closing” has the meaning ascribed to it in Section 3.1;

“Closing Conditions” means the conditions to Closing set forth in Article 8;

“Coeur Shares” means common shares in the capital of Guarantor;

“Comfort Letter” has the meaning ascribed to it in Section 4.6(e);

“Company Certificate” means a certificate of JDS Silver addressed to Purchaser and dated the Effective Time, signed on behalf of JDS Silver by two senior executive officers of JDS Silver (on JDS Silver’s behalf and without personal liability), confirming the matters set forth in Section 8.2(a) and (b) as at the Effective Date;

“Competition Act” means the Competition Act (Canada), as amended from time to time and the regulations thereunder;

“Confidentiality Agreement” means the letter agreement between JDS Silver and Purchaser dated April 11, 2017, as may be amended or supplemented from time to time;

“Contract” means any contract, agreement, license, franchise, lease, arrangement or other right or obligation to which JDS Silver or any of its subsidiaries is a party or by which JDS Silver or any of its subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia;

“Debt” means, with respect to any person and without duplication, all: (a) Liabilities of such person for borrowed money or with respect to advances made to such person, whether short term or long term; (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (c) Liabilities issued or assumed for the deferred purchase price of goods or services or relating to past acquisitions (including sellers’ notes and earn-outs but, in the case of JDS Silver, excluding accounts payable or accruals on a consolidated basis arising in the ordinary course of business); (d) Liabilities for the reimbursement of any obligor on any letter of credit or similar credit transaction servicing Liabilities of a person or of a type described in clauses (a), (b) and (c) above and (e) and (f) below; (e) Liabilities to pay rent or other amounts under any lease of real property or personal property which Liabilities are required to be classified and accounted for as capital leases in accordance with GAAP, and the amount of such Liabilities will be the capitalized amount thereof determined in accordance with GAAP (in the case of JDS Silver, applied using the same accounting practices, policies, principles and methodologies, with consistent classifications, judgments and valuation and estimation accrual methodologies, used in the preparation of the financial statements); (f) guarantees, indemnities or other contingent obligations by such person relating to Liabilities of the type referred to in clauses (a) through (e) of other persons; (g) Liabilities for deferred revenue; (h) all interest, fees and other expenses, including prepayment penalties and other breakage fees, owed (or that would be owed upon prepayment) with respect to any of the Liabilities described in clauses (a) through (g);

“Debt Payee” means the holder of Effective Date Debt;

“Debt Payee Account” means, with respect to the Debt Payee, the bank account or accounts to which the Debt Payee’s Debt Payoff Amount is to be paid in accordance with written wire instructions delivered by the Debt Payee to JDS Silver in the Debt Payee’s Payoff Letter;

“Debt Payoff Amount” means, with respect to the Debt Payee, the amount set forth in the applicable Payoff Letter delivered to Purchaser pursuant to Section 3.1(a) as the amount necessary to satisfy and terminate the portion of the Effective Date Debt payable to the Debt Payee;

“Depositary” means any trust company, bank or financial institution agreed to in writing among Purchaser, JDS Silver and the Vendors’ Representative for the purpose of, among other things, exchanging certificates representing JDS Silver Shares for payment of the Participating Shareholder Upfront Purchase Price and, if applicable, the Mines Act Permit Payment and the Resource Payment;

“Disclosure Letter” means the disclosure letter executed by JDS Silver and delivered to Purchaser in connection with the execution of this Agreement;

“Dissent Rights” means the rights of dissent of JDS Silver Shareholders in respect of the Arrangement described in the Plan of Arrangement;

“EDGAR” means the United States Securities and Exchange Commission Electronic Data Gathering Analysis, and Retrieval System;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

“Effective Date Debt” means the Senior Secured Credit Facility;

“Effective Date Debt Schedule” means a written schedule, in form and substance reasonably satisfactory to Purchaser, setting forth (a) the name of the Debt Payee, (b) the Debt Payee’s Debt Payoff Amount and (c) the Debt Payee’s Debt Payee Account, delivered to Purchaser in accordance with Section 3.1(a);

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Encumbrance” means any encumbrance, Lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, prior claim, adverse claim, exception, reservation, restrictive covenant, agreement, easement, lease, licence, right of occupation, option, right of use, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing;

“Environmental Laws” means all applicable federal, provincial, state, territorial, local and foreign Laws imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances or wastes in connection with or for or to the protection of human health, safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law;

“Environmental Liabilities” means, with respect to any person, all liabilities, obligations, responsibilities, responses, remedial and removal costs, investigation costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, consequential damages, treble damages, costs and expenses, fines, penalties and sanctions incurred as a result of or related to any claim, suit, action, administrative order, investigation, proceeding or demand by any person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, relating to any environmental matter arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Substance whether on, at, in, under, from or about or in the vicinity of any real or personal property;

“Environmental Permits” means all permits, licenses, written authorizations, certificates, approvals, program participation requirements, sign-offs or registrations required by or available with or from any Governmental Entity under any Environmental Laws;

“Escrow Agent” means Computershare Trust Company of Canada or another Canadian trust company agreed to in writing among Purchaser, JDS Silver and the Vendors’ Representative;

“Escrow Agreement” means the escrow agreement to be dated as of the Effective Date among Purchaser, the Vendors’ Representative and the Escrow Agent substantially in the form attached hereto as Schedule C;

“Escrow Amount” means the Indemnity Amount less the Pro Rata Portion of the Indemnity Amount attributable to any Qualifying JDS Silver Shareholders;

“Escrow Guarantee” means a limited guarantee substantially in a form agreed by the Parties to secure the Pro Rata Portion of the Escrow Amount of a Qualifying JDS Silver Shareholder, executed by such Qualifying JDS Silver Shareholder and its relevant affiliates;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA, in a form acceptable to the Parties, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both JDS Silver and Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both JDS Silver and Purchaser, each acting reasonably) on appeal;

“Financial Statements” means, with respect to JDS Silver, (i) the consolidated statement of financial position as at December 31, 2016, and the consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the year then ended, and (ii) the interim consolidated statement of financial position as at June 30, 2017, and the interim consolidated statements of loss and comprehensive loss, changes in equity and cash flows for the three-months then ended;

“Fundamental Representations” has the meaning ascribed to it in Section 9.1(a);

“GAAP” means the generally accepted accounting principles, as applicable in Canada with respect to JDS Silver, and as applicable in U.S. with respect to Purchaser and Guarantor;

“Governmental Entity” means:

(a)
any multinational, federal, provincial, state, territorial, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(b)	any subdivision, agent, commission, board or authority of any of the foregoing;

(c)
any quasi-governmental, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; and

(d)	any stock exchange;

“Guarantor” has the meaning ascribed to it in the preamble to this Agreement;

“Guarantor Financial Statements” means the financial statements of Guarantor which are contained in Guarantor Public Disclosure Record;

“Guarantor Public Disclosure Record” means all prospectuses, circulars, reports, schedules, forms and other filings (including any exhibits and documents incorporated by reference and any amendments thereto) filed by Guarantor between December 31, 2015 and the date hereof on SEDAR or EDGAR under the name of Guarantor and not marked confidential, including, for greater certainty, all reports filed under the Exchange Act;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Laws;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Indemnified Party” has the meaning ascribed in Section 9.4;

“Indemnifying Party” has the meaning ascribed in Section 9.6;

“Indemnity Amount” means 10% of the Upfront Purchase Price;

“Independent Technical Consultant” means SRK Consulting, or failing its ability to so act, an individual with not less than 15 years of mining technical experience in the precious metals industry, who is qualified to act as “qualified person” as defined in NI 43-101, and who will not have been a director, officer, employee of, or contractor or service provider to, or director, officer, beneficial owner or close relative of a beneficial owner of any contractor or service provider to JDS Silver, the Vendors’ Representative, Purchaser or Guarantor in the previous five years;

“Inter-Company Loan” means the loan from JDS Silver to JDS Subsidiary in the aggregate principal amount of $25,000,000;

“Inter-Company Loan Amount” means all amounts owing by JDS Subsidiary to JDS Silver under the Inter-Company Loan on the Effective Date;

“Interim Order” means the interim order of the Court, in a form acceptable to the Parties, acting reasonably, providing for, among other things, the calling and holding of the JDS Silver Meeting, as the same may be amended by the Court with the consent of JDS Silver and Purchaser, each acting reasonably;

“Investment Canada Act” means the Investment Canada Act, as amended from time to time;

“IRS” means the United States Internal Revenue Service;

“JDS Silver Benefit Plans” has the meaning ascribed to it in Section 5.1(t)(i);

“JDS Silver Board” means the board of directors of JDS Silver as the same is constituted from time to time;

“JDS Silver Circular” means the notice of the JDS Silver Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto, to be sent to the JDS Silver Shareholders in connection with the JDS Silver Meeting, as amended, supplemented or otherwise modified from time to time;

“JDS Silver Closing Deliverables” has the meaning ascribed to it in Section 3.1(a);

“JDS Silver Counsel” means legal counsel to JDS Silver;

“JDS Silver Meeting” means the special meeting of JDS Silver Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“JDS Silver Shareholder Approval” has the meaning ascribed to it in Section 2.2(a)(iii);

“JDS Silver Shareholders” means the registered holders of JDS Silver Shares;

“JDS Silver Shares” means, collectively, the Class A and Class B common shares in the capital of JDS Silver, as currently constituted;

“JDS Subsidiary” means JDS Silver Inc., a corporation incorporated under the laws of British Columbia;

“Jeffco” means Jeffco Ventures Inc. (which has subsequently been renamed JDS Resources Inc.);

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgements, injunctions, determinations, awards, decrees or other requirements, whether domestic or foreign, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority, and the term “applicable” with respect to such Laws and in a context that refers to one or more Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities;

“Liabilities” means all liabilities, Debt, claims, demands, commitments and obligations (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, actual or alleged, matured or unmatured or due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto) of every kind whenever and however arising and including all fees, costs and expenses related thereto;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances, statutory or deemed trusts and adverse rights or claims, other third person interests or encumbrances of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Locked-Up Shareholders” means Silvertip, JDS Resources Inc., CML International 2 S.A.R.L., BCG Enterprises Inc., Richard Godfrey and Andrew Malashewsky;

“losses” means any loss, cost, liability, claim, interest, fine, penalty, Tax, assessment, damage (including royalty income but excluding incidental, consequential, special, aggravated, exemplary or punitive damages) including, without limitation, reasonable professional fees and all reasonable costs incurred in investigating or pursing a claim (whether or not involving a third party claim);

“Market Price” means the volume weighted average trading price of the Coeur Shares, calculated by dividing the total value by the total volume of Coeur Shares traded for the ten (10) trading days immediately preceding the relevant date on the NYSE;

“Material Adverse Effect” means any change, effect, event or occurrence that individually or in the aggregate with other such changes, effects, events or occurrences, is or would reasonably be expected to be material and adverse to the business, results of operations or financial condition of JDS Silver and its subsidiaries, taken as a whole, except any change, effect, event or occurrence resulting from or relating to:

(a)	the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b)	changes in the global economy or the financial, currency, credit or securities markets;

(c)	any adopted or proposed change in applicable Laws or in the interpretation thereof by any Governmental Entity;

(d)	any change in GAAP;

(e)
terrorism, war (whether or not declared), armed hostilities, riots, insurrection, civil disorder, military conflicts, political instability or other armed conflict, national calamity, natural disaster, crisis or emergency or any response by a Governmental Entity to any of the foregoing;

(f)	changes affecting the mining industry generally or the commodity prices;

provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (b), (e) and (f) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on JDS Silver compared to other participants in the industries in which JDS Silver operates.

“Material Contracts” means any contract:

(a)	that, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on JDS Silver;

(b)
under which JDS Silver or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third-party (other than ordinary course endorsements for collection) in excess of $50,000 in the aggregate;

(c)	relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $50,000;

(d)	providing for the establishment, organization or formation of any joint ventures;

(e)	under which JDS Silver or any of its subsidiaries is obligated to make or expects to receive payments in excess of $75,000 over the remaining term of the contract;

(f)	that limits or restricts JDS Silver or any of its subsidiaries from engaging in any line of business or any geographic area in any material respect; or

(g)	the Material Contracts listed in Schedule 5.1(p)to the Disclosure Letter;

“material fact” has the meaning ascribed to it in the Securities Act (British Columbia);

“Maverix” means Maverix Metals Inc.;

“Maverix Royalty Agreement” means the net smelter return royalty agreement dated as of November 13, 2013 between JDS Subsidiary and 0875786 B.C. Ltd., as assigned to Maverix pursuant to an assumption deed dated on or about April 2017;

“Mineral Resources” has the meaning ascribed to it in Section 4.3(b);

“Mineral Rights” means prospecting licences, exploration licences, mining leases, mining licences, mineral and exploitation concessions, water rights, easements, and surface rights and other forms of mineral tenure or other rights to Minerals, or rights to work upon or occupy lands, and all material permits, agreements, approvals, consents, certificates, dockets, proceedings, registrations and authorizations granting such licences, rights, or easements for the purposes of searching for, developing or extracting Minerals under any form of mineral tenure or right, whether contractual, statutory, regulatory, or otherwise or any interest therein;

“Minerals” means all ores, and ores and concentrates derived therefrom, of precious, base and industrial minerals, including, without limitation, silver, which may be lawfully explored for, mined and sold pursuant to Mineral Rights and other instruments of title;

“Mines Act Permit” means JDS Silver’s M-242 Mines Act permit that was issued to JDS Subsidiary for the Silvertip Project on June 26, 2015, as amended on January 26, 2016, authorizing a permitted disturbance area of 101.8 hectares at an ore production rate not exceeding an average annual 74,000 MTs on a calendar basis;

“Mines Act Permit Payment” means the conditional payment described in Section 4.3(a);

“MTs” means metric tonnes;

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects, as amended;

“NYSE” means the New York Stock Exchange;

“Objection Notice” has the meaning ascribed to it in Section 4.4;

“Operating Plan” means the JDS Silver Inc. Silvertip Project 2017 LOM Plan Update – Economic Model, dated April 19, 2017 provided to Purchaser;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person; provided that in any event such action is not unreasonable or unusual;

“Outside Date” means December 31, 2017, or such later date as may be agreed to in writing by the Parties;

“Participating Shareholder Upfront Purchase Price” means the Upfront Purchase Price, divided by the outstanding JDS Silver Shares on the Effective Date, multiplied by the number of Participating Shares;

“Participating Shareholders” means all JDS Silver Shareholders other than those JDS Silver Shareholders that exercise Dissent Rights;

“Participating Shares” means all JDS Silver Shares held by Participating Shareholders;

“Parties” means JDS Silver, the Vendors’ Representative, Purchaser and Guarantor, and “Party” means any of them;

“Payment Date” has the meaning ascribed to in Section 4.6;

“Payoff Letter” means, with respect to the Debt Payee, a payoff letter in form and substance reasonably satisfactory to Purchaser (a) stating the amount (including any outstanding interest thereunder, any additional amounts paid to “gross up” the Debt Payee for any applicable Taxes, and any prepayment penalties, fees, make-whole or similar amounts related to such payment) necessary to satisfy and terminate in full as of the Closing the Effective Date Debt with respect to the Debt Payee, (b) terminating and releasing any security related to the Effective Date Debt, and (c) authorizing Purchaser to file all discharges of security registrations and other releases necessary to evidence such satisfaction and termination of the Effective Date Debt and the release of any Liens relating thereto;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, registration, flagging or other authorization of and from any Governmental Entity;

“Permitted Encumbrance” means (i) security interests, Liens, charges or other encumbrances or imperfections in title arising in the ordinary course of business or by operation of law, arising under (A) sales contracts with title retention provisions or equipment leases with third parties entered into in the ordinary course of business; and (B) construction, mechanics’, carriers’, workers’, repairers’, storers’ or other similar liens (inchoate or otherwise) if individually or in the aggregate they: (a) are not material; (b) arose or were incurred in the ordinary course of business; (c) have not been filed, recorded or registered in accordance with applicable Law; (d) notice of them has not been given to JDS Silver; and (e) the indebtedness secured by them is not in arrears; (ii) security interests, Liens, charges or other encumbrances for Taxes or charges from a Governmental Entity which are not due and payable or which thereafter may be paid without penalty; (iii) easements, covenants, rights of way and other restrictions affecting the use of real property if registered and complied with; (iv) the exceptions and reservations contained in the original Crown grant or contained in any other grant or disposition from the Crown; (v) bona fide easements, rights of way, servitudes or other similar surface rights granted in the ordinary course of business, including rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables; (vi) the right reserved to or vested in any Governmental Entity by applicable Law; (vii) liens granted in the ordinary course of business to a public utility, municipality or other Governmental Entity with respect to operations pertaining to the Silvertip Project; (viii) any Encumbrance in connection with the Senior Secured Credit Facility and the Concentrate Prepayment Agreement dated September 28, 2016 between Ocean Partners USA Inc. and JDS Subsidiary; (ix) any Encumbrance in connection with the Net Smelter Return Royalty Agreement dated effective April 11, 2016 among JDS Subsidiary, JDS Silver and Silvertip Resources Investment Cayman Ltd.; (x) minor title defects or irregularities, minor unregistered easements or rights of way, and other minor unregistered restrictions affecting the use of real property if such title defects, irregularities or restrictions are complied with; (xi) the Lien in favour of the Royal Bank of Canada as collateral support for obligations under and in connection with certain letter(s) of credit issued or to be issued by the Royal Bank of Canada at the request of JDS Subsidiary, as may be required under the mine permit approving mine plan and reclamation program (permit number M-242) issued June 26, 2015; (xii) the conditions on which the Mineral Rights are issued and any conditions imposed on the Mineral Rights or on JDS Silver or JDS Subsidiary under applicable Laws; (xiii) a banker’s lien arising by operation of law or practice over money deposited with a banker in the ordinary course of its ordinary business; (xiv) Liens established under the Maverix Royalty Agreement, and (xv) any Liens resulting from the deposit of cash to secure any obligations owing under surety bonds;

“person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement, substantially in the form of Schedule A, and any amendments or variations thereto made in accordance with Section 11.3 hereof or Section 6.1 of the plan of arrangement or made at the direction of the Court in the Final Order with the consent of JDS Silver and Purchaser, each acting reasonably;

“Professional Fees” means the aggregate third-party legal, accounting, consulting, investment banking, financial advisory, brokerage and other third-party fees and expenses incurred by or on behalf of (or in connection with material share ownership in) JDS Silver or its subsidiaries prior to the Effective Time in connection with the Transaction;

“Pro Rata Portion” means, with respect to each Participating Shareholder, a quotient (i) the numerator of which is the number of Participating Shares owned by the Participating Shareholder immediately prior to the Effective Time and (ii) the denominator of which is the total number of Participating Shares held by all Participating Shareholders immediately prior to the Effective Time;

“Purchaser Certificate” means a certificate of Purchaser, addressed to JDS Silver and dated the Effective Time, signed on behalf of Purchaser by two of its senior executive officers (on Purchaser’s behalf and without personal liability), confirming the matters set forth in Section 8.3(a) and (b) as of the Effective Date;

“Purchaser Closing Deliverables” has the meaning ascribed to it in Section 3.1(b);

“Purchaser Counsel” means legal counsel to Purchaser;

“Purchaser Indemnified Party” has the meaning ascribed in Section 9.4;

“Qualifying JDS Silver Shareholder” means a JDS Silver Shareholder that holds (on its own or together with its affiliates that execute, as applicable, an Escrow Guarantee or 116 Agreement) assets in excess of $500,000,000 and is otherwise satisfactory to Purchaser, in its sole discretion;

“Record Date” has the meaning ascribed to it in the Plan of Arrangement;

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substance in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Resource Notice” has the meaning ascribed to it in Section 4.4(a);

“Resource Payment” means the conditional payment described in Section 4.3(b);

“Resource Report” has the meaning ascribed to it in Section 7.5;

“Returns” means all reports, forms, declarations, elections, notices, designations, filings, information statements and returns (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto relating to, or required to be filed or prepared in connection with, any Taxes;

“Review Period” has the meaning ascribed to it in Section 4.4(b);

“Securities Authority” means NYSE and the securities commissions or similar regulatory authorities in British Columbia, Alberta and Ontario and the United States Securities and Exchange Commission;

“Securities Laws” means securities laws (including “blue sky” laws) of Canada, the United States and any other provinces, states or localities of any of the foregoing, or any rules, regulations or published policies promulgated thereunder;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval;

“Senior Secured Credit Facility” means JDS Silver’s US$25,000,000 senior secured credit facility, pursuant to a Project Facility Agreement dated April 11, 2016 (as amended) between JDS Silver, as borrower, JDS Subsidiary, as guarantor, and Silvertip Resources Investment Cayman Ltd.;

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement dated November 26, 2015 among JDS Subsidiary, JDS Silver, Silvertip, Jeffco, CML International 2 S.A.R.L., Newmarket Gold Inc. (which has subsequently been re-named Kirkland Lake Gold Ltd.) and the other JDS Silver Shareholders listed in Schedule B thereto, as amended;

“Silvertip” means Silvertip Resources Netherlands Coöperatie U.A., and its successors or assigns (including, for greater certainty, following any dissolution or winding-up);

“Silvertip Project” means the silver-lead-zinc project located in northern British Columbia, which is owned by JDS Subsidiary, including without limitation all Mineral Rights held, or applied for, by JDS Subsidiary in connection therewith;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary, and, with regard to JDS Silver, means JDS Subsidiary;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Tax Code” means the United States Internal Revenue Code of 1986, as amended;

“Taxes” means (i) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits taxes (including federal, provincial and territorial income taxes), payroll and employee withholding taxes, employment taxes, unemployment insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, mining royalties, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a Party or any of its subsidiaries is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other person or as a result of being a transferee or successor in interest to any person, whether disputed or not;

“Third Party Claim” has the meaning ascribed in Section 9.7(a);

“Transaction” has the meaning ascribed to it in Recital A;

“Transaction Expenses” means, without duplication and whether or not accrued: (a) the Professional Fees; (b) all sale, “stay-around,” retention, change of control, or similar bonuses or amounts that will become payable by or on behalf of JDS Silver or its subsidiaries in connection with or as a result of the consummation of the Transaction (excluding, for the avoidance of doubt, any amounts payable pursuant to retention agreements); (c) the employer portion of employment Taxes payable in connection with the payments described in clause (b); and (d) all fees and expenses incurred by or on behalf of JDS Silver or its subsidiaries in connection with obtaining the insurance policy contemplated by Section 10.4(a);

“Transaction Expenses Amount” means, with respect to any Transaction Expenses Payee, the amount set forth in the final invoice of such Transaction Expenses Payee or, absent such invoice, as calculated by JDS Silver in a manner satisfactory to Purchaser, acting reasonably;

“Transaction Expenses Payee” means each person entitled to payment in respect of any Transaction Expenses;

“Transaction Expenses Payee Account” means, with respect to any Transaction Expenses Payee, the bank account or accounts to which such Transaction Expenses Payee’s Transaction Expenses Amount is to be paid in accordance with written wire instructions delivered by such Transaction Expenses Payee in such Transaction Expenses Payee’s final invoice;

“Transaction Expenses Schedule” means a written schedule, in form and substance reasonably satisfactory to Purchaser, setting forth (a) the name of each Transaction Expenses Payee, (b) such Transaction Expenses Payee’s Transaction Expenses Amount (including reference to any withholding amount) and (c) such Transaction Expenses Payee’s Transaction Expenses Payee Account, delivered to Purchaser pursuant to Section 3.1(a);

“Transaction Personal Information” has the meaning ascribed to it in Section 12.1;

“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“Upfront Purchase Price” means $185,000,000 less (i) the Debt Payoff Amount, and (ii) the amount, if any, by which the Professional Fees exceed $2,000,000;

“Vendor Parties” has the meaning ascribed to it in Section 12.2;

“Vendors’ Representative” means Silvertip Resources Investment LLC, and where she has apparent authority to act on its behalf, Caroline Donally (or another person identified in writing to Purchaser by Silvertip Resources Investment LLC);

“Voting Agreements” means the support and lock-up agreements (including all amendments thereto) between Purchaser and the Locked-Up Shareholders setting forth the terms and conditions upon which they have agreed to vote their JDS Silver Shares in favour of the Arrangement Resolution; and

“Work Plan” means the agreed upon work program as set forth in Schedule 1.1 of the Disclosure Letter.

1.2	Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or schedule by number or letter or both refer to the Article, Section, subsection, paragraph or schedule, respectively, bearing that designation in this Agreement.

1.3	Number and Gender

In this Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of JDS Silver shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature in respect of JDS Silver required to be made shall be made in a manner consistent with GAAP consistently applied.

1.7	Knowledge

(a)
In this Agreement, references to “the knowledge of” JDS Silver means the actual knowledge of Brent Gilchrist and Richard Godfrey, in each case, after making due enquiries regarding the relevant matter, and without personal liability on the part of any of them.

(b)
In this Agreement, references to “the knowledge of” Purchaser means the actual knowledge of Mitchell Krebs, Peter Mitchell, and Frank Hanagarne, Jr., in each case, after making due enquiries regarding the relevant matter, and without personal liability on the part of any of them.

1.8	Statutes

A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or regulation includes the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation from time to time.

1.9	Schedules

The following schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A          -          Plan of Arrangement
Schedule B          -          Arrangement Resolution
Schedule C          -          Form of Escrow Agreement

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Court Orders

JDS Silver shall apply to the Court, in a manner acceptable to Purchaser, acting reasonably, pursuant to section 291 of the BCBCA for the Interim Order and the Final Order as follows:

(a)
As soon as reasonably practicable following the date of execution of this Agreement, JDS Silver shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall provide, among other things:

(i)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the JDS Silver Meeting and for the manner in which such notice is to be provided;

(ii)	that notwithstanding any other agreements or rights that have been granted under the Shareholders’ Agreement, each JDS Silver Shareholder shall vote on the Arrangement Resolution in their own right;

(iii)
that the requisite approval for the Arrangement Resolution shall be at least two-thirds of the votes cast at the JDS Silver Meeting in person or by proxy by the JDS Silver Shareholders voting together as one class on the basis of one vote per JDS Silver Share (the “JDS Silver Shareholder Approval”);

(iv)
that, notwithstanding any other agreements or rights that have been granted under the Shareholders’ Agreement, in all other respects, the terms, conditions and restrictions of the JDS Silver constating documents, including quorum requirements and other matters, shall apply in respect of the JDS Silver Meeting;

(v)	for the grant of Dissent Rights to the JDS Silver Shareholders subject to the limitations thereon provided for in the Plan of Arrangement;

(vi)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vii)	that the JDS Silver Meeting may be adjourned from time to time by management of JDS Silver with the consent of Purchaser without the need for additional approval of the Court;

(viii)	that the Record Date for JDS Silver Shareholders entitled to notice of and to vote at the JDS Silver Meeting will not change in respect of any adjournment(s) of the JDS Silver Meeting;

(ix)
that each JDS Silver Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(x)	such other matters as Purchaser may reasonably request subject to obtaining the prior consent of JDS Silver, such consent not to be unreasonably withheld.

(b)
Subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order, which shall provide, among other things, that the Shareholders’ Agreement is terminated and ceases to be of any further force and effect as of the Effective Time.

(c)
In connection with the application referred to in Section 2.2(a), JDS Silver shall advise the Court that it is Purchaser’s intention to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Coeur Shares to be issued pursuant to the Arrangement, based on the Court’s approval of the Arrangement.

2.3	JDS Silver Meeting

(a)
Subject to the terms of this Agreement, JDS Silver agrees to convene and conduct the JDS Silver Meeting in accordance with the Interim Order, JDS Silver’s notice of articles and articles and applicable Law as soon as reasonably practicable. Subject to receipt by JDS Silver of the information contemplated in Section 2.4(e) by September 20, 2017, JDS Silver agrees to convene and conduct the JDS Meeting on or before October 16, 2017. Except as required by applicable Laws or the Interim Order, or with the prior written consent of Purchaser, the Arrangement Resolution shall be the only matter of business transacted at the JDS Silver Meeting.

(b)
Except as required by applicable Laws, for quorum purposes or by valid JDS Silver Shareholder action, JDS Silver shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the JDS Silver Meeting without the prior written consent of Purchaser.

(c)	Subject to the terms of this Agreement, JDS Silver will use its commercially reasonable efforts to solicit proxies in favour of the approval of the Arrangement Resolution.

(d)
JDS Silver will advise Purchaser as Purchaser may reasonably request, and at least on a daily basis on each of the last ten (10) business days prior to the date of the JDS Silver Meeting, as to the aggregate tally of the proxies received by JDS Silver in respect of the Arrangement Resolution.

(e)
JDS Silver will promptly advise Purchaser of any written notice of dissent or purported exercise by any JDS Silver Shareholder of Dissent Rights received by JDS Silver in relation to the Arrangement and any withdrawal of Dissent Rights received by JDS Silver and, subject to applicable Law, any written communications sent by or on behalf of JDS Silver to any JDS Silver Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement.

(f)	JDS Silver will give notice to Purchaser of the JDS Silver Meeting and allow Purchaser representatives and Purchaser Counsel to attend the JDS Silver Meeting.

2.4	JDS Silver Circular

(a)
Subject to receipt by JDS Silver of the information contemplated in Section 2.4(e) by September 20, 2017, JDS Silver shall prepare the JDS Silver Circular and mail the same as required by the Interim Order and in accordance with all applicable Laws, complying in all material respects with all applicable Laws on the date of mailing thereof on or before September 29, 2017.

(b)
JDS Silver shall ensure that the JDS Silver Circular complies in all material respects with all applicable Laws, and, without limiting the generality of the foregoing, that the JDS Silver Circular will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than in each case with respect to any information relating to Purchaser and its affiliates), and shall provide JDS Silver Shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the JDS Silver Meeting.

(c)
The JDS Silver Circular will include the unanimous recommendation of the JDS Silver Board that JDS Silver Shareholders vote in favour of the Arrangement Resolution, and a statement that directors of JDS Silver intend to vote all of their respective JDS Silver Shares in favour of the Arrangement Resolution, subject to the other terms of this Agreement and the Voting Agreements.

(d)	The terms of the JDS Silver Circular shall comply with the terms of this Agreement.

(e)
Purchaser will furnish (including by way of reference to the Guarantor Public Disclosure Record) to JDS Silver all such information regarding Purchaser, and its affiliates, as may be required by the Interim Order or applicable Laws for inclusion in the JDS Silver Circular and in any amendments or supplements to such JDS Silver Circular or other documents related thereto and will indemnify and hold JDS Silver and its affiliates harmless from any untrue statement of a material fact or omission of a material fact required to be stated in such information or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

(f)
Purchaser and Purchaser Counsel shall be given a reasonable opportunity to review and comment on the JDS Silver Circular, prior to the JDS Silver Circular being printed and mailed to JDS Silver Shareholders, and reasonable consideration shall be given to any comments made by Purchaser and Purchaser Counsel, provided that all information relating solely to Purchaser included in the JDS Silver Circular shall be in form and substance satisfactory to Purchaser, acting reasonably.  JDS Silver shall provide Purchaser with a final copy of the JDS Silver Circular prior to the mailing to the JDS Silver Shareholders.

(g)
JDS Silver and Purchaser shall each promptly notify each other if at any time before the Effective Date it becomes aware (in the case of JDS Silver only with respect to JDS Silver and in the case of Purchaser only with respect to Purchaser) that the JDS Silver Circular contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the JDS Silver Circular, and the Parties shall co-operate in the preparation of any amendment or supplement to the JDS Silver Circular, as required or appropriate, and JDS Silver shall promptly mail or, if required or permitted by the Court, otherwise disseminate any amendment or supplement to the JDS Silver Circular to JDS Silver Shareholders.

2.5	Final Order

If (a) the Interim Order is obtained, and (b) the Arrangement Resolution is passed at the JDS Silver Meeting by JDS Silver Shareholders as provided for in the Interim Order and as required by applicable Law, and subject to the terms of this Agreement, JDS Silver shall, as soon as reasonably practicable thereafter and, in any event, within three business days thereafter, take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to section 291 of the BCBCA.

2.6	Court Proceedings

Subject to the terms of this Agreement, Purchaser will cooperate with, assist and consent to JDS Silver seeking the Interim Order and the Final Order, including by providing JDS Silver on a timely basis any information required to be supplied by Purchaser in connection therewith.  JDS Silver will provide Purchaser Counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments provided that all information relating solely to Purchaser in such material shall be in form and substance satisfactory to Purchaser.  JDS Silver will also provide Purchaser Counsel on a timely basis with copies of any appearance, response or other responsive material or notice of intent to oppose and any evidence served on JDS Silver or JDS Silver Counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom.  Subject to applicable Law, JDS Silver will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated hereby or with Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that nothing herein shall require Purchaser to agree or consent to any increase in consideration or other modification or amendment to such filed or served materials that expands or increases Purchaser’s obligations set forth in any such filed or served materials or under this Agreement.

2.7	Preparation of Filings

Purchaser and JDS Silver shall co-operate and use their reasonable commercial efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for any orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of transactions contemplated by this Agreement, including their obligations under applicable Laws.

2.8	Shareholder Communications

JDS Silver and Purchaser agree to cooperate in the preparation of any communications or presentations, if any, to JDS Silver Shareholders regarding the Arrangement, and no Party shall issue any press release or otherwise make public statements with respect to the Arrangement, this Agreement or the Transactions, without the consent of the other Party and JDS Silver shall not make any filing with any Governmental Entity with respect thereto without prior consultation with Purchaser and Purchaser shall not make any filing with any Governmental Entity without prior consultation with JDS Silver; provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making such disclosure or filing shall use all commercially reasonable efforts to give prior oral and written notice to the other Parties and reasonable opportunity to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

2.9	Dissenting Shareholders

JDS Silver shall give Purchaser prompt notice of any written notice by any JDS Silver Shareholder exercising or purporting to exercise Dissent Rights, withdrawals of the exercise of such rights, and any other instruments served pursuant to the Arrangement Resolution, the Plan of Arrangement, the Interim Order and the Final Order, and shall consult Purchaser in respect of negotiations and proceedings with respect to the exercise or purported exercise of such Dissent Rights. Without the prior written consent of Purchaser, such consent not to be unreasonably withheld, or except as required by applicable Law, JDS Silver shall not, prior to the Effective Time, make any payment with respect to any such rights or offer to settle or settle any such rights.  To the extent that the amount of the Upfront Purchase Price otherwise payable to JDS Silver Shareholders is not satisfied in respect of any JDS Silver Shares held by a JDS Silver Shareholder who has exercised Dissent Rights, Purchaser shall pay to JDS Silver such amount, in order to permit JDS Silver to fund the exercise of such Dissent Rights in accordance with the Plan of Arrangement.  For certainty, all losses arising from the exercise of such Dissent Rights, including all fees, costs and expenses incurred by JDS Silver or Purchaser in connection with any claim, action or settlement in connection therewith, shall be borne and paid by JDS Silver or Purchaser and not by the Participating Shareholders.

ARTICLE 3
CLOSING

3.1	Closing

Subject to Article 8 and the satisfaction or written waiver of the Closing Conditions in accordance with Article 8, the Parties shall implement the Plan of Arrangement at the Effective Time, and the Arrangement will, from and after the Effective Time, be fully effective in accordance with its terms and will have all of the effects provided by applicable Laws, including the BCBCA.  The completion of the Arrangement (the “Closing” ) shall occur on the Effective Date, which shall be a date no later than the third business day after the satisfaction or written waiver of the Closing Conditions in accordance with Article 8 (other than those Closing Conditions that by their nature are to be satisfied at the Closing), at 10:00 am Vancouver time or on such other date, or at such other time and at such place as Purchaser and JDS Silver may agree in writing, either remotely by the exchange of documents and signatures or at the offices of JDS Silver Counsel.

(a)
JDS Silver Closing Deliverables.  In addition to the other requirements set forth in, and subject to and in accordance with the terms of, this Agreement, at or before the Effective Time, JDS Silver shall deliver to Purchaser each of the following documents and instruments (the “JDS Silver Closing Deliverables”):

(i)
certificates of good standing from the BC Registrar and from the Registrar of Companies each dated no more than two days before the Effective Date and certifying as to the good standing of JDS Silver and JDS Subsidiary in such jurisdiction;

(ii)	the Company Certificate, duly executed by two officers of JDS Silver in their capacity as officers and not in any personal capacity;

(iii)	written resignations and mutual releases in form and substance reasonably satisfactory to Purchaser effective as of the Closing from each officer and director of JDS Silver and JDS Subsidiary;

(iv)
the Effective Date Debt Schedule and a duly executed Payoff Letter from the Debt Payee, along with wire transfer instructions and a duly executed IRS Form W-9, W-8BEN or W-8BEN-E, as applicable, or an executed copy of Canada Revenue Agency Form NR301, NR302, or NR303, as applicable, for the Debt Payee;

(v)
the Transaction Expenses Schedule, which shall be accompanied by a certificate executed by two officers of JDS Silver, in their capacity as officers and not in any personal capacity, on behalf of JDS Silver and the JDS Silver Shareholders, which certificate confirms that the Transaction Expenses Schedule represents all Transaction Expenses, with such representation being a representation for the purposes of this Agreement;

(vi)
if applicable, final invoices from each Transaction Expenses Payee, along with wire transfer instructions and a duly executed IRS Form W-9, W-8BEN or W-8BEN-E, as applicable, or an executed copy of Canada Revenue Agency Form NR301, NR302, or NR303, as applicable, for each Transaction Expenses Payee;

(vii)	the Escrow Agreement, duly executed by the Vendors’ Representative;

(viii)	the termination agreement in respect of the management services agreement between JDS Silver and Jeffco dated January 1, 2016;

(ix)	the confirmation of completion of all obligations related to the Site Development Services Agreement dated February 9, 2016 between JDS Energy & Mining Inc. and JDS Subsidiary; and

(x)	such other instruments and documents, in form and substance reasonably acceptable to Purchaser, as may be reasonably necessary to effect the Closing.

(b)
Purchaser Closing Deliverables.  In addition to the other requirements set forth in, and subject to and in accordance with the terms of this Agreement, at or before the Closing, Purchaser shall deliver to JDS Silver, each of the following documents and instruments (the “Purchaser Closing Deliverables”):

(i)
certificate of good standing of Purchaser from the BC Registrar and from the Registrar of Companies, and a certificate of good standing (or equivalent) of Guarantor from the State of Delaware, each dated no more than two days before the Effective Date;

(ii)	Purchaser Certificate, duly executed by Purchaser;

(iii)
mutual releases in form and substance effective as of the Closing from each officer and director of JDS Silver and JDS Subsidiary, reasonably satisfactory to each such director and officer of JDS Silver and JDS Subsidiary;

(iv)	the Escrow Agreement, duly executed by Purchaser; and

(v)	such other instruments and documents, in form and substance reasonably acceptable to JDS Silver, as may be reasonably necessary to effect the Closing.

ARTICLE 4
TRANSACTION CONSIDERATION

4.1	Payments by Purchaser at or prior to the Effective Time

At or prior to the Effective Time, Purchaser shall pay the following (subject to applicable withholdings for Taxes pursuant to Sections 4.5 and 4.6 and after giving effect to any 116 Agreements):

(a)
prior to the Effective Time, advance to JDS Silver, on a non-interest bearing basis, the aggregate sum of the Debt Payoff Amount and the Transaction Expenses Amount (the “Payoff Advance”), which amount shall be directed by JDS Silver to be paid by Purchaser as described in Sections 4.1(b), 4.1(d), and 4.1(e) below;

(b)
prior to the Effective Time, as directed by JDS Silver, to JDS Subsidiary, an amount equal to the Inter-Company Loan Amount, as a capital contribution from JDS Silver to JDS Subsidiary, which amount shall be directed by JDS Subsidiary to be paid by Purchaser as described in Section 4.1(c) below;

(c)
prior to the Effective Time and on the Effective Date, as directed by JDS Subsidiary, to JDS Silver, an amount equal to the Inter-Company Loan Amount, in full payment and satisfaction of the Inter-Company Loan, which amount shall be directed by JDS Silver to be paid by Purchaser as described in Sections 4.1(d) and 4.1(e) below;

(d)
prior to the Effective Time and on the Effective Date, as directed by JDS Silver, to the Debt Payee, by wire transfer of immediately available funds (which are to be satisfied from the Payoff Advance, as directed by JDS Silver) to the Debt Payee Account, the Debt Payoff Amount of the Debt Payee set forth on the Effective Date Debt Schedule (to the extent not paid before the Effective Time);

(e)
as directed by JDS Silver, to each Transaction Expenses Payee, by wire transfer of immediately available funds (which are to be satisfied from the Payoff Advance, as directed by JDS Silver) to the applicable Transaction Expenses Payee Account, the Transaction Expenses Amount of such Transaction Expenses Payee set forth on the Transaction Expenses Schedule (to the extent not paid before the Effective Time);

(f)	to the Depositary, the Participating Shareholder Upfront Purchase Price less the Escrow Amount, for payment to the Participating Shareholders in accordance with the Plan of Arrangement, satisfied by:

(i)	a payment in cash of an amount equal to 75% of the Participating Shareholder Upfront Purchase Price, less an amount equal to the Escrow Amount; and

(ii)
Purchaser causing to be delivered such number of Coeur Shares having an aggregate value equal to 25% of the Participating Shareholder Upfront Purchase Price based on the Market Price as of the date of this Agreement, being $8.9409 per Coeur Share.

(g)	to the Escrow Agent, the Escrow Amount, by way of the wire transfer of immediately available funds to such bank account as is designated in the Escrow Agreement; and

(h)	to JDS Silver, the difference between the Upfront Purchase Price and the Participating Shareholder Upfront Purchase Price as determined pursuant to Section 2.9,

provided that, notwithstanding the above or the provisions of Section 4.3, to the extent any payment payable pursuant to such sections would result in the aggregate number of Coeur Shares issued pursuant to Sections 4.1 and 4.3 to exceed 36,104,140 (subject to adjustment for share splits and combinations), Purchaser shall pay cash in lieu of such excess Coeur Shares.

4.2	Escrow

(a)
The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement in a separate escrow account, to be held for the sole and exclusive purpose of securing certain indemnification obligations of the JDS Silver Shareholders set forth in Article 9 and to be distributed solely in accordance with the terms of this Agreement and the Escrow Agreement.

(b)	In the event of any inconsistency between the terms of this Agreement and the terms of the Escrow Agreement, the terms of this Agreement shall prevail.

(c)
For greater certainty, the Parties acknowledge and agree that that any Qualifying JDS Silver Shareholder may satisfy its Pro Rata Portion of the Indemnity Amount by delivering an Escrow Guarantee in lieu of contributing to the Escrow Amount, and in such circumstances, the corresponding cash amount shall be paid to the Depositary for distribution to such Qualifying JDS Silver Shareholder at or prior to the Effective Time.

(d)
Upon the date that is twelve (12) months from the Effective Date, the amount equal to the then-remaining Escrow Amount less the amount of any losses subject to any bona fide unresolved claims, shall be released by the Escrow Agent and paid to the Participating Shareholders or as the Participating Shareholders may otherwise direct in writing, and each agrees to direct the Escrow Agent to effect the foregoing release.

(e)	Purchaser agrees to pay the costs and fees of the Escrow Agent with respect to the Escrow Amount deposited with the Escrow Agent.

4.3	Subsequent Conditional Payments by Purchaser

Purchaser shall pay the following amounts as additional consideration for the Transaction to the Depositary (for payment to the Participating Shareholders) upon the occurrence of the following events within the designated timeframes (subject to applicable withholdings for Taxes pursuant to Sections 4.5 and 4.6 and after giving effect to any 116 Agreements):

(a)
$25,000,000 (to be satisfied by the payment of $18,750,000 in cash, and such number of Coeur Shares having an aggregate Market Price equal to $6,250,000 based on the Market Price as of the Mines Act Permit Payment date) payable fifteen (15) business days following the issuance by the appropriate Governmental Entity of an amendment to the Mines Act Permit that increases the mining rate to at least (i) 365,000 MTs/year, and (ii) 1,000 MTs/day (the “Mines Act Permit Payment”); provided however, that in the event that Purchaser does not cause JDS Subsidiary to submit a properly prepared application for an amendment to the Mines Act Permit to the appropriate Governmental Entity for review by June 30, 2018, Purchaser shall pay the Participating Shareholders the Mines Act Permit Payment within fifteen (15) business days of June 30, 2018;

(b)
subject to Section 4.4, up to an additional $25 million (in the aggregate), payable upon declaration in accordance with NI 43-101 of the tonnage of material containing measured, indicated and inferred mineral resources for the Silvertip Project which, for greater certainty, will be deemed to include any MTs mined from and after the Effective Date (“Mineral Resources”) exceeding 2.5 million MTs (in the aggregate) on or prior to the December 31, 2019 deadline (“Resource Payment”), such Resource Payment to be calculated as set out below:

(i)
if Mineral Resources (including, for greater certainty, any MTs mined after the Effective Date) equal or exceed 2.5 million MTs, but are less than 2.8 million MTs, Purchaser shall make a $5,000,000 Resource Payment (payable as to $3,750,000 in cash, and such number of Coeur Shares having an aggregate Market Price equal to $1,250,000 based on the Market Price as of the date that the Resource Report is delivered to the Vendors’ Representative in accordance with Section 7.5);

(ii)
if Mineral Resources (including, for greater certainty, any MTs mined after the Effective Date) equal or exceed 2.8 million MTs, but are less than 3.1 million MTs, Purchaser shall make a $10,000,000 Resource Payment (payable as to $7,500,000 in cash, and such number of Coeur Shares having an aggregate Market Price equal to $2,500,000 based on the Market Price as of the date that the Resource Report is delivered to the Vendors’ Representative in accordance with Section 7.5);

(iii)
if Mineral Resources (including, for greater certainty, any MTs mined after the Effective Date) equal or exceed 3.1 million MTs, but are less than 3.4 million MTs, Purchaser shall make a $15,000,000 Resource Payment (payable as to $11,250,000 in cash, and such number of Coeur Shares having an aggregate Market Price equal to $3,750,000 based on the Market Price as of the date that the Resource Report is delivered to the Vendors’ Representative in accordance with Section 7.5);

(iv)
if Mineral Resources (including, for greater certainty, any MTs mined after the Effective Date) equal or exceed 3.4 million MTs, but are less than 3.7 million MTs, Purchaser shall make a $20,000,000 Resource Payment (payable as to $15,000,000 in cash, and such number of Coeur Shares having an aggregate Market Price equal to $5,000,000 based on the Market Price as of the date that the Resource Report is delivered to the Vendors’ Representative in accordance with Section 7.5); and

(v)
if Mineral Resources exceed 3.7 million MTs, Purchaser shall make a $25,000,000 Resource Payment (payable as to $18,750,000 in cash, and such number of Coeur Shares having an aggregate Market Price equal to $6,250,000 based on the Market Price as of the date that the Resource Report is delivered to the Vendors’ Representative in accordance with Section 7.5).

(c)	If, on any designated payment date set forth in Section 4.3(a) or 4.3(b):

(i)
the average daily trading volume of the Coeur Shares calculated for the period of three months ending on the trading day prior to such payment date, is less than one percent (1%) of the average number of issued and outstanding Coeur Shares during such period, and

(ii)	the Coeur Shares are not traded on the NYSE, NASDAQ, or such other senior exchange as may be acceptable to the Vendors’ Representative, acting reasonably,

Guarantor shall be obligated to satisfy the portion of the Mines Act Permit Payment and/or the Resource Payment otherwise payable to the Participating Shareholders in Coeur Shares, with cash.

(d)
Any amounts owed by Purchaser to the JDS Silver Shareholders pursuant to Section 4.3(b) shall be satisfied within fifteen (15) business days of the acceptance or final adjudication of the Resource Report in accordance with Section 4.4.

4.4	Determination of Resources Payment

(a)
Upon completion of the Resource Report (as defined in Section 7.5(a) below), Purchaser shall deliver to the Vendors’ Representative notice (the “Resource Notice”) of the Mineral Resources and the calculation of the Resource Payment.

(b)
The Vendors’ Representative and its authorized representatives and agents shall have a period of twenty (20) business days (the “Review Period”) from the date they receive the Resource Notice to review the same and the Resource Report with a view to assessing (a) the correctness of the calculations of the Resource Payment based on the Mineral Resources, and (b) that the Resource Report is compliant with NI 43-101 and the professional standards of the Canadian Institute of Mining, Metallurgy and Petroleum.  For the purpose of such review, Purchaser agrees to provide (and cause any of Purchaser’s representatives to provide) the Vendors’ Representative and its authorized representatives and agents all working papers, schedules and other documentation used or prepared by Purchaser or its representatives and agents in the preparation of the Resource Report, as applicable.  If no objection to the Resource Notice is delivered, in writing, to Purchaser by the Vendors’ Representative within the Review Period, the calculation of the Resource Payment reflected in the Resource Notice shall be deemed to have been approved as of the last day of the Review Period.

(c)
If the Vendors’ Representative objects to the Resource Payment calculation as set out in the Resource Notice or the Resource Report within the Review Period, then it shall give to Purchaser a notice in writing (the “Objection Notice”), setting out in reasonable detail the nature of such objection and the amount by which the Resource Payment would be changed if the objections of the Vendors’ Representative were accepted.  Purchaser shall respond promptly to the objections of the Vendors’ Representative and Purchaser and the Vendors’ Representative shall attempt to resolve any matters in dispute within thirty (30) business days from the date Purchaser receives the Objection Notice.

(d)
If the Vendors’ Representative and Purchaser cannot resolve all disputed matters arising out of the Resource Report and Resource Notice within thirty (30) business days after Purchaser receives the Objection Notice, the Vendors’ Representative and Purchaser shall request the Independent Technical Consultant to determine the matter in dispute, and the decision of the Independent Technical Consultant shall be final, binding and conclusive upon the parties and there shall be no appeal from the Independent Technical Consultant’s determination.  The fees and expenses of the Independent Technical Consultant shall be borne equally by Purchaser, on the one hand, and the Vendors’ Representative on behalf of the Participating Shareholders, on the other hand.

4.5	Withholding Taxes

Subject to Section 4.6, Purchaser, the Depositary and JDS Silver shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any person under this Agreement such amounts as Purchaser, JDS Silver or the Depositary may be required to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes.  To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.  The right of Purchaser, the Depositary and JDS Silver to withhold Tax shall not derogate or limit any gross-up obligations that may otherwise apply to any amounts so paid.  In the event that the Depositary or JDS Silver remits, or Purchaser remits in respect of any taxable year or period, or portion thereof, ending on, before or because of the Closing, an amount pursuant to this Section 4.5, as soon as practicable thereafter the Depositary or JDS Silver, as applicable, shall deliver to Purchaser, or Purchaser shall deliver to the Vendors’ Representative, as the case may be, the original or a certified copy of a receipt issued by the Governmental Entity to which such amount was remitted evidencing such remittance, a copy of the Return reporting such remittance or other evidence of such remittance reasonable satisfactory to Purchaser or the Vendors’ Representative, as the case may be.

4.6	Section 116 Certificates

(a)

(i)
Each JDS Silver Shareholder that is not a resident of Canada for purposes of the Tax Act may deliver or cause to be delivered to Purchaser on or before the date on which the payment of the Participating Shareholder Upfront Purchase Price, the Mines Act Permit Payment, the Resource Payment, or the Escrow Amount as applicable, is paid (each, a “Payment Date”) a certificate issued by the Canadian Minister of National Revenue under section 116 of the Tax Act (a “116 Certificate”) in respect of the transfer of its JDS Silver Shares to Purchaser (the “116 Shares”).

(ii)
If a 116 Certificate contemplated under Section 4.6(a)(i) is so delivered to Purchaser in respect of a JDS Silver Shareholder, Purchaser shall be entitled to withhold from the portion of the Participating Shareholder Upfront Purchase Price, the Mines Act Permit Payment, or the Resource Payment, as applicable, payable to that JDS Silver Shareholder on the relevant Payment Date (the “116 Share Consideration”) twenty-five percent (25%) of the amount, if any, by which such 116 Share Consideration exceeds the certificate limit fixed by the Minister of National Revenue in such certificate.  All such withholdings shall, to the extent possible, be made from the cash portion of such 116 Share Consideration.

(iii)
If a 116 Certificate contemplated under Section 4.6(a)(i) is not so delivered, Purchaser shall be entitled to withhold from the cash portions of the 116 Share Consideration payable to that JDS Silver Shareholder on that particular Payment Date twenty-five percent (25%) of such 116 Share Consideration; provided however, that any Qualifying JDS Silver Shareholder may execute and deliver a 116 Agreement and receive on the relevant Payment Date its applicable portion of the Participating Shareholder Upfront Purchase Price or the Mines Act Permit Payment (as applicable), without deduction for withholding as set out in this Section 4.6(a)(iii).

(iv)
Any amounts withheld by Purchaser from the 116 Share Consideration under Section 4.6(a)(i) or (iii) shall be paid by Purchaser to the Escrow Agent, on the condition that such amounts shall be held by the Escrow Agent in trust for the benefit of the JDS Silver Shareholder in respect of which such amounts are withheld and Purchaser for payment to such JDS Silver Shareholder and the Receiver General for Canada, as described in this Section 4.6.

(b)
Where Purchaser has withheld any amounts under Section 4.6(a) and the JDS Silver Shareholder in respect of which such amounts were withheld delivers to Purchaser, after the Payment Date on which such amounts were withheld and on or prior to the second-to-last business day of the month following the month in which such Payment Date occurs, a 116 Certificate, subject to Section 4.6(e), the Escrow Agent shall pay forthwith to the Receiver General for Canada, for the account of the JDS Silver Shareholder in accordance with section 116 of the Tax Act, twenty-five percent (25%) of the amount, if any, by which such 116 Share Consideration exceeds the certificate limit fixed in such certificate and pay forthwith to the JDS Silver Shareholder any remaining amount that Purchaser has withheld and paid to the Escrow Agent in respect of such 116 Shares (together with any interest earned on such withheld amounts).

(c)
Where Purchaser has withheld any amounts under Section 4.6(a) and the JDS Silver Shareholder in respect of which such amounts were withheld does not deliver to Purchaser, on or prior to the second-to-last business day of the month following the month in which the Payment Date occurs, a 116 Certificate, subject to Section 4.6(e), the Escrow Agent shall pay forthwith to the Receiver General for Canada, for the account of the JDS Silver Shareholder in accordance with section 116 of the Tax Act, the amount Purchaser has withheld and paid to the Escrow Agent in respect of such JDS Silver Shareholder and pay forthwith to such JDS Silver Shareholder any interest earned on such withheld amounts.

(d)
For greater certainty, Purchaser shall not remit any amount referred to in Section 4.6(b) or 4.6(c) before the second-to-last business day of the month following the month in which the Payment Date occurs.

(e)
Notwithstanding Section 4.6(b) and 4.6(c), where Purchaser has withheld any amount under Section 4.6(a) in respect of a particular JDS Silver Shareholder and either a 116 Certificate with a certificate limit below the 116 Share Consideration in respect of which such 116 Certificate was obtained is delivered to Purchaser as contemplated under Section 4.6(b) or no 116 Certificate has been delivered to Purchaser as contemplated under 4.6(c), no amount shall be paid by the Escrow Agent to the Receiver General for Canada if such JDS Silver Shareholder delivers to Purchaser, on or before the second-to-last business day of the month following the month in which the Payment Date occurs, a comfort letter or other evidence satisfactory to Purchaser (acting reasonably) issued by the Canada Revenue Agency extending the time period within which Purchaser need remit an amount in respect of 116 Share Consideration for the account of such JDS Silver Shareholder (a “Comfort Letter”), in which case the funds held by the Escrow Agent in respect of such 116 Share Consideration shall continue to be held in trust and the provisions of this Section 4.6 shall continue to apply as if the reference to the second-to-last business day after the end of the month in which the Payment Date occurs were instead a reference to the new date set by the Canada Revenue Agency as the date for the remittance of the particular withheld amounts.

(f)
In the event that the Canada Revenue Agency revokes a Comfort Letter described in Section 4.6(e) above, or otherwise indicates that such Comfort Letter is no longer effective, the particular JDS Silver Shareholder shall notify Purchaser and the Escrow Agent forthwith and, upon such notification, the Escrow Agent shall remit the withheld amount in respect of such JDS Silver Shareholder to the Receiver General for Canada and shall pay forthwith to such JDS Silver Shareholder any interest earned on such remitted withheld amount.

(g)	Any amounts withheld by Purchaser under Section 4.6(a) shall be credited to Purchaser as a payment to the JDS Silver Shareholder on account of the 116 Share Consideration.

(h)
Any amounts withheld by Purchaser under Section 4.6(a) and held by the Escrow Agent shall be invested in an interest bearing account, with any such interest to accrue for the benefit of the JDS Silver Shareholder on account of which such funds were withheld.

(i)
If requested by a JDS Silver Shareholder on account of which amounts are withheld under Section 4.6(a), the Escrow Agent shall pay all or any portion of the amounts that it holds in trust for such JDS Silver Shareholder to the Receiver General for Canada against delivery of a 116 Certificate.

4.7	Access to Information

(a)
Following the Effective Date, Purchaser shall cause JDS Silver and its subsidiaries to provide any information reasonably available to JDS Silver or its subsidiaries (the “Corporate Group”) which is requested by a JDS Silver Shareholder in order for such JDS Silver Shareholder or any of its beneficial owners to perform any necessary Tax calculations and make required IRS filings relating to any members of the Corporate Group’s status as a “controlled foreign corporation” within the meaning of Section 957 of the Tax Code.

(b)
Following the Effective Date, Purchaser agrees to cause JDS Silver to provide each JDS Silver Shareholder with any information requested by such JDS Silver Shareholder that relates to JDS Silver, its subsidiaries or JDS Silver’s business and which is reasonably necessary for such JDS Silver Shareholder (or its beneficial owners) to complete such JDS Silver Shareholder’s (or its beneficial owners’) Tax returns, to calculate the amount of such JDS Silver Shareholder’s (or its beneficial owners’) Taxes that arise in connection with owning or disposing of an interest in JDS Silver or to respond to any Tax audit or similar proceeding that arises with respect to the JDS Silver Shareholder’s ownership of an interest in JDS Silver.

(c)	The information referred to in this Section 4.6 shall be provided within a reasonable time on request (such request to include reasonable details) and not to exceed thirty (30) days from such request.

4.8	Certain United States Tax Elections and Other Actions

(a)
The Guarantor shall cause an election to be made under Section 338(g) of the Tax Code with respect to JDS Silver and any subsidiary of JDS Silver.  Prior to making any such election, the Guarantor shall prepare (or cause to be prepared) a draft IRS Form 8883 (or successor form) allocating the “aggregate deemed sales price” with respect to the assets of JDS Silver and each subsidiary of JDS Silver, as applicable, in accordance with Section 338 of the Tax Code and the U.S. Treasury Regulations promulgated thereunder.  The Guarantor shall send (or cause to be sent) a draft of each such IRS Form 8883 to the Vendors’ Representative for review and comment by February 19, 2018.  The Vendors’ Representative shall have the right to request that the Guarantor make reasonable changes to each IRS Form 8883 by communicating such changes in writing to Guarantor no later than fifteen (15) days after the delivery of such IRS Form 8883’s to Vendors’ Representative and the Guarantor agrees to make any reasonable changes requested by the Vendors’ Representative to such draft IRS Form 8883.  If the Guarantor believes any of the changes requested by the Vendors’ Representative are not reasonable, the Guarantor shall provide written notice of such determination to the Vendors’ Representative within seven (7) days of receipt of the Vendors’ Representative’s written comments to such draft IRS Form 8883 and the Guarantor and the Vendors’ Representative shall negotiate in good faith to resolve any dispute prior to March 31, 2018.  If the Guarantor does not provide any written comments to the draft IRS Form 8883 within the time period set forth in this paragraph, or if the Guarantor does not object in writing to any written comments so provided within fifteen days of receipt of written comments by the Vendors’ Representation or upon resolution of any matters related to the draft IRS Form 8883, the draft Form 8883 shall become a “Final Form 8883.”  The Guarantor agrees to file, and to cause all of its affiliates to file, all Returns consistent with the Final Form 8883.

(b)
Notwithstanding anything to the contrary in this Agreement, except for the U.S. tax elections specifically permitted under Section 4.8(a) of this Agreement, neither Guarantor nor any of its affiliates will make, or cause or permit any other person to make, any U.S. tax elections with respect to JDS Silver or any of its subsidiaries that are effective on or prior to three (3) days after the Effective Date or cause or permit JDS Silver or any of its subsidiaries to be a party to any restructuring or other similar transaction with respect to JDS Silver or any of its subsidiaries that would be effective for U.S. income tax purposes on or prior to three (3) days after the Effective Date, including without limitation amalgamating JDS Silver or any of its subsidiaries.

4.9	Survival

This Article 4 shall survive Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF JDS SILVER

5.1	Representations and Warranties of JDS Silver

JDS Silver hereby represents and warrants to and in favour of Purchaser as follows, except to the extent that such representations and warranties are qualified by the Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), and acknowledges that Purchaser is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)
Board Approval.  As of the date hereof, the JDS Silver Board has determined that the Plan of Arrangement is fair to the JDS Silver Shareholders and is in the best interests of JDS Silver and has unanimously resolved to recommend to the JDS Silver Shareholders that they vote in favour of the Arrangement Resolution.  The JDS Silver Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Agreement.

(b)	Organization and Qualification.

(i)
JDS Silver and each of its subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all necessary corporate or other power, authority and capacity to own its property and assets as now owned and to carry on its business as it is now being conducted.

(ii)
JDS Silver and each of its subsidiaries is duly registered or otherwise authorized and qualified to do business and each is in good standing in each jurisdiction in which the character of its properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary except where the failure to be so qualified will not individually or in the aggregate have a Material Adverse Effect.

(iii)
JDS Silver and each of its subsidiaries has all material Permits and Mineral Rights necessary to conduct its business substantially as now conducted, except where the failure to hold such Permits or Mineral Rights would not individually or in the aggregate have a Material Adverse Effect.

(c)
Authority Relative to this Agreement.  JDS Silver has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by JDS Silver and the performance by JDS Silver of its obligations under this Agreement have been duly authorized by the JDS Silver Board and no other corporate proceedings on its part are necessary to authorize this Agreement or the Arrangement pursuant to the Plan of Arrangement other than the JDS Silver Shareholder Approval.  This Agreement has been duly executed and delivered by JDS Silver and constitutes a legal, valid and binding obligation of JDS Silver, enforceable against JDS Silver in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other applicable Laws relating to or affecting rights of creditors generally and subject to the qualification that equitable remedies, including specific performance, are discretionary.

(d)	No Violation.

(i)
None of the authorization, execution and delivery of this Agreement by JDS Silver, the completion of the transactions contemplated by this Agreement or the Arrangement pursuant to the Plan of Arrangement, the performance of its obligations hereunder or thereunder in accordance with the terms hereof and thereof will violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of (A) any provision of their respective articles, charters or by-laws or other comparable organizational documents or (B) applicable Laws.

(ii)
None of the authorization, execution and delivery of this Agreement by JDS Silver, the completion of the transactions contemplated by this Agreement or the Arrangement pursuant to the Plan of Arrangement, the performance of its obligations hereunder or thereunder in accordance with the terms hereof and thereof will:

(A)	result in any Encumbrance, other than the Permitted Encumbrances;

(B)
violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of JDS Silver or any of its subsidiaries, or cause any indebtedness to come due before its stated maturity, or cause any credit commitment to cease to be available, or cause any payment or other obligation to be imposed on JDS Silver or any of its subsidiaries, under any of the terms, conditions or provisions of:

(I)
any Permit, Mineral Rights or Material Contract to which JDS Silver or any of its subsidiaries is a party or to which any of them, or any of their respective properties or assets, may be subject or by which JDS Silver or any of its subsidiaries is bound; or

(II)
result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable to JDS Silver or any of its subsidiaries or any of their respective properties or assets; or

(III)	cause the suspension or revocation of any Permit or Mineral Rights currently in effect in regard of JDS Silver or any of its subsidiaries,

except for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens or any consents, approvals or notices which if not given or received, would not, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect.

(C)
give rise to any rights of first refusal or, except as disclosed in Schedule 5.1(d)(ii)(C) of the Disclosure Letter, trigger any change in control provisions or any restrictions or limitations under any such note, bond, mortgage, indenture, contract, license, franchise or Permit, or result in the imposition of any encumbrance, charge or Lien upon any of JDS Silver’s assets or the assets of any of its subsidiaries; or

(D)	result in the imposition of any Liens upon any assets of JDS Silver or any of its subsidiaries.

(e)
Capitalization.  The authorized share capital of JDS Silver consists of an unlimited number of Class A Shares and Class B Shares and an unlimited number of preferred shares.  As of the Effective Date, there are 49,981,044 issued and outstanding Class A Shares, 87,530,571 issued and outstanding Class B Shares and no issued and outstanding preferred shares.  There are no options, warrants, conversion privileges or other rights, shareholder rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever requiring or which may require the issuance, sale or transfer by JDS Silver of any securities of JDS Silver (including JDS Silver Shares), or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of JDS Silver (including JDS Silver Shares) or of any subsidiary of JDS Silver.  All outstanding JDS Silver Shares have been duly authorized and validly issued, are fully paid and non-assessable.  There are no securities of JDS Silver or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the JDS Silver Shareholders on any matter.  There are no outstanding contractual or other obligations of JDS Silver or any subsidiary to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries.  There are no outstanding bonds, debentures or other evidences of indebtedness of JDS Silver or any of its subsidiaries having the right to vote with the holders of the outstanding JDS Silver Shares on any matters.  Each of the Participating Shareholders that is an entity is duly created or incorporated, respectively, and validly existing and resident under all applicable Laws of its jurisdiction of creation or incorporation for the purposes of the Tax Act and no other person has a right to require the sale or transfer, or vote, any of the outstanding JDS Silver Shares of the Participating Shareholders. None of the Participating Shareholders are in jurisdictions that would require registration or a prospectus to be filed in connection with the delivery of the Coeur Shares as consideration.

(f)
Ownership of Subsidiaries.  JDS Subsidiary is the only subsidiary of JDS Silver.  The authorized share capital of JDS Subsidiary consists of an unlimited number of common shares.  As of the Effective Date, there are 25,605,377 issued and outstanding common shares of JDS Subsidiary and no issued and outstanding preferred shares.  All of the issued and outstanding shares of capital stock and other ownership interests in JDS Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and all such shares and other ownership interests held directly or indirectly by JDS Silver are legally and beneficially owned free and clear of all Liens, except as set out in Schedule 5.1(f) of the Disclosure Letter and there are no outstanding options, warrants, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to purchase or acquire, or securities convertible into or exchangeable for, any such shares of capital stock or other ownership interests in or material assets or properties of JDS Subsidiary. There are no contracts, commitments, agreements, understandings, arrangements or restrictions which require JDS Subsidiary to issue, sell or deliver any shares in its share capital or other ownership interests, or any securities or obligations convertible into or exchangeable for, any shares of its share capital or other ownership interests.  There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) providing to any third-party the right to acquire any shares or other ownership interests in JDS Subsidiary.

(g)
Books and Records.  The financial books, records and accounts of JDS Silver and its subsidiaries (during the time when owned by JDS Silver) and the Financial Statements that have been provided to Purchaser, in all material respects:

(i)
have been maintained in accordance with good business practices and in accordance with GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years;

(ii)	in each case are stated in reasonable detail and accurately and fairly reflect the material transactions and dispositions of the assets of JDS Silver and its subsidiaries; and

(iii)	accurately and fairly reflect the basis for any financial statements.

(h)
Minute Books.  The minute books of each of JDS Silver and its subsidiaries are true and correct in all material respects; they contain the minutes of all meetings of the boards of directors, committees of the boards and shareholders and all resolutions passed by the boards of directors, committees of the boards and the shareholders, except where the failure to contain such materials would not have a Material Adverse Effect.

(i)	No Undisclosed Liabilities.

(i)
Except as disclosed in Schedule 5.1(i)(i) of the Disclosure Letter, JDS Silver and its subsidiaries have no outstanding Debt or liabilities that would be required to be reflected in financial statements prepared in accordance with GAAP except Debt or liabilities (A) reflected in the interim consolidated financial statements of JDS Silver for the period ended June 30, 2017, or (B) incurred since June 30, 2017 in the ordinary course of business consistent with past practice that would not individually exceed $250,000;

(ii)
Neither JDS nor any of its subsidiaries is a party to or bound by any surety-ship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those identified in Schedule 5.1(i)(ii) of the Disclosure Letter or incurred in the ordinary course of business.

(j)
Arm’s Length Contracts.  Except as disclosed in the Financial Statements or Schedule 5.1(j) of the Disclosure Letter, JDS Silver and its subsidiaries are not a party to or bound by any Contract with any person with which JDS Silver and its subsidiaries does not deal with at arm’s length within the meaning of the Tax Act.

(k)
Absence of Certain Changes or Events.  Since December 31, 2016, except as set out in the Financial Statements, there has not been any Material Adverse Effect in the condition of JDS Silver and its subsidiaries, and no such Material Adverse Effect is pending or, to the knowledge of JDS Silver, threatened.  Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement since December 31, 2016, except as set out in the Financial Statements, JDS Silver has operated its business in the ordinary course.

(l)
Litigation.  Except as disclosed in Schedule 5.1(l) of the Disclosure Letter there are no material claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of JDS Silver, threatened affecting JDS Silver or any of its subsidiaries or affecting any of their respective property or assets at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws.  Neither JDS Silver nor any of its subsidiaries nor their respective assets or properties is subject to any outstanding material judgment, order, writ, injunction or decree.

(m)	Taxes.

(i)
Except as disclosed in Schedule 5.1(m)(i) of the Disclosure Letter, JDS Silver and each of its subsidiaries has duly and timely filed all Returns required to be filed by it, other than those which have been administratively waived, and all such Returns are complete and correct in all material respects and have not been amended.

(ii)
Except as disclosed in Schedule 5.1(m)(ii) of the Disclosure Letter, JDS Silver and each of its subsidiaries has paid on a timely basis all material Taxes which are due and payable, all assessments and reassessments, other than those which are being or have been contested in good faith. All income Taxes recoverable, income Taxes payable and deferred income Taxes have been fully and adequately provided for in all material respects in the books and records of JDS Silver or such subsidiary, as applicable. All Taxes which are not yet due and payable but which relate to periods ending on or before the Closing have been fully and adequately provided for in all material respects in the books and records of JDS Silver or such subsidiary, as applicable.

(iii)
No material deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted with respect to Taxes of JDS Silver or any of its subsidiaries, and neither JDS Silver nor any of its subsidiaries is a party to any action or proceeding for assessment or collection of Taxes and no such event has been asserted or, to the knowledge of JDS Silver, threatened against JDS Silver or any of its subsidiaries or any of their respective assets, that would reasonably be expected to have a Material Adverse Effect.

(iv)
No claim has been made by any Governmental Entity in a jurisdiction where JDS Silver or any of its subsidiaries does not file Returns that JDS Silver or any of its subsidiaries is or may be subject to Tax by that jurisdiction.

(v)
There are no Liens for unpaid Taxes (other than in respect of Taxes not yet due and payable or that are otherwise being or have been contested in good faith) upon any of the assets of JDS Silver or any of its subsidiaries.

(vi)
JDS Silver and each of its subsidiaries has withheld or collected all amounts required to be withheld or collected by it on account of Taxes, and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(vii)
There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from JDS Silver or any of its subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(viii)
JDS Silver and each of its subsidiaries have given to Purchaser true, correct and complete copies of all their income and capital tax returns and statements of deficiencies for taxable periods, or transactions consummated, for the past 3 taxation years.

(ix)
There are no circumstances existing which could result in the application of section 17, section 78, section 79, or sections 80 to 80.04 of the Tax Act, or any equivalent provision under applicable provincial law, to JDS Silver or any of its subsidiaries. Neither JDS Silver nor any of its subsidiaries has claimed nor will claim any reserve under any provision of the Tax Act or any equivalent provincial provision, if any amount could be included in the income of JDS Silver or such subsidiary for any period ending after the Closing unless such reserve has been properly reflected in its books and records.

(x)
Neither JDS Silver nor any of its subsidiaries has acquired property or services from, or disposed of property or provided services to, a person with whom it does not deal at arm’s length (within the meaning of the Tax Act) for an amount that is other than the fair market value of such property or services, nor has JDS Silver nor any of its subsidiaries been deemed to have done so for purposes of the Tax Act. For all transactions between JDS Silver or any of its subsidiaries, on the one hand, and any non-resident person with whom JDS Silver or such subsidiary, as applicable, was not dealing at arm’s length for the purposes of the Tax Act, on the other hand, JDS Silver or such subsidiary, as applicable, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(n)	Property and Mineral Rights.

(i)
JDS Subsidiary is the sole legal and beneficial owner of all right, title and interest in and to the Silvertip Project, in each case free and clear of any Liens (other than Permitted Encumbrances). All of the Mineral Rights comprising the Silvertip Project including any Mineral Rights applied for by JDS Silver or JDS Subsidiary but not yet granted are set out in Schedule 5.1(n)(i) of the Disclosure Letter, and neither JDS Silver nor JDS Subsidiary owns or has any interest in any other real property or any other Mineral Rights.

(ii)	All of the Mineral Rights comprising the Silvertip Project have been properly located and recorded in compliance with applicable Law.

(iii)
The Mineral Rights comprising the Silvertip Project are in good standing under applicable Law and, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred, all filings in respect thereof have been made and all other obligations of JDS Silver or JDS Subsidiary arising from or under the Mineral Rights have been performed or complied with.

(iv)	There is no material adverse claim against or challenge to the title to or ownership of the Mineral Rights comprising the Silvertip Project.

(v)
Except as disclosed in Schedule 5.1(n)(v) of the Disclosure Letter, no person other than JDS Silver or its subsidiaries has any interest (other than Permitted Encumbrances) in the Mineral Rights comprising the Silvertip Project or the production or profits therefrom or any royalty, licence, fee or similar payment in respect thereof or any right to acquire any such interest.

(vi)
Except as disclosed in Schedule 5.1(n)(vi) of the Disclosure Letter, neither JDS Silver nor JDS Subsidiary have executed any mining lease agreements, option agreements, royalty agreements, streaming agreements, hedging agreements, off-take agreements, forward sales or similar Contracts and there is no claim or, to the knowledge of JDS Silver, the basis for any claim that might or could materially adversely affect the right of JDS Silver or JDS Subsidiary to use, transfer or, in the case of an exploitation license, exploit the Mineral Rights or compromise the ability of JDS Silver or JDS Subsidiary to undertake the activities presently contemplated on the Silvertip Project, as set out in the Operating Plan.

(vii)
There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect JDS Silver’s or its subsidiary’s interest in the Silvertip Project or any of the Mineral Rights comprising the Silvertip Project.

(viii)
There are no material restrictions on the ability of JDS Silver and its subsidiaries to use, transfer or exploit any of the Mineral Rights comprising the Silvertip Project, except pursuant to applicable Law.

(ix)
JDS Silver and/or its subsidiaries have all Mineral Rights and all other surface rights, including fee simple estates, leases, easements, rights of way and permits or licences from landowners, any non-governmental organization, community, community group, aboriginal peoples or aboriginal group or Governmental Entities permitting the use of land by JDS Silver and/or its subsidiaries that are required to undertake activities as presently contemplated on the Silvertip Project as set out in the Operating Plan.

(o)
First Nations. Except as set out in Schedule 5.1(o) of the Disclosure Letter, neither JDS Silver nor JDS Subsidiary has received any written or, to the knowledge of JDS Silver, verbal claim from any First Nation alleging the Silvertip Project violates or infringes their Aboriginal title, Aboriginal rights or treaty land entitlement. JDS Silver has disclosed to Purchaser the nature and substance of any material written or, to the knowledge of JDS Silver, verbal communications, negotiations or consultation with any First Nations that have taken place with respect to the Silvertip Project within the three (3) years prior to the Effective Time.

(p)
Contracts.  Schedule 5.1(p) of the Disclosure Letter includes a complete and accurate list of all Material Contracts to which JDS Silver or any of its subsidiaries is a party.  All Material Contracts are in full force and effect, and JDS Silver or its subsidiaries are entitled to all rights and benefits thereunder in accordance with the terms thereof.  JDS Silver has made available to Purchaser for inspection true and completed copies of all Material Contracts, and all such Material Contracts have been provided to Purchaser pursuant to its due diligence requests.  All of the Material Contracts are valid and binding obligations of JDS Silver or its subsidiaries, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.  JDS Silver and its subsidiaries have complied in all material respects with all terms of such Material Contracts, have paid all amounts due thereunder, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of JDS Silver or any of its subsidiaries or, to the knowledge of JDS Silver or any of its subsidiaries, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a material default or breach or trigger a right of termination of any of the Material Contracts.  As at the date hereof, neither JDS Silver nor any of its subsidiaries has received written notice or otherwise has knowledge that any party to a Material Contract intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the knowledge of JDS Silver or any of its subsidiaries, no such action has been threatened.  Except as set out in Schedule 5.1(p) of the Disclosure Letter, neither JDS Silver nor any of its subsidiaries is a party to any Material Contract that contains any non-competition obligation or otherwise restricts in any material way the business of JDS Silver or any of its subsidiaries.

(q)
Permits.  Except as disclosed in Schedule 5.1(q) of the Disclosure Letter, JDS Silver and each of its subsidiaries has obtained and is in compliance with all material Permits required by applicable Laws that are necessary to conduct its current business as they are now being conducted (which, for greater certainty, includes the exploration for mineral deposits) except where the failure of holding or complying with such Permits would not have a Material Adverse Effect on JDS Silver.

(r)
Competition Act.  JDS Silver and its affiliates do not have assets in Canada that exceed $300,000,000 or gross revenues from sales in, from or into Canada, that exceed $300,000,000, all as determined in accordance with Part IX of the Competition Act.

(s)
Environmental Matters.  Except for any matters that, individually or in the aggregate would not have or would not reasonably be expected to have a Material Adverse Effect, to the knowledge of JDS Silver, each of JDS Silver its subsidiaries and their respective businesses, operations, and properties:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not received any order, request or notice from any person alleging a material violation of any Environmental Permits or Environmental Law;

(iii)
is not a party to any litigation or administrative proceeding, nor to the knowledge of JDS Silver is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges that it violated any Environmental Permits or Environmental Laws, is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances;

(iv)
has no knowledge of any conditions existing currently which could reasonably be expected to subject it to damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response by it pursuant to applicable Environmental Laws;

(v)
is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(vi)
is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of Hazardous Substance, that would reasonably be expected to result in any Environmental Liabilities.

(t)	Employee Benefits.

(i)
JDS Silver and each of its subsidiaries has complied, in all material respects, with the terms of all agreements, health, welfare, supplemental unemployment benefit, bonus, incentive, profit sharing, deferred compensation, stock purchase, stock compensation, stock option, disability, pension or retirement plans and other employee compensation or benefit plans, policies, arrangements, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured which are maintained by or binding upon JDS Silver or such subsidiary or in respect of which JDS Silver or any of its subsidiaries has any actual or potential liability (collectively, the “JDS Silver Benefit Plans”) and with all applicable Laws and collective bargaining agreements relating thereto.

(ii)	Schedule 5.1(t)(ii) of the Disclosure Letter sets forth a complete list of the JDS Silver Benefit Plans.

(u)	Labour and Employment.

(i)
Schedule 5.1(u)(i) of the Disclosure Letter sets forth a complete list of all employees of JDS Silver and its subsidiaries, together with their titles, service dates and material terms of employment, including current wages, salaries or hourly rate of pay, and bonus (whether monetary or otherwise).  Except as disclosed in Schedule 5.1(u)(i) of the Disclosure Letter, no such employee is on long-term disability leave, extended absence or worker’s compensation leave.  All current assessments under applicable workers compensation legislation in relation to the employees listed in Schedule 5.1(u)(i) of the Disclosure Letter have been paid or accrued by JDS Silver and its subsidiaries, as applicable, and JDS Silver and its subsidiaries are not subject to any special or penalty assessment under such legislation which has not been paid.

(ii)
Except for those written employment contracts with salaried employees of JDS Silver and any of its subsidiaries identified in Schedule 5.1(u)(ii) of the Disclosure Letter, there are no written contracts of employment or amendments to written contracts entered into with any such employees. Except for those agreements and amendments or provisions described in Schedule 5.1(u)(ii) of the Disclosure Letter, no employee of JDS Silver or of any of its subsidiaries is party to a change of control, severance, termination, golden parachute or similar agreement or provision or would receive payments under such agreement or provision as a result of the Arrangement.

(iii)
Neither JDS Silver nor any subsidiary is party to any collective bargaining agreement, contract or legally binding commitment to any trade unions or employee organization or group.  There are no threatened or apparent union organizing activities involving employees of JDS Silver or any of its subsidiaries nor is JDS Silver or any of its subsidiaries currently negotiating any collective agreements.

(iv)
Schedule 5.1(u)(iv) of the Disclosure Letter sets forth a complete list of the consulting and third-party contractor agreements, including drilling contractors, between JDS Silver or any of its subsidiaries.  There are no defaults or violations by JDS Silver or any of its subsidiaries under any such agreements listed in Schedule 5.1(u)(iv) of the Disclosure Letter, and there are no claims or proceedings, and to the knowledge of JDS Silver, threatened claims or proceedings of any kind from any third-parties.  To the knowledge of JDS Silver, there are no disputes involving the employees of any of the third parties that are party to the agreements listed in Schedule 5.1(u)(iv) of the Disclosure Letter.

(v)	Except as disclosed in Schedule 5.1(u)(v) of the Disclosure Letter, neither JDS Silver nor JDS Subsidiary is subject to any wrongful dismissal actions or claims by any current or former employees.

(v)	Compliance with Laws. JDS Silver and its subsidiaries have complied with and are not in violation of any applicable Laws in all material respects.

(w)
Expropriation.  No part of the property or assets of JDS Silver or any of its subsidiaries has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does JDS Silver or any of its subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(x)
Rights of Other Persons.  No person has any right of first refusal or option to purchase or any other right of participation in any of the material properties or assets owned by JDS Silver or any of its subsidiaries, or any part thereof.

(y)
Restrictions on Business Activities. Except as disclosed in Schedule 5.1(y) of the Disclosure Letter, there is no arbitral award, judgment, injunction, constitutional ruling, order or decree binding upon JDS Silver or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting, or impairing any business practice of any of them, any acquisition or disposition of property by any of them, or the conduct of the business by any of them as currently conducted.

(z)
Brokers.  Except for Maxit Capital LP, there is no broker, investment banker, financial advisor or other person that is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or will have any ongoing commitment from JDS Silver or its subsidiaries after the Effective Time. The fees and expenses that may become payable in respect of all such arrangements is set out in Schedule 5.1(z) to the Disclosure Letter.

(aa)
Insurance.  As of the date hereof, JDS Silver and its subsidiaries have such policies of insurance as are listed in Schedule 5.1(aa) of the Disclosure Letter.  All insurance maintained by JDS Silver or any of its subsidiaries is, in all material respects, in full force and effect and in good standing and neither JDS Silver nor any of its subsidiaries is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has JDS Silver or any of its subsidiaries failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of JDS Silver or any of its subsidiaries or not to renew any policy of insurance on its expiry or to increase any deductible or cost.

(bb)
Corrupt Practices Legislation.  Neither JDS Silver nor its subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of JDS Silver or any of its subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause JDS Silver or any of its subsidiaries or affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder), and to the knowledge of JDS Silver, no such action has been taken by any of its agents, representatives or other persons acting on behalf of JDS Silver or any of its subsidiaries or affiliates.

(cc)
Regulatory Approvals. There are no filings, approvals or consents required to be obtained by JDS Silver under any Law that are necessary for the consummation of the transactions contemplated by the Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to and in favour of JDS Silver and the Vendors’ Representative as follows, and acknowledges that JDS Silver and the Vendors’ Representative are relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)	Organization. Each of Purchaser and Guarantor is a corporation duly incorporated, and validly existing under all applicable Laws of its jurisdiction of incorporation.

(b)
Authority Relative to this Agreement.  Each of Purchaser and Guarantor has the requisite partnership and corporate authority and capacity to enter into and to perform their respective obligations under this Agreement.  The execution and delivery of this Agreement by each of Purchaser and Guarantor, and the performance of their respective obligations thereunder have been authorized by all necessary partnership and corporate action, and no other corporate proceedings on their part are necessary to authorize this Agreement.  This Agreement has been duly executed and delivered by each of Purchaser and Guarantor and constitutes a legal, valid and binding obligation of each of Purchaser and Guarantor enforceable against each of them in accordance with its terms, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and that equitable remedies, including specific performance, are discretionary.

(c)
No Violations.  Neither the execution and delivery of this Agreement by Purchaser or Guarantor nor the completion of the Arrangement pursuant to the Plan of Arrangement nor compliance by Purchaser or Guarantor with any of the provisions hereof will violate, conflict with, or result in a breach of any material provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (i) the articles, bylaws or Laws governing Purchaser or Guarantor, or (ii) applicable Laws.

(d)
Regulatory Approvals.  There are no filings or approvals required to be obtained by Purchaser or Guarantor under any Law that are necessary for the consummation of the transactions contemplated by the Agreement.

(e)
Competition Act.  Purchaser and its affiliates do not have assets in Canada that exceed $100,000,000, or gross revenues from sales in, from or into Canada, that exceed $100,000,000, all as determined in accordance with Part IX of the Competition Act (Canada).

(f)	Investment Canada Act. Purchaser either is not a “non-Canadian”, or, if Purchaser is a non-Canadian, Purchaser is a “WTO investor”, all within the meaning of the Investment Canada Act.

(g)	Legal Impediments. Other than in connection with or in compliance with applicable Laws:

(i)	there is no legal impediment to consummation of the Arrangement by Purchaser or Guarantor; and

(ii)
no filing or registration with, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by Purchaser or Guarantor in connection with the consummation of the Arrangement, except for such filings or registrations that, if not made, and such authorizations, consents or approvals, that, if not received, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser or Guarantor to consummate the transactions contemplated hereby.

(h)
Litigation. As of the date hereof, there are no claims, actions, suits, grievances, complaints or proceedings pending or, to the knowledge of Purchaser or Guarantor, threatened against Purchaser or Guarantor, nor is Purchaser nor Guarantor subject to any outstanding judgment, order, writ or decree that, either individually or in the aggregate, is reasonably likely to prevent, significantly impede or materially delay the consummation of the Arrangement or the transactions contemplated hereby.

(i)	Business of Purchaser. Purchaser does not carry on any active business and will not carry on any active business prior to the Effective Time other than to effect the transactions contemplated hereby.

(j)
Financing. Purchaser has, and at the Effective Time will have, available to it sufficient funds to satisfy the Upfront Purchase Price payable in accordance with the terms of this Agreement and the Plan of Arrangement.

(k)
Funds Available. Purchaser has sufficient funds, or Purchaser has made arrangements to ensure that it will have sufficient funds, to pay the Upfront Purchase Price, Mines Act Permit Payment, and Resource Payment as they become due and payable.

(l)
Capitalization. The authorized capital of Guarantor consists of 300,000,000 Coeur Shares of which there are 181,427,840 Coeur Shares issued and outstanding as of September 8, 2017, and 10,000,000 shares of preferred stock, of which none are outstanding as of the date of this Agreement.  As of September 8, 2017, an aggregate of up to 2,186,346 Coeur Shares were reserved for issuance pursuant to equity-based compensation or benefit plans of Guarantor.  Other than as disclosed in the Guarantor Public Disclosure Record, there are no options, restricted share units, performance shares, warrants, conversion privileges, commitments (contingent or otherwise) or other Contract or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement, for the purchase, allotment or issuance of, or subscription for, any securities of Guarantor, or any securities convertible or exchangeable into, or exercisable for, or otherwise evidencing a right to acquire, any securities of Guarantor.  Other than the Coeur Shares, stock options and restricted stock, there are no securities of Guarantor or of any of its subsidiaries outstanding which have the right to vote generally (or are convertible into or exchangeable for securities having the right to vote generally) with the holders of the outstanding Coeur Shares on any matter.  There are no outstanding bonds, debentures or other evidences of indebtedness of Guarantor or any of its subsidiaries having the right to vote with the holders of the outstanding Coeur Shares on any matter. The issuance of Coeur Shares as partial consideration under this Agreement has been approved by all necessary corporate actions, will be duly allotted for issuance and will be validly issued and outstanding as fully paid and non-assessable shares and will not have been issued in violation of any pre-emptive rights.  Since January 1, 2007, all securities of Guarantor have been issued in compliance with all applicable Laws. The Coeur Shares will be issued in compliance with all applicable Laws.

(m)	Reporting Status and Securities Law Matters.

(i)
The Coeur Shares are registered pursuant to Section 12(b) of the Exchange Act. Guarantor is a “reporting issuer” in British Columbia, Alberta and Ontario and is not indicated as being in default of its obligations under Securities Laws on the list of reporting issuers in these provinces.  The Coeur Shares are listed on NYSE and Guarantor is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. No delisting of, suspension of trading in or cease trading order with respect to any securities of Guarantor and, to the knowledge of Guarantor, no inquiry or investigation (formal or informal) of any Securities Authority, is in effect or ongoing or, to the knowledge of Guarantor, has been threatened in writing.  In the United States, Guarantor files and submits reports to the United States Securities and Exchange Commission. In Canada, Guarantor files and submits reports to certain of the Canadian Securities Authorities on SEDAR under the multijurisdictional disclosure system.

(ii)
The Coeur Shares to be issued by Guarantor in connection with the Arrangement will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada or under any state or federal securities legislation in the United States and, subject to restrictions contained therein in respect of “control distributions”, will be freely tradable within Canada and the United States by the holders thereof and will not constitute “restricted securities” within the meaning of Rule 144 of the Exchange Act.

(n)
Reports. Since December 31, 2015, Guarantor has filed all documents in the Guarantor Public Disclosure Record required to be filed by it in accordance with applicable Securities Laws with the Securities Authorities except where such non-compliance has not and would not reasonably be expected to have a materially adverse effect on the trading price of Coeur Shares.  The documents comprising the Guarantor Public Disclosure Record (i) did not, as of their respective dates or dates of amendment, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made, and (ii) complied in all material respects with applicable Securities Laws at the time they were filed or furnished.  Except where the failure to timely file has not had or would not reasonably be expected to have a materially adverse effect on the trading price of Coeur Shares, Guarantor has timely filed or furnished or caused to be filed or furnished with the Securities Authorities all amendments, forms, reports, schedules, statements and other documents required to be filed or furnished by Guarantor with the Securities Authorities since December 31, 2015.  Guarantor has not filed any confidential material change report which, at the date hereof, remains confidential.

(o)
Guarantor Financial Statements. The Guarantor Financial Statements were prepared in accordance with GAAP consistently applied (except (i) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements, in the related report of the independent auditors, or (ii) that unaudited interim consolidated financial statements are subject to normal period-end adjustments and they may omit notes that are not required by applicable Laws and GAAP in the unaudited statements) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Guarantor and its subsidiaries as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim consolidated financial statements, to normal period-end adjustments) and reflect reserves required by GAAP in respect of all material contingent liabilities, if any, of Guarantor and its subsidiaries on a consolidated basis.  There has been no material change in Guarantor’s accounting policies, except as described in the notes to the Guarantor Financial Statements, since December 31, 2016.

(p)
Absence of Certain Changes. Since June 30, 2017, except as disclosed in the Guarantor Public Disclosure Record, there has not occurred any fact, development, circumstance, change, matter, action, condition, event or occurrence that required the filing of a material change report under applicable Securities Laws.  Guarantor and its subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which is material to Guarantor and its subsidiaries, taken as a whole, including any agreement, Contract or commitment to create, assume or issue any bond, debenture, note or other similar instrument or any agreement, Contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any other person, required by GAAP to be set forth in a consolidated balance sheet of Guarantor and its subsidiaries or in the notes thereto, which individually or in the aggregate has not been reflected in the Guarantor Financial Statements, other than liabilities, indebtedness or obligations incurred by Guarantor and its subsidiaries in the ordinary course of business since June 30, 2017.

(q)
Litigation Matters. Except as disclosed in the Guarantor Public Disclosure Record, there are no material claims, actions, suits, grievances, complaints or proceedings pending, or to the knowledge of Guarantor, threatened affecting Guarantor or its subsidiaries or affecting their respective property or assets or the business of Guarantor, taken as a whole, at law or in equity before or by any Governmental Entity, including matters arising under Environmental Laws that have had or are reasonably likely to have a materially adverse effect on the trading price of the Coeur Shares or that would prevent or materially delay consummation of the Transaction, nor to the knowledge of Guarantor, are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation (provided that the representation in this section shall not apply to claims, actions, proceedings or investigations which may arise after the date of this Agreement which do not have a reasonable prospect of succeeding or, if successful, would not have, nor reasonably be expected to have a materially adverse effect on the trading price of the Coeur Shares) or which would prevent or materially delay consummation of the Transaction.

(r)
Disclosure Controls. Guarantor has designed and implemented a system of disclosure controls and procedures to provide reasonable assurance that information required to be disclosed by Guarantor in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws.  Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Guarantor in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to Guarantor’s management to allow timely decisions regarding required disclosure.

(s)
Internal Controls.  Guarantor has designed and implemented a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes policies and procedures that (i) relate to the maintenance of records that accurately and fairly reflect the material transactions, acquisitions and dispositions of the property and assets of Guarantor and each of its subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Guarantor and its subsidiaries are made only in accordance with authorizations of management and directors of Guarantor and its subsidiaries; and (iii) provide reasonable assurance regarding prevention or timely detection of any unauthorized acquisition, use or disposition of the property or assets of Guarantor or any of its subsidiaries that could have a material effect on Guarantor’s financial statements.  To the knowledge of Guarantor, as of the date of this Agreement: (A) there are no material weaknesses in the design or operation of the internal controls over financial reporting of Guarantor that would reasonably be expected to adversely affect the ability of Guarantor to record, process, summarize and report financial information, and (B) there is and has been since December 31, 2012, no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Guarantor. Since December 31, 2012, neither Guarantor nor any of its subsidiaries, nor any of its or their representatives, have received any (x) complaint, allegation, assertion or claim in writing from any source regarding accounting, internal accounting controls or auditing matters or (y) expression of concern from employees of Guarantor or any of its subsidiaries regarding questionable accounting or auditing matters.

(t)	Interest in Properties and Mineral Rights.

(i)
Guarantor and its subsidiaries have the rights, title and interests in and to the material real properties (collectively, the “Guarantor Properties”) and material Mineral Rights (collectively, the “Guarantor Mineral Rights”), in each case free and clear of any material Liens (other than as set out in the Guarantor Public Disclosure Record) as described in the Guarantor Public Disclosure Record, which constitutes an accurate description thereof.  Except as set out in the Guarantor Public Disclosure Record, no Person other than Guarantor or its subsidiaries has any interest in the Guarantor Properties or any of the Guarantor Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(ii)
Guarantor and its subsidiaries hold such rights title and interests in and to the Guarantor Properties and Guarantor Mineral Rights under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Guarantor and its subsidiaries to access, explore for, extract, exploit, remove, develop, mine, process and refine the mineral deposits, ore bodies and mineral inventories relating thereto as is currently conducted or anticipated to be conducted except those Mineral Rights as are anticipated to be obtained in the ordinary course and consistent with the anticipated timing as set forth in the Guarantor Public Disclosure Record.

(iii)
The estimates of mineral resources and mineral reserves for mineral properties of the Guarantor or its subsidiaries set out in the Guarantor Public Disclosure Record were prepared in all material respects in accordance with sound mining engineering geoscience and other applicable industry standards and practices including the Standards and Guidelines established by the Canadian Institute of Mining Metallurgy and Petroleum and in accordance with all applicable Laws.  Guarantor has no information that would lead it to believe that the estimates of mineral reserves and mineral resources as so disclosed are inaccurate in any material respect.

(u)	Environmental Matters. Each of Guarantor and its subsidiaries and their respective businesses, operations, and properties:

(i)	is in material compliance with all Environmental Laws and all terms and conditions of all Environmental Permits;

(ii)	has not received any order, request or notice from any Person alleging a material violation of any Environmental Law;

(iii)
is not a party to any litigation or administrative proceeding, nor to the knowledge of Guarantor is any litigation or administrative proceeding threatened against it or its property or assets, which in either case asserts or alleges that it violated any Environmental Laws, is required to clean up, remove or take remedial or other response action due to the Release of any Hazardous Substances, or is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the Release of any Hazardous Substances;

(iv)
is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Law and has not been named or listed as a potentially responsible party by any Governmental Entity in a matter arising under any Environmental Laws; and

(v)
is not involved in operations and does not know of any facts, circumstances or conditions, including any Release of any Hazardous Substance, that would reasonably be expected to result in any Environmental Liabilities.

(v)
Compliance with Laws.  Guarantor and its subsidiaries have complied with and are not in violation of any applicable Laws, including all applicable rules, regulations, guidelines and policies of any Governmental Entity in all material respects.

(w)
Corrupt Practices Legislation. Neither Guarantor nor its subsidiaries and affiliates, nor any of their respective officers, directors or employees acting on behalf of Guarantor or any of its subsidiaries or affiliates has taken, committed to take or been alleged to have taken any action which would cause Guarantor or any of its subsidiaries or affiliates to be in violation of the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any applicable Law of similar effect of any other jurisdiction, and to the knowledge of Guarantor no such action has been taken by any of its agents, representatives or other persons acting on behalf of Guarantor or any of its subsidiaries or affiliates.

ARTICLE 7
COVENANTS OF JDS SILVER AND PURCHASER

7.1	Covenants of JDS Silver Regarding the Conduct of Business

From the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except as required by applicable Laws or any Governmental Entities, consented to by Purchaser in writing, or otherwise expressly contemplated or permitted by this Agreement, JDS Silver shall not, nor shall it permit any of its subsidiaries to, directly or indirectly, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(a)	operate the Silvertip Project in a fashion that deviates from the mutually-agreed upon Work Plan;

(b)
except as set out in the Work Plan, take any action except in the ordinary course of business of JDS Silver and its subsidiaries, and JDS Silver shall use commercially reasonable efforts to maintain and preserve its and its subsidiaries’ business organization, assets, employees, goodwill and business relationships;

(c)
amend its notice of articles, articles, charter, by-laws or other comparable organizational documents or split, combine, reclassify or create a new class of any shares in the capital of JDS Silver or any of its subsidiaries, or declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the JDS Silver Shares or other securities owned by any person or the securities of any subsidiary owned by a person other than JDS Silver other than, in the case of any subsidiary wholly-owned by JDS Silver, any dividends payable to JDS Silver or any other wholly-owned subsidiary of JDS Silver;

(d)
issue, grant, deliver, sell or pledge, or agree to issue, grant, deliver, sell or pledge, any shares or other securities of JDS Silver or its subsidiaries, or similar rights convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, shares or other securities of JDS Silver or its subsidiaries;

(e)	redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of JDS Silver or any of its subsidiaries;

(f)	amend the terms of any of its securities;

(g)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of JDS Silver or any of its subsidiaries;

(h)	amend its accounting policies or adopt new accounting policies, in each case except as required in accordance with GAAP;

(i)
make or amend any Tax election, change any method of Tax accounting, settle or compromise any Tax liability, file any amended Return, surrender any right to claim a Tax refund, or consent to the extension or waiver of the limitation period applicable to any Tax claim or assessment;

(j)	enter into, modify or terminate any Contract with respect to any of (a) through (h) outside of the ordinary course of business, except as contemplated by the Work Plan;

(k)
except in connection with the Bridge Financing (including, for greater certainty, any intercompany loan from JDS Silver to JDS Subsidiary in connection with the Bridge Financing on terms satisfactory to Purchaser, acting reasonably),

(i)
sell, pledge, hypothecate, lease, license, sell and lease back, mortgage, dispose of or encumber or otherwise transfer, any assets, securities, properties, interests or businesses of JDS Silver or any of its subsidiaries, for an amount greater than $50,000 in the aggregate;

(ii)
acquire (by merger, amalgamation, consolidation or acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests, businesses, corporation, partnership or other business organization or division thereof, or make any investment either by the purchase of securities, contributions of capital, property transfer, or purchase or agree to purchase of any other property or assets of any other person, for an amount greater than $50,000 in the aggregate;

(iii)
except in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans, capital contributions, investments or advances;

(iv)	pay, discharge or satisfy any material claims, liabilities or obligations for an amount greater than $50,000, except in the ordinary course of business or in connection with Transaction Expenses;

(v)	waive, release, grant or transfer any rights of material value; or

(vi)	authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(l)	other than as is necessary to comply with existing Contracts, or in accordance with the JDS Silver Benefit Plans or in the ordinary course of business consistent with past practice:

(i)	grant to any officer, employee, consultant or director of JDS Silver or any of its subsidiaries an increase in compensation in any form, or grant any general salary increase;

(ii)	make any loan to any officer, employee, consultant or director of JDS Silver or any of its subsidiaries;

(iii)
take any action with respect to the grant of any severance, change of control, bonus or termination pay to, or enter into any employment agreement, deferred compensation or other similar agreement (or amend such existing agreement) with, or hire or terminate employment (except for just cause) of, any officer, employee, consultant or director of JDS Silver or any of its subsidiaries;

(iv)
increase any benefits payable under any existing severance or termination pay policies or employment agreements, or adopt or materially amend or make any contribution to any JDS Silver Benefit Plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors, officers or employees or former directors, officers, employees of JDS Silver or any of its subsidiaries;

(v)	increase compensation, bonus levels or other benefits payable to any director, executive officer, consultant or employee of JDS Silver or any of its subsidiaries;

(vi)	establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement or similar agreement;

(m)
settle, pay, discharge, satisfy, compromise, waive, assign or release any action, claim or proceeding brought against JDS Silver and/or any of its subsidiaries or any action, claim or proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Plan of Arrangement for an amount that exceeds $50,000 in the aggregate;

(n)
enter into any agreement or arrangement that limits or otherwise restricts in any material respect JDS Silver or any of its subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict in any material respect JDS Silver or any of its subsidiaries from competing in any manner;

(o)	waive, release or assign any material rights, claims or benefits of JDS Silver or any of its subsidiaries;

(p)
enter into any agreement that if entered into prior to the date hereof would be a Material Contract or modify, amend in any material respect, transfer or terminate any Material Contract, or waive, release or assign any material rights or claims thereto or thereunder;

(q)
take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any material Permits necessary to conduct its businesses as now conducted;

(r)	solicit, initiate, knowingly encourage or facilitate the initiation of any inquiries or proposals regarding an alternative transaction to the Transaction;

(s)
take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of JDS Silver to consummate the Arrangement or the other transactions contemplated by this Agreement;

(t)
initiate or continue existing discussions or negotiations with any third persons conducted prior to the date hereof with respect to any merger, business combination, sale of assets, sale of shares of capital stock or other securities or similar transaction, involving any third person, JDS Silver or its affiliates (an “Acquisition Transaction”).  JDS Silver shall use its best efforts to cause the employees, directors, officers and shareholders of JDS Silver not to, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any person or group (other than Purchaser, or its directors, officers, employees or other affiliates or representatives) concerning any Acquisition Transaction or any discussions or negotiations with respect thereto.  JDS Silver shall immediately communicate to Purchaser any such inquiries or proposals regarding any Acquisition Transaction and the terms thereof; or

(u)	agree, resolve or commit to do any of the foregoing.

JDS Silver shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by JDS Silver or any of its subsidiaries, including directors’ and officers’ insurance, not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 10.4, none of JDS Silver or any of its subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

JDS Silver shall promptly notify Purchaser in writing of any circumstance or development that, to the knowledge of JDS Silver, is or could reasonably be expected to constitute a Material Adverse Effect.

7.2	Covenants of JDS Silver Relating to the Arrangement

JDS Silver shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by JDS Silver or any of its subsidiaries under this Agreement, co-operate with Purchaser in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, JDS Silver shall and, where applicable, shall cause its subsidiaries to:

(a)
subject to obtaining confirmation that insurance coverage is maintained as contemplated in Section 10.4(a), and provided that the Effective Date has occurred, JDS Silver will use its commercially reasonable efforts to obtain and deliver to Purchaser at the Effective Time duly executed and legally binding resignations, effective as of the Effective Date, of each director and officer of JDS Silver and its subsidiaries as Purchaser may reasonably require, together with corresponding releases in favour of JDS Silver and its subsidiaries, as applicable, each in form and substance satisfactory to Purchaser, acting reasonably;

(b)
use its commercially reasonable efforts to obtain, as soon as practicable following execution of this Agreement, any third party change of control consents that may be required as a result of the Arrangement or the other transactions contemplated by this Agreement.

(c)	defend all lawsuits or other legal, regulatory or other proceedings against JDS Silver challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

(d)
not take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the JDS Silver to consummate the Arrangement or the other transactions contemplated by this Agreement.

7.3	Covenants of Purchaser and Guarantor Regarding the Performance of Obligations

Purchaser shall perform all obligations required or desirable to be performed by Purchaser under this Agreement, co-operate with JDS Silver in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Purchaser and Guarantor shall:

(a)
cause the Coeur Shares issued at the Effective Time to be listed for trading on NYSE as of the Effective Date and shall use commercially reasonable efforts to cause any other Coeur Shares issued pursuant to the Arrangement to be listed for trading on NYSE, NASDAQ, or such other senior exchange as may be acceptable to the Vendors’ Representative (acting reasonably) as of the date of issuance, provided, however, that if the Coeur Shares are not so listed at the Effective Time, Purchaser shall instead pay cash in lieu of the Coeur Shares to the Depositary for distribution to the Participating Shareholders;

(b)	defend all lawsuits or other legal, regulatory or other proceedings against Purchaser challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; and

(c)
not take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Purchaser to consummate the Arrangement or the other transactions contemplated by this Agreement.

7.4	Mutual Covenants

Each of the Parties covenants and agrees that, except as contemplated in this Agreement, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)
it shall, and shall cause its subsidiaries to, use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 8 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Plan of Arrangement, including using its commercially reasonable efforts to:

(i)	effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the Plan of Arrangement;

(ii)
oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Plan of Arrangement;

(iii)	co-operate with the other Party in connection with the performance by it and its subsidiaries of their obligations hereunder;

(iv)
subject to the terms and conditions of this Agreement, not knowingly take or cause to be taken any action which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby;

(b)
except as required by Law, neither Party shall engage in any meetings or material communications with any Governmental Entity in connection with this Agreement without counsel for the other Party being advised of same, having been given the opportunity to participate in such meetings or communications, and in any event shall immediately notify and provide copies to the other Party’s counsel of any communications to or from a Governmental Entity in relation to this Agreement;

(c)
provide the other Party with a reasonable opportunity to review and comment upon any filing, submission or information to be supplied to a Governmental Entity in connection with this Agreement, and the receiving Party shall consider in good faith any comments received, provided that, to the extent that any information to be supplied by a Party to the other Party contains confidential and competitively-sensitive information, in lieu of supplying such information a Party may provide the other Party with a redacted version that removes the confidential and competitively-sensitive information provided that such Party also provides a non-redacted version to the other Party’s external legal counsel on an external legal counsel only basis, provided however that nothing in this Agreement requires any Party to share with another Party or its external legal counsel any information that relates to the valuation of the proposed transactions contemplated by this Agreement;

(d)
it shall not, and shall cause its subsidiaries not to, take any action, refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to significantly impede the making or completion of the Plan of Arrangement except as permitted by this Agreement.

7.5	Exploration Program

(a)
During the first two (2) years following the Effective Date, Purchaser shall fund no less than $15,000,000 of Exploration Expenses in respect of the Exploration Program for the Silvertip Project, which Exploration Program shall be mutually agreed upon by Purchaser and the Vendors’ Representative prior to Closing.  In this Section 7.5, “Exploration Expenses” shall mean and include all costs or fees, expenses and charges paid or incurred by JDS Silver (or its affiliates or successor) that are related to Exploration Program, and “Exploration Program” shall mean and include all operations or activities on or relating to the Silvertip Project for purposes of determining mineral resources (inclusive of reserves) for purposes of preparing the report required in connection with Section 4.3 (the “Resource Report”). For greater certainty, Purchaser shall deliver the Resource Report to the Vendors’ Representative by no later than December 31, 2019.

(b)
Purchaser shall permit the Vendors’ Representative, or if applicable the Independent Technical Consultant, and its authorized representatives and agents to perform audits or other reviews and examinations of the books and records and other information relevant to the Exploration Program and determination of Mineral Resources from time to time at reasonable times at the Vendors’ Representative’s (on behalf of the JDS Silver Shareholders’) sole risk and expense and upon ten (10) business days’ notice, provided that unless there is a dispute in respect of the Resources Payment, the Vendors’ Representative, or the Independent Technical Consultant, and its authorized representatives and agents will not exercise such rights more often than one (1) time during any calendar quarter.  The Vendors’ Representative (or the Independent Technical Consultant) shall diligently complete any audit or other examination permitted hereunder.

(c)	This Section 7.5 shall survive Closing.

7.6	Tax Matters

(a)
After Closing, Purchaser shall, on behalf of JDS Silver and each of its subsidiaries, duly and timely make, prepare and file all Returns required to be so made, prepared and filed by JDS Silver or any of its subsidiaries for any period which ends on, before or because of the Closing and for which Returns have not been filed as of such date (all such Tax Returns referred to as the “Stub Period Returns”). Purchaser shall prepare each such Stub Period Return on a basis consistent with (i) applicable Law, and (ii) the past practices and procedures of JDS Silver and each of its subsidiaries, as applicable.

(b)
Purchaser and the Vendors’ Representative shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Stub Period Return of JDS Silver or any of its subsidiaries and shall preserve such data and other information until the expiration of any applicable limitation period under any applicable Tax Laws. In addition, Purchaser shall arrange for such Stub Period Returns to be signed by a duly authorized representative of JDS Silver or such subsidiary, as applicable, on or before the date on which such Stub Period Returns are required by Law to be filed with the relevant Governmental Entity.

(c)
Stub Period Returns required to be prepared by Purchaser shall be submitted by Purchaser in draft form to the Vendors’ Representative no later than 90 days after the Closing. The Vendors’ Representative shall have the right to ask Purchaser for reasonable changes to be made to any such Return by communicating such changes in writing to Purchaser no later than 60 days after the delivery to the Vendors’ Representative of such draft Stub Period Returns.  Purchaser shall make, or cause to be made, such reasonable changes required by the Vendors’ Representative to such Stub Period Returns and file such Stub Period Returns on or before the date on which it is required by Law to be filed with the relevant Governmental Entity.

(d)
Notwithstanding anything herein to the contrary, the Parties agree and acknowledge that Purchaser shall, in its sole discretion, be entitled to cause JDS Silver or any of its subsidiaries, as applicable, to make an election pursuant to subsection 256(9) of the Tax Act in respect of the taxation year of JDS Silver or such subsidiary, as applicable, ending on or because of the Closing.

(e)
Any refunds or credits of Taxes (including any interest paid or credited with respect thereto net of any Taxes paid or payable by JDS Silver or any of its subsidiaries, as the case may be, on such interest) of, or with respect to, JDS Silver and each of its subsidiaries for any taxation period ending on or prior to the Effective Date or in which the Effective Date occurs (including, for the avoidance of doubt, any such Taxes paid that are being disputed) will be for the account of the JDS Silver Shareholders (except to the extent such refunds or credits are specifically taken into account in computing the Aggregate Consideration). Purchaser and JDS Silver or any of its subsidiaries, as the case may be, shall promptly inform the Vendors’ Representative of any such refunds or credits to which the JDS Silver Shareholders may be entitled hereunder upon receiving written confirmation or notification from the applicable Governmental Entity of any such refunds or credits.  Purchaser shall pay over, as additional purchase price, an amount equal to the amount of any such refunds or credits to the Vendors’ Representative, net of any applicable withholding Taxes, within 15 calendar days following the date such refunds or credits were paid or credited by the relevant tax authority to JDS Silver or any of its subsidiaries, as the case may be.  The provisions of Section 4.6 shall apply to any payment made pursuant to this Section 7.6(e) as though such payment formed part of the Aggregate Consideration.

(f)
Except as required by applicable Law, each of Purchaser, JDS Silver and any of its subsidiaries shall not, without prior written consent of the Vendors’ Representative, not to be unreasonably withheld, refile, amend or otherwise modify any Tax Return filed for any taxation period ending on, before or because of the Closing.

(g)
Purchaser will provide notice to the Vendors’ Representative of any inquiries made by, discussions with or representations or submissions proposed to be made to any Governmental Entity to the extent that the subject matter thereof relates to representations, covenants or obligations of the JDS Silver Shareholders hereunder or could reasonably give rise to a right of indemnity hereunder within 15 days of becoming aware of such inquiries, discussions or matters.  Purchaser will forthwith advise the Vendors’ Representative of the substance of any such inquiries or discussions and provide the Vendors’ Representative with copies of any written communications from any Governmental Entity relating to such inquiries or discussions in each case within 15 days of obtaining such information or having such discussions or receiving such written communications.  Purchaser will provide the Vendors’ Representative a reasonable opportunity to comment on any such representations or submissions and to attend any meeting with any such Governmental Entity with respect to such matters.

(h)
During such periods of time as JDS Silver and each of its Subsidiaries are required by any Law or Governmental Entity to maintain books and records, the Vendors’ Representative shall have reasonable access to, and the right to copy for bona fide business purposes relating to Taxes and during reasonable business hours, upon reasonable prior notice, all relevant books and records of JDS Silver or any of its subsidiaries.  Purchaser and the Vendors’ Representative will use reasonable commercial efforts to retain and preserve all such books and records for such periods and will not cause or acquiesce in the destruction or disposal of such books and records without first offering them to the Vendors’ Representative.

(i)
Purchaser will provide the reasonable assistance of the employees or personnel of Purchaser, JDS Silver or any of its subsidiaries and the accounting and legal and other representatives and advisors of Purchaser, JDS Silver or any of its subsidiaries and otherwise take such reasonable steps to cooperate with the Vendors’ Representative and render all reasonable assistance, as the Vendors’ Representative may reasonably request (including, to the extent requested by the Vendors’ Representative, dealing directly with any Governmental Entity in relation to audits, inquiries, discussions or disputes), with respect to all matters relating to any inquires, discussions or disputes where the subject matter thereof relates to representations, covenants or obligations of the JDS Silver Shareholders hereunder or could reasonably be expected to give rise to a right of indemnity hereunder.

(j)
Purchaser covenants that it will not, or cause or permit JDS Silver or any of its subsidiaries to, without prior written consent of the Vendors’ Representative, not to be unreasonably withheld, take any action on or after the Closing, make any election or deemed election or make or change any Tax election, amend any Return, file any waiver in respect of any Return or limitation period relating to Taxes, or take any position on any Return that could reasonably be expected to give rise to a right of indemnity hereunder (except to the extent that such right of indemnity relates to a loss in respect of which the Vendors’ Representative has failed to take all reasonable actions to defend or mitigate), and Purchaser agrees that that the JDS Silver Shareholders are to have no liability for any Tax resulting from any such action, unless, in either case, Purchaser acting reasonably and in good faith has a belief that such past Tax filing is contrary to Law; provided, however, that before taking such an action with respect to a past Tax filing, Purchaser will use commercially reasonable efforts to provide the Vendors’ Representative with 15 days prior written notice and will consider in good faith any written communication sent to Purchaser regarding the accuracy and legitimacy of the past Tax filing.

(k)
In connection with any request for information, assistance or cooperation by the Vendors’ Representative pursuant to this Section 7.6, the Vendors’ Representative shall reimburse Purchaser for all documented, out-of-pocket fees or expenses incurred by Purchaser; provided, for greater certainty, that no reimbursement will apply to any copying charges, overhead or compensation relating to Purchaser’s directors, officers, employees or contractors.

(l)	To the extent there is a conflict between the provisions in Section 4.8 and Section 7.6, the provisions in Section 4.8 will control.

7.7	Amending Agreements

(a)
JDS Silver and Purchaser shall use commercially reasonable efforts to negotiate an amendment to the Maverix Royalty Agreement, which amendment is intended to afford Maverix equivalent economic protections but remove Maverix’s consent to sale agreements in Section 9(d) of the Maverix Royalty Agreement.

(b)
JDS Silver and Purchaser shall work in good faith to review and consider the equipment leases and rental arrangements under the Equipment Rental Agreement dated December 1, 2015 between JDS Subsidiary and JDS Energy & Mining Inc., as amended from time to time, and will use commercially reasonable efforts to negotiate amendments and terminations in respect of certain equipment as identified to be appropriate by Purchaser in such review process.

ARTICLE 8

CONDITIONS

8.1	Mutual Conditions Precedent

The obligations of the Parties to complete the transactions contemplated by this Agreement, are subject to the fulfillment, on or before the Effective Time, of each of the following conditions precedent, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by the JDS Silver Shareholders at the JDS Silver Meeting in accordance with the Interim Order;

(b)
the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to JDS Silver and Purchaser, acting reasonably, on appeal or otherwise;

(c)
there shall not exist any prohibition at Law, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation, against Purchaser or JDS Silver which shall prevent the consummation of the Arrangement;

(d)
no action, suit or proceeding, shall have been taken under any applicable Law or by any Governmental Entity, and no Law, policy, decision or directive (having the force of Law) shall have been enacted, promulgated, amended or applied, in each case:

(i)	to enjoin or prohibit the Plan of Arrangement or the transactions contemplated by this Agreement;

(ii)	which would render this Agreement or the Voting Agreements unenforceable in any way or frustrate the purpose and intent hereof or thereof; or

(iii)
resulting in any judgment or assessment of damages, directly or indirect, which, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect with respect to JDS Silver;

(e)	the Escrow Agreement shall have been entered into by Purchaser, the Vendors’ Representative and the Escrow Agent; and

(f)	this Agreement shall not have been terminated in accordance with its terms.

8.2	Additional Conditions Precedent to the Obligations of Purchaser

The obligations of Purchaser to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the exclusive benefit of Purchaser and may be waived by Purchaser):

(a)
all covenants of JDS Silver and its subsidiaries, the Vendors’ Representative and the Participating Shareholders under this Agreement to be performed on or before the Effective Time which have not been waived by Purchaser shall have been duly performed by JDS Silver and its subsidiaries, the Vendors’ Representative and the Participating Shareholders (as applicable) in all material respects;

(b)
all representations and warranties of JDS Silver set forth in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties would not reasonably be expected to have a Material Adverse Effect on JDS Silver or materially impede the completion of the Arrangement contemplated hereby;

(c)	to the extent not already delivered, all JDS Silver Closing Deliverables shall have been validly delivered;

(d)	any Escrow Guarantee shall have been executed and delivered by a Qualifying JDS Silver Shareholder and its applicable affiliates, if so elected by such JDS Silver Shareholder;

(e)	the Voting Agreements shall have been entered into by the Locked-Up Shareholders and:

(i)
all representations and warranties made by Locked-Up Shareholders in the Voting Agreements shall be true and correct in all material respects, as if made on and as of the Effective Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date);

(ii)	the Locked-Up Shareholders shall have complied in all material respects with all covenants set forth in the Voting Agreements that are to be complied with on or before the Effective Date;

(iii)	the Voting Agreements shall not have been terminated; and

(iv)	no event shall have occurred that, with notice or lapse of time or both, would give Purchaser the right to terminate any of the Voting Agreements;

(f)
JDS Silver and JDS Subsidiary shall have obtained a waiver from Silvertip Resources Investment Cayman Ltd. (“SRIC”) of SRIC’s rights under section 9(d) of the net smelter royalty agreement dated April 11, 2016 between JDS Silver, JDS Subsidiary, and SRIC; and

(g)
since the date of this Agreement, there shall not have occurred any event, occurrence, development or circumstance that, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on JDS Silver.

The foregoing conditions will be for the sole benefit of Purchaser and may be waived by them in whole or in part at any time.

8.3	Additional Conditions Precedent to the Obligations of JDS Silver and the Vendors’ Representative

The obligations of JDS Silver and the Vendors’ Representative to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of JDS Silver and the Vendors’ Representative and may be waived by JDS Silver and the Vendors’ Representative):

(a)	all covenants of Purchaser under this Agreement to be performed on or before the Effective Time shall have been duly performed by Purchaser in all material respects;

(b)
all representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of any such representations and warranties would not reasonably be expected to materially impede the completion of the Arrangement contemplated hereby; and

(c)	to the extent not already delivered, all Purchaser Closing Deliverables shall have been validly delivered;

(d)
Purchaser shall have deposited or caused to be deposited in escrow with the Depositary not less than two business days prior to the Effective Date, the Participating Shareholder Upfront Purchase Price payable to the Participating Shareholders and JDS Silver shall have received written confirmation of the receipt of such funds by the Depositary.

(e)
Purchaser shall have deposited or caused to be deposited in escrow with the Escrow Agent not less than two business days prior to the Effective Date, the Escrow Amount payable to the Escrow Agent, and JDS Silver shall have received written confirmation of the receipt of such funds by the Escrow Agent.

The foregoing conditions will be for the sole benefit of JDS Silver and may be waived by it in whole or in part at any time.

8.4	Satisfaction of Conditions

The conditions precedent set out in Section 8.1, Section 8.2 and Section 8.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 9
SURVIVAL AND INDEMNIFICATION

9.1	Survival of Representations and Warranties of JDS Silver

The representations and warranties of JDS Silver contained in Article 5 of this Agreement or any document or certificate given pursuant to this Agreement shall survive the completion of the Transaction for the benefit of Purchaser as follows:

(a)	as to the representations and warranties contained in Sections 5.1(a), 5.1(b)(i) and (ii), 5.1(c), and 5.1(d)(i) (the “Fundamental Representations”), indefinitely;

(b)
as to Tax matters, until 90 days after the expiration of all periods allowed for objecting and appealing the determination of any proceedings relating to any assessment or reassessment of JDS Silver or its subsidiaries, as the case may be, by any Governmental Entity in respect of any taxation period ending on or prior to the Effective Date or in which the Effective Date occurs unless a bona fide notice of a claim shall have been made in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim;

(c)
as to all other matters, for a period of eighteen (18) months following the Closing, unless a bona fide notice of a claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim, provided that in the case of fraud or intentional misrepresentation, such provisions shall survive indefinitely.

9.2	Survival of Representations and Warranties of Purchaser

The representations and warranties of Purchaser contained in Article 6 of this Agreement or any document or certificate given pursuant to this Agreement shall survive the completion of the Transaction for the benefit of the Vendors’ Representative, on behalf of the JDS Silver Shareholders, as follows:

(a)	as to the representations and warranties contained in Sections 6.1(a), 6.1(b), and 6.1(c), indefinitely; and

(b)
as to all other matters, for a period of eighteen (18) months following the Closing, unless a bona fide notice of a claim shall have been given in writing before the expiry of that period, in which case the representation and warranty to which such notice applies shall survive in respect of that claim until the final determination or settlement of that claim, provided that in the case of fraud or intentional misrepresentation, such provisions shall survive indefinitely.

9.3	Survival of Covenants

Except as otherwise provided in this Agreement, all covenants of JDS Silver, the Vendors’ Representative, the Participating Shareholders, Purchaser and Guarantor, as the case may be, contained in this Agreement or any document or certificate given pursuant to this Agreement shall survive the completion of the Transaction for the benefit of JDS Silver, the Vendors’ Representative, the Participating Shareholders, Purchaser and Guarantor, as the case may be, for the period of such covenant, subject only to applicable limitation periods imposed by applicable Law.

9.4	Indemnification

(a)
The Participating Shareholders shall each severally (and not jointly, or jointly and severally) indemnify and hold Purchaser and each of its affiliates, (including, following the Closing, JDS Silver and its subsidiaries) shareholders, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”), harmless from and against any losses which may be made or brought against any Purchaser Indemnified Party or which any Purchaser Indemnified Party may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:

(i)
any non-fulfillment of any covenant on the part of JDS Silver, the Vendors’ Representative or the Participating Shareholders contained in this Agreement or any document or certificate given pursuant to this Agreement;

(ii)
the failure of any representation or warranty made by JDS Silver in this Agreement or in any Schedule, document or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Effective Date;

(iii)
any Taxes payable by JDS Silver or any of its subsidiaries (and in each case any successor thereto) in respect of any taxable year or period, or portion thereof, ending on, before or because of the Closing, except as otherwise accounted for as part of the purchase hereunder; or

(iv)	any claim in respect of the matter set out on Schedule 9.4(a)(iv) of the Disclosure Letter.

(b)
Purchaser shall indemnify and hold JDS Silver, the Vendors’ Representative and the Participating Shareholders and each of their affiliates, shareholders, members, limited partners, direct and indirect equity investors, officers, directors, managers, employees, agents, successors and assigns (each, a “JDS Indemnified Party”, and together with a Purchaser Indemnified Party, each an “Indemnified Party”), harmless from and against any losses which may be made or brought against any JDS Indemnified Party or which any JDS Indemnified Party may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:

(i)	any non-fulfillment of any covenant on the part of Purchaser contained in this Agreement or any document or certificate given pursuant to this Agreement;

(ii)
the failure of any representation or warranty made by Purchaser in this Agreement or in any Schedule, document or certificate delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Effective Date;

(c)
The obligations to indemnify and hold harmless pursuant to this Section 9.4 shall survive the consummation of the Transaction for the time periods set out in Article 9, except for losses for indemnification asserted prior to the end of such periods, which losses shall survive until final resolution thereof.

9.5	Minimum and Maximum Indemnification Claim; Recovery Matters

(a)
The obligations of Purchaser and the Participating Shareholders in respect of the matters described in Section 9.4 shall become applicable only when the losses actually incurred by the person entitled to indemnification in the aggregate exceed $1,000,000 (the “Basket”). Once the Basket has been exceeded, the obligations of indemnification with respect to such matters shall apply to any and all losses from the first dollar.  For certainty, the foregoing limitations shall not apply to any failure of Purchaser to pay any amounts payable by Purchaser to the Participating Shareholders under Article 4.

(b)	In no circumstances shall the maximum aggregate liability of a Participating Shareholder to Purchaser Indemnified Parties as a result of the indemnities herein provided exceed:

(i)
for any breach of a Fundamental Representation in respect of such Participating Shareholder, such Participating Shareholders’ Pro Rata Portion of the Aggregate Consideration delivered by Purchaser to the Participating Shareholders at the time of such indemnity claim (including, for greater certainty, amounts delivered in escrow pursuant to the Escrow Agreement), and

(ii)
for any breach (other than a Fundamental Representation in respect of such Participating Shareholder) or other liability or obligations arising hereunder, the value equal to fifteen percent (15%) of such Participating Shareholders’ Pro Rata Portion of the Upfront Purchase Price delivered by Purchaser to the Participating Shareholders at the time of such indemnity claim (including, for greater certainty, amounts delivered in escrow pursuant to the Escrow Agreement).

(c)	In no circumstances shall the maximum aggregate liability of Purchaser to the JDS Indemnified Parties as a result of indemnification under Section 9.4(b)(ii) exceed an amount equal to:

(i)	as to the representations and warranties contained in Sections 6.1(a), 6.1(b) and 6.1(c), the Aggregate Consideration, and

(ii)	as to the representations and warranties of the Purchaser (other than those contained in Sections 6.1(a), 6.1(b) and 6.1(c)), fifteen percent (15%) of the Upfront Purchase Price.

(d)
If a Purchaser Indemnified Party is entitled to indemnification or other recovery in accordance with the provisions of this Article 9, subject to Section 9.5(e), recovery shall occur first from the Escrow Guarantees and the Escrow Amount held in escrow under the Escrow Agreement until such time as such amounts are, in respect of the Pro Rata Portion of the Participating Shareholder that is an Indemnifying Party, entirely satisfied or depleted; and thereafter, directly against the applicable Participating Shareholder.

(e)
Subject to Sections 9.5(a), 9.5(b) and 9.5(c), Purchaser shall be entitled to set off the amount of any losses subject to indemnification under Section 9.4(a)(ii) for claims made thereunder after the date that is twelve (12) months from Closing, but prior to the applicable expiry period under Section 9.1, against any other amounts payable by Purchaser to the applicable Participating Shareholders for the Mines Act Permit Payment or the Resource Payment (which right of set-off shall apply, for greater certainty, only with respect to the Pro Rata Portion of such Participating Shareholders).

9.6	Procedure for Indemnification

(a)
Within a reasonable period of time after the incurrence of any losses by any Indemnified Party and prior to the expiration of any applicable survival period, including any losses by a third person described below, which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a certificate (the “Certificate”), which Certificate shall:

(i)
state that the Indemnified Party has paid or properly accrued losses or anticipates that it will incur liability for losses for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)
specify in reasonable detail each individual item of loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

(b)
In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Certificate, the Indemnifying Party shall, within thirty (30) business days after receipt by the Indemnifying Party of such Certificate, deliver to the Indemnified Party a notice to such effect and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) business day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected.  If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts, then the Indemnified Party and the Indemnifying Party shall submit such dispute for arbitration in accordance with Section 12.4. There shall be no restriction on such arbitrator as to the award of costs related to the arbitration being payable by the losing party.

(c)
claims for losses specified in any Certificate to which an Indemnifying Party shall not object in writing within the thirty (30) business day period of receipt of such Certificate, claims for losses the validity and amount of which have been the subject of arbitration as described above, or shall have been settled with the consent of the Indemnifying Party, as described below, are hereinafter referred to, collectively, as “Agreed Claims”.  Within ten (10) business days of the determination of the amount of any Agreed Claims, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) business days prior to such payment.

9.7	Third Party Claims

(a)
If a claim by a third person (a “Third Party Claim”) is made against any Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Section 9.7, such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b)
The Indemnifying Party shall have thirty (30) business days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defence of such Third Party Claim; provided that:

(i)
the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defence through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party,

(ii)
if the Indemnified Party has been advised in writing by counsel that (A) a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party that make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, or (B) there are one or more legal defences available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party the assertion of which would be adverse to the interests of the Indemnified Party, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defence through counsel reasonably acceptable to the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by such Indemnifying Party.

(iii)
the Indemnifying Party shall not be entitled to assume control of such defence if: (A) the parties agree, reasonably and in good faith, that such Third Party Claim would give rise to losses which are more than twice the amount indemnifiable by such Indemnifying Party pursuant to this Section 9.7; (B) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (E) upon petition by the Indemnified Party, an arbitrator arbitration in accordance with Section 12.4 decides that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim.

(c)
If the Indemnifying Party does not notify the Indemnified Party within thirty (30) business days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defence thereof, the Indemnified Party shall have the right to undertake the defence thereof, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)
Both the Indemnifying Party and the Indemnified Party, to the extent directly or indirectly conducting the defense of the Third Party Claim as contemplated hereby will not enter into, or offer to enter into, any settlement or compromise with respect to a Third Party Claim without the other person’s prior written approval (not to be unreasonably withheld, conditioned or delayed), and any judgment, settlement or compromise made without such approval shall not be determinative of such person’s liability to such other person.  Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement.

(e)
The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defence of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defence of any such claim or for testimony as witnesses in any proceeding relating to such claim.

9.8	Exclusive Right

The rights of indemnification contained in this Article 9 shall be the sole and exclusive remedy of the Parties contained in this Agreement or otherwise, subject to all equitable remedies that are available to the Parties prior to Closing and each Party waives and, following the Effective Date, releases all remedies for monetary damages such Party may have in respect of a breach of or default under this Agreement; provided, however, that for greater certainty, this Section 9.8 does not prohibit any Party from seeking remedies for statutory claims it may have and this Section 9.8 shall not be used as an estoppel therefrom (including in respect of securities Laws).  An Indemnified Party is not entitled to double recovery for any claims even though they may have resulted from the breach, inaccuracy or failure to perform of more than one of the representations, warranties, covenants or obligations of the Indemnifying Party in this Agreement or be based on different theories of liability or causes of action.  For greater certainty, the covenants and obligations of this Article 9 shall survive the Closing.

9.9	Tax Consequences of Indemnification Payments

All payments (if any) made pursuant to this Article 9 will be treated as adjustments to the purchase price for Tax purposes and such agreed treatment will govern for purposes of this Agreement.

ARTICLE 10
ADDITIONAL AGREEMENTS

10.1	Notice and Cure Provisions

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(a)
cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time (provided that this paragraph (a) shall not apply in the case of any event or state of facts resulting from actions or omissions of a Party which are permitted or required by this Agreement); or

(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

Purchaser may not exercise their rights to terminate this Agreement pursuant to Section 11.2(a)(iii)(B) and JDS Silver may not exercise its right to terminate this Agreement pursuant to Section 11.2(a)(iv)(B) unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be.  If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Agreement until the expiration of a period of fifteen (15) business days from such notice, and then only if such matter has not been cured by such date.  If such notice has been delivered prior to either the making of the application for the Final Order, such application and such filing shall be postponed until the expiry of such period.  For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect, this Agreement may not be terminated as a result of the cured breach.

10.2	Expenses

Subject to the obligation of Purchaser to pay the Transaction Expenses on Closing (and except as otherwise provided herein), all other fees, costs and expenses incurred in connection with this Agreement, the Plan of Arrangement and the Transaction shall be paid by the Party incurring such fees, costs or expenses, and in respect of JDS Silver or its subsidiaries, shall be paid by the JDS Silver Shareholders.

10.3	Access to Information; Confidentiality

From the date hereof until the earlier of the Effective Time and the termination of this Agreement, subject to compliance with applicable Law and the terms of any existing Contracts, JDS Silver shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Purchaser and to the officers, employees, agents and representatives of Purchaser such access as Purchaser may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Purchaser with all data and information as Purchaser may reasonably request.  Purchaser and JDS Silver acknowledge and agree that information furnished pursuant to this Section 10.3 shall be subject to the terms and conditions of the Confidentiality Agreement.

10.4	Insurance and Indemnification

(a)
Purchaser will, or will cause JDS Silver and its subsidiaries to maintain in effect without any reduction in scope or coverage for six years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by JDS Silver and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, the Parties agree that prior to the Effective Date, JDS Silver may, in the alternative, purchase run‑off directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by JDS Silver and its subsidiaries which are in effect immediately prior to the Effective Date for a period of up to six years from the Effective Date.

(b)
Purchaser agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of JDS Silver and its subsidiaries to the extent that they are disclosed in Schedule 10.4(b) of the Disclosure Letter, and acknowledges that such rights, to the extent that they are disclosed in Schedule 10.4(b) of the Disclosure Letter, shall survive the completion of the Plan of Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Date.

(c)
The provisions of this Section 10.4 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, JDS Silver hereby confirms that it is acting as agent and trustee on their behalf.  Furthermore, this Section 10.4 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

ARTICLE 11
TERM, TERMINATION, AMENDMENT AND WAIVER

11.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

11.2	Termination

(a)
This Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement or the Arrangement Resolution by the JDS Silver Shareholders or the Arrangement by the Court):

(i)	by mutual written agreement of JDS Silver and Purchaser; or

(ii)	by either JDS Silver or Purchaser, if:

(A)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 11.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date; or

(B)
after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins JDS Silver or Purchaser from consummating the Arrangement and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

(C)
the Arrangement Resolution shall have failed to obtain the JDS Silver Shareholder Approval at the JDS Silver Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order; or

(iii)	by Purchaser, if:

(A)	any of the conditions set forth in Section 8.1 or Section 8.2 is not satisfied, and such condition is incapable of being satisfied by the Outside Date; or

(B)
subject to Section 10.1, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of JDS Silver set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied; or

(C)
the JDS Silver Meeting has not occurred on or before the Outside Date, provided that the right to terminate this Agreement pursuant to this Section 11.2(a)(iii)(C) shall not be available to Purchaser if the failure by Purchaser to fulfil any obligation hereunder is the cause of, or results in, the failure of the JDS Silver Meeting to occur on or before such date;

(iv)	by JDS Silver, if

(A)	any of the conditions set forth in Section 8.1 or Section 8.3 is not satisfied, and such condition is incapable of being satisfied by the Outside Date; or

(B)
subject to Section 10.1, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date; provided that JDS Silver is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied.

(b)	The Party desiring to terminate this Agreement pursuant to this Section 11.2 (other than pursuant to Section 11.2(a)(i)) shall give notice of such termination to the other Parties.

(c)
If this Agreement is terminated pursuant to this Section 11.2, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 11.2(c) and Sections 10.2, 11.3, 12.10 and 12.11 shall survive any termination hereof pursuant to Section 11.2(a); provided further that neither the termination of this Agreement nor anything contained in this Section 11.2 shall relieve a Party from any liability arising on or prior to such termination.

11.3	Amendment

This Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the JDS Silver Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

11.4	Waiver

Any Party may:

(a)	extend the time for the performance of any of the obligations or acts of the other Party;

(b)	waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)	waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party,

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived; and provided further that, for the purposes of this Section 11.4, Purchaser shall be deemed to constitute one and the same Party.

ARTICLE 12
GENERAL PROVISIONS

12.1	Guarantee

(a)
Guarantor hereby unconditionally and irrevocably guarantees the due and punctual payment and performance by Purchaser of each and every obligation of Purchaser arising under this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including, without limitation, the due and punctual payment of the Upfront Purchase Price, the Mines Act Permit Payment and the Resource Payment.  The Guarantor hereby agrees that a Party will not have to proceed first against Purchaser in respect of any such obligations before exercising its rights under this guarantee against the Guarantor and, upon the exercise of the rights of such Party under this guarantee, agrees to be liable for all guaranteed obligations as if it were the principal obligor of such obligations.

(b)
The obligations, undertakings, agreements, indemnities, covenants, representations, warranties, conditions and other provisions of, by, applicable to or binding upon Purchaser shall be deemed to be of, by, applicable to or binding upon Guarantor and Purchaser, jointly and severally, unless specifically and expressly provided otherwise.

12.2	Vendors’ Representative.

Each of the JDS Silver Shareholders, on behalf of himself, herself, or itself and his, her or its successors and assigns (collectively, “Vendor Parties”), hereby irrevocably appoints the Vendors’ Representative to serve as the agent, representative and attorney-in-fact of such Vendor Parties, with the full and exclusive power and authority to represent and bind such Vendor Parties with respect to all terms arising under and pursuant to this Agreement providing the Vendors’ Representative with rights, authorities and obligations and all the transactions and documents contemplated hereby.  Furthermore, each Vendor Party on behalf of himself, herself, itself and his, her or its successors and assigns, hereby irrevocably consents to the taking by the Vendors’ Representative of any and all actions and the making of any decisions required or permitted to be taken by such Vendor Party under this Agreement and matters arising out of or relating thereto, such power and authority to include, without limitation, the power and authority (i) to give and receive notices of communications, (ii) to bring, defend or resolve any claim made pursuant hereto, (ii) making and settling indemnity claims, and (iii) to take all actions necessary in the judgment of the Vendors’ Representative for the accomplishment of the foregoing, provided that the Vendors’ Representative shall not have the power or authority to consent to any amendment or modification of this Agreement on behalf of the Vendor Parties except to the extent separately authorized to do so in writing or such amendments are of a clerical or non-substantive nature.  By her execution of this Agreement, the Vendors’ Representative hereby accepts her appointment as the Vendors’ Representative for the specific purposes set out in this Agreement and in accordance with the foregoing.  Purchaser shall be entitled to deal with the Vendors’ Representative on all matters under this Agreement providing the Vendors’ Representative with rights, authorities and obligations and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed by the Vendors’ Representative on behalf of any Vendor Party and on any other action taken or purported to be taken by the Vendors’ Representative on behalf of such the Vendor Parties, as fully binding upon such Vendor Party.  All decisions, actions, consents and instructions of the Vendors’ Representative shall be final and binding upon all Vendor Parties and no Vendor Party shall have any right to object, dissent, protest or otherwise contest the same. The Vendors’ Representative shall not incur any liability to any Vendor Party relating to the performance of her duties hereunder. The Vendors’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Vendor Party. The Vendors’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. The Vendor Parties shall cooperate with the Vendors’ Representative and any accountants or lawyers whom the Vendors’ Representative may retain to assist in carrying out her duties hereunder.  The Vendor Parties shall jointly and severally indemnify and hold harmless the Vendors’ Representative and its representatives against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Vendors’ Representative’s legal counsel) which may be paid, incurred or suffered by the Vendors’ Representative by reason or as a result of the performance by the Vendors’ Representative of his obligations as Vendors’ Representative set out in this Agreement.  If the Vendors’ Representative dies, resigns, become disabled or is dissolved, liquidated or wound up or otherwise is unable to fulfill the Vendors’ Representative responsibilities hereunder, then Participating Shareholders holding not less than 50.1% of all Participating Shares shall, within ten (10) business days after such death, resignation, disability, dissolution, liquidation, winding up, or inability, appoint a successor to the Vendors’ Representative and immediately thereafter notify Purchaser of the identity of such successor. Any such successor will succeed the Vendors’ Representative as the as the agent, representative and attorney-in-fact of such Vendor Parties.

12.3	Joinder

The Parties acknowledge that pursuant to the operation of the Plan of Arrangement and the Voting Agreements and letters of transmittal executed by the JDS Silver Shareholders, each Participating Shareholder is bound by (a) such Participating Shareholder’s liability and obligations under Article 9, (b) the appointment of the Vendors’ Representative to serve as the agent, representative and attorney-in-fact of the Vendor Parties in accordance with Section 12.2, and (c) such Participating Shareholder’s liability and obligations under Section 12.2.

12.4	Arbitration

For the purposes of Sections 9.6 and 9.7 of this Agreement only:

(a)
Any dispute, controversy or claim between the Participating Shareholders and Purchaser, arising out of or relating to Section 9.6 of this Agreement, or the execution, interpretation, breach, termination, or invalidity thereof, shall be determined by arbitration administered by the British Columbia International Commercial Arbitration Centre (the “BCICAC”) pursuant to its applicable Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction over the relevant party or its assets. The place of arbitration shall be Vancouver, British Columbia and the arbitration shall be conducted in the English language.

(b)
Nothing in this provision shall prevent any party from seeking conservatory or interim measures, including, but not limited to, attachments, temporary restraining orders or preliminary injunctions or their equivalent, from any court having jurisdiction thereof, whether before or after the arbitral tribunal is constituted.

(c)	Any dispute, controversy or claim between the Participating Shareholders and Purchaser, other than those set out in Section 12.4(a) are specifically excluded from arbitration.

12.5	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”).  Purchaser shall not disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement.  If Purchaser completes the transactions contemplated by this Agreement, Purchaser shall not, following Closing, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected by JDS Silver prior to the Closing;

(b)	which does not relate directly to the carrying on of JDS Silver’s business or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented; and

(c)	as otherwise required by law.

Purchaser shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure.  Purchaser shall cause its advisors to observe the terms of this Section 12.5 and to protect and safeguard Transaction Personal Information in their possession.  If this Agreement shall be terminated, Purchaser shall promptly deliver to JDS Silver all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

12.6	Notices

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or if sent by facsimile or e-mail transmission, on a business day between the hours of midnight and 5:00 p.m. recipient local time on that business day, provided if it is received later or not on a business day, then the next business day, or as of the following business day if sent by prepaid overnight courier, to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to JDS Silver:
JDS Silver Holdings Ltd.
Suite 900 – 999 West Hastings Street

Vancouver, BC V6C 2W2

Attention:	Brent Gilchrist
Facsimile:	604-558-6301

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
595 Burrard Street
P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver BC V7X 1L3

Attention:	Trisha Robertson
Facsimile:	604-631-3309

(b)	if to Purchaser or Guarantor:

1132917 B.C. Ltd. c/o Coeur Mining, Inc.
104 S Michigan Ave #900,
Chicago, IL 60603, USA

Attention:	Mitchell Krebs, President and Chief Executive Officer
E-mail:	mkrebs@coeur.com

with a copy (which shall not constitute notice) to Casey M. Nault, Senior Vice-President, General Counsel, and Corporate Secretary, Coeur Mining, Inc. (cnault@coeur.com)

with an additional copy (which shall not constitute notice) to:

Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, ON M5H 2S7

Attention:	Kari MacKay
E-mail:	kmackay@goodmans.ca

(c)          if to JDS Silver Shareholders or Vendors’ Representative:

Silvertip Resources Investment LLC
c/o Denham Capital Management LP
700 Louisiana Street, Suite 3700
Houston, TX 77002

Attention:	Legal Department and Caroline Donally
E-mail:	legalnotices@denhamcapital.com and caroline.donally@denhamcapital.com

12.7	Governing Law; Waiver of Jury Trial

This Agreement, other than the Plan of Arrangement, which shall be governed by the laws of the Province of British Columbia, shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.  Each of the Parties hereby irrevocably attorns to the jurisdiction of the Courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

12.8	Injunctive Relief

Subject to Section 10.2, the Parties agree that irreparable harm would occur for which monetary damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

12.9	Time of Essence

Time shall be of the essence in this Agreement.

12.10	Entire Agreement, Binding Effect and Assignment

(a)
Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a direct or indirect subsidiary of Purchaser, provided that if such assignment and/or assumption takes place, Purchaser shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder.  This Agreement shall be binding on and shall enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)
Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties.

(c)
This Agreement (including the exhibits and schedules hereto and the Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the Parties any rights or remedies hereunder.

12.11	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

12.12	Counterparts, Execution

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above.

1132917 B.C. LTD.
By:	/s/ Mitchel J. Krebs
	Name:	Mitchel J. Krebs
	Title:	President

COEUR MINING, INC.
By:	/s/ Mitchel J. Krebs
	Name:	Mitchel J. Krebs
	Title:	President and Chief Executive Officer

JDS SILVER HOLDINGS LTD.
By:	/s/ Brent Gilchrist
	Name:	Brent Gilchrist
	Title:	President

SILVERTIP RESOURCES INVESTMENT LLC
By:	/s/ Anthony T. Fiore
	Name:	Anthony T. Fiore
	Title:	Vice President & Secretary

SCHEDULE A
PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below and capitalized terms which are not otherwise defined herein shall have the meanings ascribed to them in the Arrangement Agreement:

(a)
“Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 11.3 of the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of JDS Silver and Purchaser, each acting reasonably;

(b)
“Arrangement Agreement” means the arrangement agreement dated September 10, 2017 among JDS Silver, Purchaser, Guarantor and Vendors’ Representative, together with the Disclosure Letter, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(c)
“Arrangement Resolution” means the special resolution of the JDS Silver Shareholders approving this Plan of Arrangement,  which is to be considered at the JDS Silver Meeting and is to be substantially in the form and content of Schedule B to the Arrangement Agreement;

(d)	“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

(e)	“business day” means any day other than a Saturday, a Sunday or a statutory or civic holiday in Chicago, Illinois or Vancouver, British Columbia;

(f)	“Class A Shares” means the Class A common shares in the capital of JDS Silver, as currently constituted;

(g)	“Class B Shares” means the Class B common shares in the capital of JDS Silver, as currently constituted;

(h)	“Coeur Shares” means common shares in the capital of Guarantor;

(i)	“Court” means the Supreme Court of British Columbia;

(j)
“Depositary” means any trust company, bank or financial institution agreed to in writing among Purchaser, JDS Silver and the Vendors’ Representative for the purpose of, among other things, exchanging certificates representing JDS Silver Shares for payment of the Participating Shareholder Upfront Purchase Price and, if applicable, the Mines Act Permit Payment and the Resource Payment;

(k)	“Dissent Rights” shall have the meaning ascribed thereto in section 5.1;

(l)	“Dissenting Shareholder” means a JDS Silver Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

(m)
“Effective Date” means the date that is two business days following the satisfaction or waiver of all of the conditions to the completion of the Arrangement as set out in sections 8.1, 8.2 and 8.3 of the Arrangement Agreement, as confirmed in writing by JDS Silver and Purchaser, or such other date as JDS Silver and Purchaser may agree in writing, acting reasonably;

(n)	“Effective Time” means 5:00 a.m. Vancouver time on the Effective Date or such other time as may be agreed in writing between Purchaser and JDS Silver;

(o)	“Escrow Participating Shareholder” means all of the Participating Shareholders excluding any Qualifying JDS Silver Shareholders;

(p)
“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA, in a form acceptable to the Parties, each acting reasonably, approving the Arrangement as such order may be amended by the Court (with the consent of both JDS Silver and Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both JDS Silver and Purchaser, each acting reasonably) on appeal;

(q)	“Former JDS Silver Shareholders” means the JDS Silver Shareholders immediately prior to the Effective Time;

(r)	“Guarantor” means Coeur Mining, Inc., a corporation formed under the laws of Delaware;

(s)	“Inter-Company Loan” means the loan from JDS Silver to JDS Subsidiary in the aggregate principal amount of $25,000,000;

(t)	“Inter-Company Loan Amount” means all amounts owing by JDS Subsidiary to JDS Silver under the Inter-Company Loan on the Effective Date;

(u)
“Interim Order” means the interim order of the Court, in a form acceptable to the Parties, acting reasonably, providing for, among other things, the calling and holding of the JDS Silver Meeting, as the same may be amended by the Court with the consent of JDS Silver and Purchaser, each acting reasonably;

(v)	“JDS Silver” means JDS Silver Holdings Ltd., a company existing under the BCBCA;

(w)
“JDS Silver Meeting” means the special meeting of JDS Silver Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

(x)	“JDS Silver Shareholders” means the registered holders of JDS Silver Shares;

(y)
“JDS Silver Shareholders Agreement” means the Amended and Restated Shareholders’ Agreement dated November 26, 2015 among JDS Silver Inc., JDS Silver, Silvertip, Jeffco Ventures Inc., CML International 2 S.A.R.L., Newmarket Gold Inc. (which has subsequently been re-named Kirkland Lake Gold Ltd.) and the other JDS Silver Shareholders listed in Schedule B thereto, as amended;

(z)	“JDS Silver Shares” means, collectively, the Class A and Class B common shares in the capital of JDS Silver, as currently constituted;

(aa)
“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances, statutory or deemed trusts and adverse rights or claims, other third person interests or encumbrances of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(bb)
“Market Price” means the volume weighted average trading price of the Coeur Shares, calculated by dividing the total value by the total volume of Coeur Shares traded for the ten (10) trading days immediately preceding the relevant date on the New York Stock Exchange;

(cc)
“Notice of Dissent” means a written objection to the Arrangement Resolution by way of a notice of dissent duly and validly given by a JDS Silver Shareholder exercising Dissent Rights as contemplated in the Interim Order and as described in Article 5;

(dd)
“Participating Shareholder Upfront Purchase Price” means the Upfront Purchase Price, divided by the outstanding JDS Silver Shares on the Effective Date, multiplied by the number of Participating Shares;

(ee)	“Participating Shareholders” means all JDS Silver Shareholders other than those JDS Silver Shareholders that exercise Dissent Rights;

(ff)	“Participating Shares” means all JDS Silver Shares held by Participating Shareholders;

(gg)	“Parties” means JDS Silver, the Vendors’ Representative, Purchaser and Guarantor, and “Party” means any of them;

(hh)
“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with section 11.3 of the Arrangement Agreement or this plan of arrangement or made at the direction of the Court in the Final Order with the consent of JDS Silver and Purchaser, each acting reasonably;

(ii)	“Purchaser” means 1132917 B.C. Ltd., a company existing under the BCBCA and an indirect wholly-owned subsidiary of Guarantor;

(jj)	“Silvertip” means Silvertip Resources Netherlands Coöperatie U.A.; and

(kk)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.  Unless the contrary intention appears, references in this Plan of Arrangement to an article, section, subsection or paragraph by number or letter or both refer to the article, section, subsection or paragraph, respectively, bearing that designation in this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date for any Action

If the date on which any action is required to be taken hereunder is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

1.5	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

1.7	Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

1.8	Time

Time shall be of the essence in every matter or action contemplated hereunder.

ARTICLE 2
ARRANGEMENT AGREEMENT AND EFFECT OF ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein, unless otherwise indicated.

2.2	Effect of the Arrangement

This Plan of Arrangement and the Arrangement shall be binding upon JDS Silver, the JDS Silver Shareholders, Purchaser, Guarantor and the Vendors’ Representative as and from the Effective Time, without any further act or formality required on the part of any person except as expressly provided herein.

ARTICLE 3
ARRANGEMENT

3.1	Arrangement

Unless otherwise indicated, the following shall occur and shall be deemed to occur, as at the Effective Time, sequentially in the following order without any further act or formality:

(a)
Subject to section 5.1, immediately prior to the Effective Time, the JDS Silver Shares held by Dissenting Shareholders shall be, and shall be deemed to have been, surrendered to JDS Silver for cancellation (free and clear of any Liens) without any further act or formality and shall be cancelled and such Dissenting Shareholders shall cease to be the holders of such JDS Silver Shares and to have any rights as holders of such JDS Silver Shares other than the right to be paid fair value for such JDS Silver Shares as set out in section 5.1, and such Dissenting Shareholders’ names shall be removed as the holders of such JDS Silver Shares from the central securities register of JDS Silver Shares.

(b)
At the Effective Time, all securities of JDS Silver other than the JDS Silver Shares (including, for greater certainty, any securities convertible into, exerciseable or exchangeable for, or any rights of whatever description to purchase or acquire, any securities of JDS Silver), shall be, and shall be deemed to have been, surrendered to JDS Silver and terminated or cancelled by JDS Silver on a basis that does not entitle the holders thereof to any consideration, and thereafter, neither the holders of any such security nor JDS Silver will have any rights, liabilities or other obligations in respect of such securities.

(c)
Each JDS Silver Share issued and outstanding at the Effective Time  shall be, and shall be deemed to have been, transferred to and acquired by Purchaser (without any action on the part of the holders of the JDS Silver Shares and free and clear of any Liens) for the consideration described in section 4.1 and each Former JDS Silver Shareholder shall be deemed to have:

(i)
executed and delivered all share certificates, acknowledgements, instruments of transfer, consents, releases, assignments and waivers, statutory or otherwise, required to transfer and exchange such shares,

(ii)	ceased to be the holder of the JDS Silver Shares so transferred,

(iii)	ceased to have any rights with respect to such JDS Silver Shares, and will be entitled to receive only such JDS Silver Shareholder’s Pro Rata Portion of:

(A)	the Participating Shareholder Upfront Purchase Price;

(B)	if applicable, the Mines Act Permit Payment, and

(C)	if applicable, the Resource Payment,

for each JDS Silver Share held immediately prior to the Effective Time.

(d)
The name of each Former JDS Silver Shareholder will be removed from the register of JDS Silver Shareholders and Purchaser will be added to the JDS Silver Register such that Purchaser is the sole shareholder of JDS Silver.

(e)
Any and all notices required pursuant to the JDS Silver Shareholders Agreement shall be deemed to have been given or waived and the JDS Silver Shareholders Agreement shall be and be deemed to have been terminated in its entirety and, thereafter, none of the parties to the JDS Silver Shareholders Agreement shall have any rights, liabilities or obligations thereunder.

(f)
Each Escrow Participating Shareholder shall be and be deemed to have become a party to and bound by the relevant provisions of the Escrow Agreement as if such Escrow Participating Shareholder was an original signatory thereto.

(g)
Each Escrow Participating Shareholder shall be deemed to irrevocably authorize and direct Purchaser and its representatives and agents, to segregate and deduct such Escrow Participating Shareholder’s proportionate share of the Escrow Amount from the amount payable to such Escrow Participating Shareholder and deposit such amount with the Escrow Agent to be held on the terms and conditions set out in the Escrow Agreement;

(h)
Each Participating Shareholder shall be and be deemed to have become a party to and bound by the provisions of the Arrangement Agreement to the same extent as if the Arrangement Agreement had been signed and sealed by each Participating Shareholder and contained covenants on the part of each Participating Shareholder and each Participating Shareholder’s successors and personal or other legal representatives to observe the Arrangement Agreement and, specifically, each Participating Shareholder shall be deemed to be bound by such Participating Shareholder’s liability and obligations under Article 9 of the Arrangement Agreement and be bound by the appointment of the Vendors’ Representative to serve as the agent, representative and attorney-in-fact of the Vendor Parties in accordance with section 12.2 of the Arrangement Agreement and such Participating Shareholder’s liability and obligations under section 12.2 of the Arrangement Agreement.

(i)
In accordance with the Escrow Agreement, each Escrow Participating Shareholder shall be (i) deemed to have irrevocably appointed and authorized the Vendors’ Representative, as agent of such Escrow Participating Shareholder, to enter into and act under the Escrow Agreement on his, her or its behalf in the manner contemplated in the Escrow Agreement, (ii) deemed to have irrevocably authorized the Vendors’ Representative to deal with Purchaser, the Escrow Agent, the Depositary and the escrow account to be established pursuant to and in accordance with the terms of the Escrow Agreement, and (iii) bound by the provisions of the Escrow Agreement with respect to the Escrow Amount.

None of the foregoing shall occur or be deemed to occur unless all of the foregoing occurs.

3.2	Paramountcy

From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all rights related to the JDS Silver Shares issued prior to the Effective Time; and

(b)
all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any JDS Silver Shares shall be deemed to have been settled, compromised, released and determined without liability, except as set forth in the Arrangement Agreement and this Plan of Arrangement.

3.3	Supplementary Actions

Notwithstanding that the transactions and events set out in section 3.1 and section 3.2 shall occur and shall be deemed to occur in the order therein set out without any further act or formality, JDS Silver, Purchaser, Guarantor and Vendors’ Representative shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to further document or evidence any of the transactions or events set out in section 3.1 and section 3.2, including without limitation, any resolutions of directors authorizing the issue, exchange, transfer, redemption or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares and any receipt therefor, any promissory notes and receipts therefor, any necessary addition to or deletions from share registers or other registries, and any documents required to convey title.

ARTICLE 4
PAYMENT, CERTIFICATES AND DOCUMENTATION

4.1	Deposit of Funds and Coeur Shares

(a)
At or prior to the Effective Time, Purchaser shall pay the following (subject to applicable withholdings for Taxes pursuant to sections 4.5 and 4.6 of the Arrangement Agreement and after giving effect to any 116 Agreements):

(i)
prior to the Effective Time, advance to JDS Silver, on a non-interest bearing basis, the aggregate sum of the Debt Payoff Amount and the Transaction Expenses Amount (the “Payoff Advance”), which amount shall be directed by JDS Silver to be paid by the Purchaser as described in subparagraphs 4.1(a)(ii), 4.1(a)(iv) and 4.1(a)(v) below;

(ii)
prior to the Effective Time, as directed by JDS Silver, to JDS Subsidiary, an amount equal to the Inter-Company Loan Amount, as a capital contribution from JDS Silver to JDS Subsidiary, which amount shall be directed by JDS Subsidiary to be paid by Purchaser as described in subparagraph 4.1(a)(iii) below;

(iii)
prior to the Effective Time and on the Effective Date, as directed by JDS Subsidiary, to JDS Silver, an amount equal to the Inter-Company Loan Amount, in full payment and satisfaction of the Inter-Company Loan, which amount shall be directed by JDS Silver to be paid by Purchaser as described in subparagraphs 4.1(a)(iv) and (v) below;

(iv)
prior to the Effective Time and on the Effective Date, as directed by JDS Silver, to the Debt Payee, by wire transfer of immediately available funds (which are to be satisfied from the Payoff Advance, as directed by JDS Silver) to the Debt Payee Account, the Debt Payoff Amount of the Debt Payee set forth on the Effective Date Debt Schedule (to the extent not paid before the Effective Time);

(v)
as directed by JDS Silver, to each Transaction Expenses Payee, by wire transfer of immediately available funds (which are to be satisfied from the Payoff Advance, as directed by JDS Silver) to the applicable Transaction Expenses Payee Account, the Transaction Expenses Amount of such Transaction Expenses Payee set forth on the Transaction Expenses Schedule (to the extent not paid before the Effective Time);

(vi)	to the Depositary, the Participating Shareholder Upfront Purchase Price less the Escrow Amount, for payment to the Participating Shareholders in accordance with this Plan of Arrangement, satisfied by:

(A)	a payment in cash of an amount equal to 75% of the Participating Shareholder Upfront Purchase Price, less an amount equal to the Escrow Amount; and

(B)
Purchaser causing to be delivered such number of Coeur Shares having an aggregate value equal to 25% of the Participating Shareholder Upfront Purchase Price based on the Market Price as of the date of the Arrangement Agreement, being $8.9409 per Coeur Share.

(vii)
to the Escrow Agent, (A) the Escrow Amount by way of the wire transfer of immediately available funds to such bank account as is designated in the Escrow Agreement, and (B) any amount withheld pursuant to section 4.6 of the Arrangement Agreement (after giving effect to any 116 Agreements) by wire transfer of immediately available funds to such bank account as may be agreed to by the Parties;

(viii)
advance to JDS Silver, on a non-interest bearing basis, the difference between the Upfront Purchase Price and the Participating Shareholder Upfront Purchase Price as determined pursuant to section 2.9 of the Arrangement Agreement, provided that, notwithstanding the above or the provisions of section 4.3 of the Arrangement Agreement to the extent any payment payable pursuant to such sections would result in the aggregate number of Coeur Shares issued pursuant to sections 4.1 and 4.3 of the Arrangement Agreement to exceed 36,104,140 (subject to adjustment for share splits and combinations), Purchaser shall pay cash in lieu of such excess Coeur Shares.

(b)	On or before the date on which Purchaser is required to make a payment pursuant to section 4.3(a) of the Arrangement Agreement (the “Mine Permit Payment Date”), Purchaser shall:

(i)
deposit or cause to be deposited with the Depositary an amount equal to Mines Act Permit Payment (subject to applicable withholdings for Taxes pursuant to sections 4.5 and 4.6 of the Arrangement Agreement and after giving effect to any 116 Agreements), which shall be satisfied:

(A)	by the payment of $18,750,000 in cash, less any amount withheld pursuant to section 4.6 of the Arrangement Agreement after giving effect to any 116 Agreements; and

(B)	such number of Coeur Shares as is equal to $6,250,000 based on the Market Price as of the Mine Permit Payment Date, and

(ii)
pay to the Escrow Agent any amount withheld pursuant to section 4.6 of the Arrangement Agreement after giving effect to any 116 Agreements, by way of the wire transfer of immediately available funds to such bank account as may be agreed to by the Parties.

(c)	On or before the date on which Purchaser is required to make a payment pursuant to section 4.3(b) of the Arrangement Agreement (the “Resource Payment Date”), Purchaser shall:

(i)
deposit or cause to be deposited with the Depositary an amount equal to Resource Payment (subject to applicable withholdings for Taxes pursuant to sections 4.5 and 4.6 of the Arrangement Agreement and after giving effect to any 116 Agreements), which shall be satisfied:

(A)	as to 75% of such Resource Payment in cash, less any amount withheld pursuant to section 4.6 of the Arrangement Agreement after giving effect to any 116 Agreements; and

(B)
as to 25% of such Resource Payment in Coeur Shares based on the Market Price as of the date that the Resource Report is delivered to the Vendors’ Representative in accordance with Section 7.5 of the Arrangement Agreement, and

(ii)
pay to the Escrow Agent any amount withheld pursuant to section 4.6 of the Arrangement Agreement after giving effect to any 116 Agreements, by way of the wire transfer of immediately available funds to such bank account as may be agreed to by the Parties.

(d)
From and after the Effective Time, the Depositary shall, upon receipt, be deemed to hold the funds and Coeur Shares contemplated in sections 4.1(a), (b) and (c) above for the sole benefit of the Former JDS Silver Shareholders.

4.2	Distribution of Consideration

(a)
With respect to each Participating Share which is outstanding immediately prior to the Effective Time, as soon as practicable following the later of the Effective Date and the surrender by the applicable Participating Shareholder to the Depositary of a certificate that immediately prior to the Effective Time represented such Participating Share, together with a duly completed letter of transmittal and such additional documents and instruments as Purchaser and the Depositary may reasonably require, such Participating Shareholder shall be entitled to receive from the Depositary a cheque or wire transfer for an amount equal to:

(i)
such holder’s Pro Rata Portion of the cash component of the Participating Shareholder Upfront Purchase Price, less such holder’s proportionate share of the Escrow Amount, less any amount withheld pursuant to section 4.6 of the Arrangement Agreement (if any), and

(ii)	such holder’s Pro Rata Portion of the Coeur Share component of the Participating Shareholder Upfront Purchaser Price,

and any certificate so surrendered will be forthwith cancelled.

(b)
With respect to each Participating Share which is outstanding immediately prior to the Effective Time, as soon as practicable following the later of the Mines Act Permit Payment Date and the surrender by the applicable Participating Shareholder to the Depositary of a certificate that immediately prior to the Effective Time represented such JDS Silver Share, together with a duly completed letter of transmittal and such additional documents and instruments as Purchaser and the Depositary may reasonably require, such Participating Shareholder shall be entitled to receive from the Depositary:

(i)
such holder’s Pro Rata Portion of the cash component of the Mines Act Permit Payment, less any amount withheld pursuant to section 4.6 of the Arrangement Agreement after giving effect to any 116 Agreements, and

(ii)	such holder’s Pro Rata Portion of the Coeur Share component of the Mines Act Permit Payment,

and any certificate so surrendered will be forthwith cancelled.

(c)
With respect to each Participating Share which is outstanding immediately prior to the Effective Time, as soon as practicable following the later of the Resource Payment Date and the surrender by the applicable Participating Shareholder to the Depositary of a certificate that immediately prior to the Effective Time represented such JDS Silver Share, together with a duly completed letter of transmittal and such additional documents and instruments as Purchaser and the Depositary may reasonably require, such Participating Shareholder shall be entitled to receive from the Depositary:

(i)
a cheque or wire transfer for an amount equal to such holder’s Pro Rata Portion of the cash component of the Resource Payment, less any amount withheld pursuant to section 4.6 of the Arrangement Agreement after giving effect to any 116 Agreements, and

(ii)	such holder’s Pro Rata Portion of the Coeur Share component of the Resource Payment,

and any certificate so surrendered will be forthwith cancelled.

4.3	No Fractional Coeur Shares

In no event shall a Participating Shareholder be entitled to a fractional Coeur Share. Where the aggregate number of Coeur Shares to be issued to a Participating Shareholder pursuant to this Plan of Arrangement would result in a fraction of a Coeur Share being issuable,  the number of Coeur Shares to be received by such Participating Shareholder shall be rounded down to the nearest whole Coeur Share without any additional compensation.

4.4	Interest Bearing Account

The cash deposited with the Depositary under this Plan of Arrangement shall be held in an interest bearing account, and any interest earned upon such funds shall be held for the account of the Participating Shareholders.

4.5	Effect of Certificate

After the Effective Time and until surrendered for cancellation as contemplated by section 4.2 hereof, each certificate that immediately prior to the Effective Time represented one or more JDS Silver Shares (other than those JDS Silver Shares held by a Dissenting Shareholder) that were transferred to and acquired by Purchaser at the Effective Time, shall be deemed at all times to represent only the right to receive in exchange therefor the consideration that the holder thereof is entitled to receive in accordance with subsection 3.1(c) hereof.

4.6	Lost Certificates

In the event that any certificate which, immediately prior to the Effective Time, represented one or more outstanding JDS Silver Shares that were deemed to be transferred to and acquired by Purchaser pursuant to this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit or statutory declaration of that fact by the person claiming such certificate to be lost, stolen or destroyed and who was listed immediately prior to the Effective Time as the registered holder thereof on the central securities register of JDS Silver, the Depositary will deliver to such person the consideration to which such person is entitled to receive in exchange for such lost, stolen or destroyed certificate.  When authorizing such payment and delivery in exchange for such lost, stolen or destroyed certificate, the person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Purchaser and the Depositary (acting reasonably) in such sum as Purchaser and the Depositary may direct, or otherwise indemnify Purchaser and the Depositary in a manner satisfactory to Purchaser and the Depositary (acting reasonably) against any claim that may be made against Purchaser or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.7	Extinction of Rights

Subject to applicable law, if any Former JDS Silver Shareholder fails for any reason to deliver to the Depositary for cancellation the certificates formerly representing JDS Silver Shares (or an affidavit of loss and bond or other indemnity pursuant to section 4.7 hereof), together with such other documents or instruments required to effect the transfer of JDS Silver Shares, on or before the sixth anniversary of the Effective Date, such Former JDS Silver Shareholder shall be deemed to have donated and forfeited to Purchaser any cash, net of any applicable withholding or other Taxes, held by the Depositary in trust for such Former JDS Silver Shareholder to which such Former JDS Silver Shareholder is entitled.  At and after the Effective Time, any certificate formerly representing JDS Silver Shares shall represent only the right to receive the consideration provided for in subsection 3.1(c) in accordance with this Plan of Arrangement; provided that such certificates shall, on the sixth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever and shall be deemed to have been surrendered to Purchaser and shall be cancelled.

4.8	Withholding Rights

Subject to section 4.6 of the Arrangement Agreement and any 116 Agreements, Purchaser, the Depositary and JDS Silver shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any person under the Arrangement Agreement or this Plan of Arrangement such amounts as Purchaser, JDS Silver or the Depositary may be required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes.  To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid.  The right of Purchaser, the Depositary and JDS Silver to withhold Tax shall not derogate or limit any gross-up obligations that may otherwise apply to any amounts so paid.

ARTICLE 5
DISSENT RIGHTS

5.1	Dissent Rights

Pursuant to the Interim Order, JDS Silver Shareholders may exercise rights of dissent (“Dissent Rights”) under Division 2 of Part 8 of the BCBCA, as modified by this Article 5, the Interim Order and the Final Order, with respect to JDS Silver Shares in connection with the Arrangement, provided that the Notice of Dissent contemplated by section 242 of the BCBCA must be received by JDS Silver, c/o Blake, Cassels & Graydon LLP, Suite 2600, Three Bentall Centre, 595 Burrard Street, Vancouver, BC V7X lL3, Attention: Sean Boyle, by 10 am (Vancouver time) on the date that is at least two business days prior to the date of the JDS Silver Meeting or any date to which the JDS Silver Meeting may be postponed or adjourned and provided further that holders who duly exercise such rights of dissent and who:

(a)
are ultimately entitled to be paid fair value for their JDS Silver Shares, which fair value shall be the fair value of such shares immediately before the approval of the Arrangement Resolution, shall be paid an amount equal to such fair value by JDS Silver, which fair value shall be determined in accordance with the procedures applicable to the payout value set out in sections 244 and 245 of the BCBCA except that Purchaser or Guarantor may enter into the agreement with registered holders who exercise such Dissent Rights and apply to the Court, all as contemplated under sections 244 and 245 of the BCBCA, in lieu of JDS Silver; and

(b)
are ultimately not entitled, for any reason, to be paid fair value for their JDS Silver Shares, shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting registered holder of JDS Silver Shares and shall be entitled to receive only the consideration contemplated in section 3.1 hereof that such holder would have received pursuant to the Arrangement if such registered holder had not exercised Dissent Rights, but in no case shall Purchaser, Guarantor, JDS Silver or any other person be required to recognize holders of JDS Silver Shares who exercise Dissent Rights as holders of JDS Silver Shares after the time that is immediately prior to the Effective Time, and the names of the Dissenting Shareholders shall be deleted from the central securities register as holders of JDS Silver Shares at the Effective Time.

In addition to any other restrictions under section 238 of the BCBCA, no holders of JDS Silver Shares who vote or have instructed a proxyholder to vote such JDS Silver Shares in favour of the Arrangement Resolution of the following shall be entitled to exercise Dissent Rights.

ARTICLE 6
AMENDMENTS AND TERMINATION

6.1	Amendments to Plan of Arrangement

(a)
Purchaser and JDS Silver reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be agreed to in writing by Purchaser and JDS Silver contained in a written document which is filed with the Court and, if made following the JDS Silver Meeting, approved by the Court and communicated to JDS Silver Shareholders in the manner required by the Court (if so required).

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by JDS Silver at any time prior to the JDS Silver Meeting provided that Purchaser shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the JDS Silver Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the JDS Silver Meeting shall be effective only if it is consented to in writing by each of Purchaser and JDS Silver; and, if required by the Court, it is consented to by JDS Silver Shareholders voting in the manner directed by the Court.

(d)
Notwithstanding the foregoing provisions of this section 6.1, no amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

6.2	Effect of Termination

Upon the termination of this Plan of Arrangement pursuant to section 11.2 of the Arrangement Agreement, no party shall have any liability or further obligation to any other party hereunder other than as set out in the Arrangement Agreement.

SCHEDULE B
 ARRANGEMENT RESOLUTION

BE IT RESOLVED THAT:

1.
The arrangement (the “Arrangement”) under Section 288 of the British Columbia Business Corporations Act (the “BCBCA”) involving JDS Silver Holdings Ltd. (“JDS Silver”), all as more particularly described and set forth in the Information Circular (the “Circular”) of JDS Silver dated <*>, 2017, accompanying the notice of meeting (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

2.
The plan of arrangement, as it may be or has been amended (the “Plan of Arrangement”), involving JDS Silver and implementing the Arrangement, the full text of which is set out in Appendix “<*>” to the Circular, is hereby authorized, approved and adopted;

3.
The arrangement agreement (the “Arrangement Agreement”) between JDS Silver and Purchaser et al., dated September 10, 2017, and all the transactions contemplated therein, the actions of the directors of JDS Silver in approving the Arrangement and the actions of the officers of JDS Silver in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved;

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of JDS Silver are hereby authorized and empowered, without further notice to, or approval of, any security holders of JDS Silver:

a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement;

5.
Any one or more directors or officers of JDS Silver is hereby authorized, for and on behalf and in the name of JDS Silver, to execute and deliver, whether under corporate seal of JDS Silver or not, all such agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of JDS Silver, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)
the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by JDS Silver; such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-1

SCHEDULE C FORM OF ESCROW AGREEMENT
ESCROW AGREEMENT

ESCROW AGREEMENT (the “Agreement”) made as of ________________, 2017,

BY AND AMONG:

SILVERTIP RESOURCES INVESTMENT LLC,

(“Vendors’ Representative”)

-and-

1132917 B.C. LTD., a corporation incorporated under the laws of British Columbia

(“Purchaser”)

-and-

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company licensed to carry on business in all Provinces in Canada

(the “Escrow Agent”)

A.
Purchaser, Coeur Mining, Inc., Vendors’ Representative, and JDS Silver Holdings Ltd. ( “JDS Silver”) have entered into an arrangement agreement dated September [●], 2017 (the “Arrangement Agreement”), which provides, among other things, that Purchaser shall acquire all of the outstanding securities of JDS Silver upon and subject to the terms and conditions contained in the Arrangement Agreement.

B.
Pursuant to the provisions of the Arrangement Agreement, a portion of the cash consideration for the shares of JDS Silver payable to certain Participating Shareholders shall be held by the Escrow Agent (the Escrow Amount, as defined herein) in a separate escrow account pursuant to the terms of this Agreement.

C.
Pursuant to the provisions of the Arrangement Agreement, certain Participating Shareholders have provided limited guarantees to Purchaser in connection with the indemnification provisions in the Arrangement Agreement and, as a result, no portion of the Escrow Amount is attributable to such Participating Shareholders.

D.	Purchaser and Vendors’ Representative wish to appoint the Escrow Agent to act as escrow agent to hold the Escrow Amount.

E.	Capitalized terms used herein, unless otherwise defined, shall have the meaning ascribed thereto in the Arrangement Agreement.

F.	The foregoing recitals are representations and statements of fact made by Vendors’ Representative, and Purchaser and not by the Escrow Agent.

NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the foregoing recitals, the covenants and agreements hereinafter contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	DEFINITIONS

For the purposes of this Agreement, any capitalized terms not defined herein shall have the meanings given to them in the Arrangement Agreement. In addition, the following terms shall have the following meanings:

(a)	“Escrow Amount” means the Indemnity Amount less the Escrow Guarantee Amount being $[●];

(b)	“Escrow Claim” has the meaning specified in Section 6(a)(i).

(c)	“Escrow Claim Amount” has the meaning specified in Section 6(a)(i).

(d)	“Escrow Claim Notice” has the meaning specified in Section 6(a)(i).

(e)	“Escrow Guarantee Amount” means the Pro Rata Portion of the Indemnity Amount attributable to any Qualifying JDS Silver Shareholders;

(f)	“Escrow Period Termination Date” has the meaning specified in Section 7.

(g)	“Indemnity Amount” means 10% of the Upfront Purchase Price;

(h)
“losses” means any loss, cost, liability, claim, interest, fine, penalty, Tax, assessment, damage (including royalty income but excluding incidental, consequential, special, aggravated, exemplary or punitive damages) including, without limitation, reasonable professional fees and all reasonable costs incurred in investigating or pursing a claim (whether or not involving a third party claim);

(i)	“Objection Notice” has the meaning specified in Section 6(a)(ii).

(j)	“Remaining Escrow Amount” has the meaning specified in Section 7.

(k)	“Resignation Date” has the meaning specified in Section 11.

2.	APPOINTMENT OF ESCROW AGENT

Vendors’ Representative and Purchaser hereby appoint the Escrow Agent to act as agent on their behalf pursuant to this Agreement, and the Escrow Agent hereby accepts such appointment on the terms and conditions of this Agreement.

3.	DELIVERY OF THE ESCROW AMOUNT

Purchaser shall deposit the Escrow Amount with the Escrow Agent.  Upon receipt of the Escrow Amount, the Escrow Agent shall acknowledge receipt of the Escrow Amount in writing with a separate receipt to be delivered to Vendors’ Representative and Purchaser. The Escrow Amount shall be held by the Escrow Agent in accordance with the terms and conditions of this Agreement.

4.	INVESTMENT OF ESCROW AMOUNT

Until released in accordance with this Agreement, the Escrow Amount shall be kept segregated in the records of the Escrow Agent and shall be deposited in one or more interest-bearing trust accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more banks listed in Schedule “C” to this Agreement (each such bank, an “Approved Bank”).  The Escrow Agent shall pay interest at an annual rate which is equal to [●], such annual rate not to be less than zero. Such payment obligation shall be calculated daily and paid to the account(s) within three (3) business days of each month-end. The Escrow Agent may receive investment earnings in excess of or less than the interest payable pursuant to this Section, such earnings being for the Escrow Agent’s benefit or at its risk, as applicable.

All amounts held by the Escrow Agent pursuant to this Agreement shall be held by the Escrow Agent for Purchaser and the delivery of the Escrow Amount to the Escrow Agent shall not give rise to a debtor-creditor or other similar relationship. The amounts held by the Escrow Agent pursuant to this Agreement are at the sole risk of Purchaser and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Amount which may result from any deposit made with an Approved Bank pursuant to this Section 4, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default) and any credit or other losses on any deposit liquidated or sold prior to maturity.  The parties hereto acknowledge and agree that the Escrow Agent will have acted prudently in depositing the Escrow Amount at any Approved Bank, and that the Escrow Agent is not required to make any further inquiries in respect of any such bank.

At any time and from time to time, Purchaser shall be entitled to direct the Escrow Agent by written notice (a) not to deposit any new amounts in any Approved Bank specified in the notice and/or (b) to withdraw all or any of the Escrow Amount that may then be deposited with any Approved Bank specified in the notice and re-deposit such amount with one or more of such other Approved Banks as specified in the notice.  With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and Purchaser acknowledges and agrees that such specified amount remains at the sole risk of Purchaser prior to and after such withdrawal.

5.	RELEASE OF ESCROW AMOUNT

The Escrow Agent is hereby authorized to release the Escrow Amount, only as follows:

(a)	in accordance with Section 6 hereof;

(b)
at any time upon receipt of a written notice from Purchaser substantially in the form attached hereto as Schedule B, the Escrow Agent shall release the specified Escrow Amount to any Participating Shareholder identified in Schedule “A” as specified in such notice, without the further need of acknowledgement by the Vendors’ Representative; or

(c)	on the Escrow Period Termination Date for any Remaining Escrow Amount.

6.	ESCROW CLAIM NOTICE

(a)
If Purchaser learns of a breach of a representation, warranty or covenant made by JDS Silver in the Arrangement Agreement which could give rise to a notice of a bona fide claim for indemnity under the Arrangement Agreement:

(i)
Purchaser shall give written notice (the “Escrow Claim Notice”) to Vendors’ Representative and the Escrow Agent specifying (a) the nature of a bona fide claim for any losses suffered or incurred by Purchaser or any of its affiliates as a result of, or arising out of, the breach of representation, warranty or covenant by JDS Silver (each, an “Escrow Claim”), and (b) the dollar amount (the “Escrow Claim Amount”) of such losses;

(ii)
if Vendors’ Representative does not deliver written notice to Purchaser and the Escrow Agent disputing such Escrow Claim (an “Objection Notice”) by 4:00 p.m. (Toronto time) on the 30th day after delivery of such Escrow Claim Notice, then Escrow Claim Amount set forth in the Escrow Claim Notice shall be deemed conclusive, and the Escrow Agent shall promptly return to Purchaser the Escrow Claim Amount and retain the Escrow Amount less the Escrow Claim Amount; and

(iii)
if an Objection Notice is given with respect to an Escrow Claim, the Escrow Agent shall with respect to the Escrow Claim Amount that is not subject to the Objection Notice, if any, release the Escrow Claim Amount to Purchaser, and with respect to the Escrow Claim Amount that is subject to the Objection Notice (i) release to the Purchaser the Escrow Claim Amount in accordance with joint written instructions of Purchaser and Vendors’ Representative, which Purchaser and Vendors’ Representative shall deliver to the Escrow Agent promptly and in any event within two (2) business days after Purchaser and Vendors’ Representative agree on the amount of the Escrow Claim, or (ii) if Purchaser and Vendors’ Representative are unable to reach agreement within ten (10) business days after an Objection Notice is delivered, after a final decision has been rendered by an arbitrator in accordance with Section 12.4 of the Arrangement Agreement, release the Escrow Claim Amount in accordance with such decision.

7.	TERMINATION OF ESCROW

The escrow period shall terminate no later than 4:00 p.m. (Toronto time), twelve (12) months following the date of Closing (the “Escrow Period Termination Date”), provided however that the escrow period shall not terminate with respect to such portion of the Escrow Amount for which Purchaser delivered an Escrow Claim Notice which has not been otherwise paid, settled or resolved by the Escrow Period Termination Date provided that it relates to a bona fide claim. On the Escrow Period Termination Date, the Escrow Agent shall deliver to the Participating Shareholders (in accordance with Schedule A their pro rata portion of the Remaining Escrow Amount not required to satisfy such claims as described in the preceding sentence.  Furthermore, once any portion of the Escrow Amount claimed in an Escrow Claim Notice given on or before the Escrow Period Termination Date shall have been paid, settled or resolved, as the case may be, the Escrow Agent shall release such portion of the Escrow Amount in the manner as described in Section 6(a)(iii). Upon release by the Escrow Agent of any Escrow Amount, the Escrow Agent shall no longer have any further obligations or liabilities in respect of such Escrow Amount.

8.	NO LIMITATION

Purchaser’s rights and recourses against Participating Shareholders for indemnification with respect to an Escrow Claim under the Arrangement Agreement shall not be replaced, limited or deemed to be waived, in whole or in part, by the exercise of Purchaser’s rights and recourses under this Agreement or any other terms and conditions of this Agreement.

9.	RESPONSIBILITY OF THE ESCROW AGENT; INDEMNIFICATION

(a)
Purchaser and Vendors’ Representative acknowledge and agree that the Escrow Agent acts hereunder as an escrow agent only and (i) shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument, statement, certificate, request or other document deposited with it (including, without limitation, the Arrangement Agreement), for the form or execution of such documents, for the identity, authority or right of any person or party executing or depositing such instruments or for determining or compelling compliance therewith, and shall not otherwise be bound thereby; (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent; (iii) shall not be required to take notice of any default or to take any action with respect to such default; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction (including, without limitation, wire transfer instructions, whether incorporated herein or provided in a separate written instruction), instrument, statement, certificate, request or other document furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper person, and shall have no responsibility for determining the accuracy thereof; (v) may employ and consult counsel satisfactory to it, including in-house counsel for any of the parties hereto, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel; and, (vi) shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

(b)
The Escrow Agent may employ such counsel, accountants, engineers, appraisers, other experts, agents, agencies and advisors as it may reasonably require for the purpose of discharging its duties under this Agreement, and the Escrow Agent may act and shall be protected in acting or not acting in good faith on the opinion or advice or on information obtained from any such parties and shall not be responsible for any misconduct on the part of any of them.  The reasonable and invoiced costs of such services shall be added to and be part of the Escrow Agent’s fee hereunder.

(c)
The Escrow Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement.  Such documentation must not require the exercise of any discretion or independent judgment.

(d)
No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in the performance of its duties or the exercise of any of its rights or powers unless indemnified and funded as provided for herein, other than as a result of its own gross negligence or bad faith.

(e)
The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or bad faith.

(f)
Purchaser shall pay the costs and expenses of the Escrow Agent’s services hereunder, and the costs and expenses reasonably incurred by the Escrow Agent in connection with the administration of the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder and covered by the remuneration, including without limitation, all out-of-pocket expenses and disbursements incurred or made by the Escrow Agent in the administration of its services and duties created hereby (including the reasonable fees and disbursements of its outside counsel and other outside advisors required for discharge of its duties hereunder).  Any amount owing under this Section and unpaid thirty (30) days after request for such payment will bear interest from the expiration of such thirty (30) days at a rate per annum equal to the then current rate charged by the Escrow Agent, payable on demand.

(g)
Purchaser shall indemnify the Escrow Agent and its officers, directors, employees, agents, successors and assigns and hold it and them harmless from and against any loss, fee, claim, demand, penalty, liability, damage, cost and expense of any nature incurred by the Escrow Agent and its officers, directors, employees, agents, successors and assigns arising out of or in connection with this Agreement or with the administration of its duties hereunder, including but not limited to, reasonable attorneys’ fees and other costs and expenses of defending or preparing to defend against any claim of liability, unless and except to the extent such loss, liability, damage, cost and expense shall be caused by the Escrow Agent’s or its officers’, directors’, employees’, agents’, successors’ or assigns’ gross negligence or bad faith. The foregoing indemnification shall survive the release of the Escrow Amount, the resignation or removal of the Escrow Agent or the termination of this Agreement.  Notwithstanding the foregoing or any other provision of this Agreement, any liability of the Escrow Agent shall be limited, in the aggregate, to the amount of annual retainer fees paid by Purchaser to the Escrow Agent under this Agreement in the twelve (12) months immediately prior to the Escrow Agent receiving the first notice of the claim.

(h)	The Escrow Agent does not have any interest in the Escrow Amount but is serving as escrow agent only and having only possession thereof.

(i)
The Escrow Agent shall have no duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and if its duties herein are affected, unless it shall have given its prior written consent thereto.

(j)
The Escrow Agent accepts the duties and responsibilities under this Agreement as agent, and no trust is intended to be, or is or will be, created hereby and the Escrow Agent shall owe no duties hereunder as trustee.

(k)
The Escrow Agent will have no responsibility for seeking, obtaining, compiling, preparing or determining the accuracy of any information or document, including the representative capacity in which a party purports to act, that the Escrow Agent receives as a condition to a release from escrow of the Escrow Amount within escrow under this Agreement.

(l)
Notwithstanding any other provision of this Agreement, and whether such losses or damages are foreseeable or unforeseeable, the Escrow Agent shall not be liable under any circumstances whatsoever for any (a) breach by any other party of securities law or other rule of any securities regulatory authority, (b) lost profits or (c) special, indirect, incidental, consequential, exemplary, aggravated or punitive losses or damages.

This Section 9 shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

10.	DISPUTE RESOLUTION

It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession and/or disposition of the Escrow Amount, or should any claim be made upon the Escrow Agent or the Escrow Amount by a third party, the Escrow Agent, upon receipt of notice of such dispute or claim, is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability, all or any of said Escrow Amount until such dispute shall have been settled either by the mutual written agreement of the parties involved or, to the extent not involving a third party, by a final order of an arbitrator of competent jurisdiction, which arbitrator shall be appointed pursuant to arbitration pursuant to Section 12.4 of the Arrangement Agreement, or to the extent involving a third party, by a final order, decree or judgment of a court or an arbitrator of competent jurisdiction, the time for perfection of an appeal of such order, decree or judgement having expired. A copy of any such settlement or final order of an arbitrator of competent jurisdiction shall be delivered to the Escrow Agent by Purchaser or Vendors’ Representative forthwith upon receipt thereof.  The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Amount.

11.	RESIGNATION OF ESCROW AGENT; SUCCESSOR BY MERGER

(a)
The Escrow Agent may at any time resign as such, subject to this Section 11, by delivering written notice of resignation to the other parties to this Agreement and by delivering the Escrow Amount (less any portion thereof previously distributed in accordance with this Agreement) to any successor escrow agent designated by both Vendors’ Representative and Purchaser, or by a court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of the Escrow Agent will take effect on the earlier to occur of (the “Resignation Date”): (i) the appointment of a successor escrow agent as aforesaid or by a court of competent jurisdiction; or (ii) the day which is 30 days after the date of delivery of the Escrow Agent’s written notice of resignation to the other parties hereto.  If the Escrow Agent has not received written notice of the designation of a successor escrow agent by the Resignation Date, the Escrow Agent’s sole responsibility after such time shall be to retain and safeguard the Escrow Amount until receipt of written notice of the designation of a successor escrow agent hereunder or pursuant to a final non-appealable order of a court of competent jurisdiction. If a successor escrow agent has not been appointed within 90 days of the date of the delivery of its written notice of resignation, the Escrow Agent shall deliver the Escrow Amount (less any portion thereof previously distributed in accordance with this Agreement) to the legal counsel designated by both Vendors’ Representative and Purchaser and all of the Escrow Agent’s duties and obligations under this Agreement shall thereupon cease immediately.  Vendors’ Representative and Purchaser, acting together, shall have power at any time to remove the existing Escrow Agent and to appoint a successor escrow agent.

(b)
In the event of the Escrow Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, Vendors’ Representative and Purchaser acting together, shall forthwith appoint a successor escrow agent; failing such appointment by Vendors’ Representative and Purchaser, the retiring Escrow Agent, acting alone, may apply, at the expense of Vendors’ Representative and Purchaser, to a justice of the British Columbia Supreme Court on such notice as such justice may direct, for the appointment of a successor escrow agent; but any successor escrow agent so appointed by the Court shall be subject to removal as aforesaid by Vendors’ Representative and Purchaser, acting together.

(c)
Any successor escrow agent appointed under any provision of this Section 11 shall be a corporation authorized to carry on the business of a trust company in the Province of British Columbia and, if required by the applicable legislation for any other jurisdiction, in such other jurisdictions. On any such appointment, the successor escrow agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Escrow Agent hereunder. At the request of Vendors’ Representative and Purchaser or the successor escrow agent, the retiring Escrow Agent, upon payment of the amounts, if any, due to it pursuant to this Agreement, including any amounts owing to it in respect to outstanding fees, disbursements and interest thereon, shall duly assign, transfer and deliver to the successor escrow agent all property and money held, and all records kept, by the retiring Escrow Agent hereunder or in connection herewith.

(d)
Any corporation into or with which the Escrow Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Escrow Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Escrow Agent shall be the successor to the Escrow Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor escrow agent hereunder.

12.	ANTI-MONEY LAUNDERING

(a)
Each party to this Agreement (other than the Escrow Agent) hereby represents to the Escrow Agent that any account to be opened by, or interest to be held by, the Escrow Agent in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Escrow Agent’s prescribed form as to the particulars of such third party.

(b)
The Escrow Agent shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Escrow Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Escrow Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten (10) days written notice to the other parties to this Agreement, provided (i) that the Escrow Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Escrow Agent’s satisfaction within such ten (10) day period, then such resignation shall not be effective.

13.	PRIVACY

The parties acknowledge that the Escrow Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)	to provide the services required under this Agreement and other services that may be requested from time to time;

(b)	to help the Escrow Agent manage its servicing relationships with such individuals;

(c)	to meet the Escrow Agent’s legal and regulatory requirements; and

(d)	if Social Insurance Numbers are collected by the Escrow Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Escrow Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this Agreement for the purposes described above and, generally, in the manner and on the terms described in its Privacy Code, which the Escrow Agent shall make available on its website, www.computershare.com, or upon request, including revisions thereto. The Escrow Agent may transfer personal information to other companies in or outside of Canada that provide data processing and storage or other support in order to facilitate the services it provides. Further, each party agrees that it shall not provide or cause to be provided to the Escrow Agent any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned terms, uses and disclosures.

14.	TAX REPORTING

(a)
The Purchaser and Vendors’ Representative agree that, for tax reporting purposes, all interest or other taxable income earned from the investment of the Escrow Amount in any tax year shall (i) to the extent such interest is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be allocated to such person or entity, and (ii) otherwise be allocated to the Purchaser in the taxation year that it was earned, notwithstanding that no such amount has been distributed.

(b)
The Purchaser and Vendors’ Representative agree to provide the Escrow Agent with their certified tax identification numbers and others forms, documents and information that the Escrow Agent may request in order to fulfill any tax reporting function.

15.	NOTICES

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it, or other similar form of recorded communication, including by electronic mail, addressed:

(a)	to Purchaser at:

1132917 B.C. Ltd. c/o Coeur Mining, Inc.

Attention:	Mitchell Krebs, President and Chief Executive Officer
Email:	mkrebs@coeur.com

With a copy (which shall not constitute notice) to Goodmans LLP at:

Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, Ontario  M5H 2S7

Attention:	Kari MacKay
Email:	kmackay@goodmans.ca

(b)	to Vendors’ Representative at:

Silvertip Resources Investment LLC
c/o Denham Capital Management LP
700 Louisiana Street, Suite 3700
Houston, Texas 77002

Attention:	Legal Department and Tony Fiore
Email:	legalnotices@denhamcapital.com

With a copy to Blake, Cassels & Graydon LLP at:

595 Burrard Street
P.O. Box 49314
Suite 2600, Three Bentall Centre
Vancouver, BC V7X 1L3

Attention:	Trisha Robertson
Facsimile:	604-631-3309

and with a copy to Bennett Jones LLP at:

4500 Bankers Hall East
855 2nd Street S.W.
Calgary, AB T2P 4K7

Attention:	John Mercury
Facsimile:	(403) 265-7219

(c)	to the Escrow Agent at:

Computershare Trust Company of Canada
510 Burrard St
Vancouver, BC V6C 3B9

Attention:	General Manager, Corporate Trust
Email:	corporatetrust.vancouver@computershare.com

Any such communication shall be deemed to have been validly and effectively given and received on the date of personal delivery or transmission by facsimile or similar means of recorded communication if such date is a business day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next business day.  Any party to this Agreement may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

16.	MISCELLANEOUS

(a)	Interpretation not Affected by Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(b)	Number and Gender. In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

(c)
Date for Any Action. If the date on which any action is required to be taken hereunder by a party is not a business day, such action shall be required to be taken on the next succeeding day which is a business day.

(d)	Currency. Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States and “$” refers to United States dollars.

(e)
Governing Law; Waiver of Jury Trial. This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.  Each of the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and waives any defences to the maintenance of an action in the Courts of the Province of British Columbia.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

(f)	Time of Essence. Time shall be of the essence in this Agreement.

(g)	Entire Agreement, Binding Effect and Assignment

(i)
Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a direct or indirect subsidiary of Purchaser, provided that if such assignment and/or assumption takes place, Purchaser shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder.  This Agreement shall be binding on and shall enure to the benefit of the parties and their respective successors and permitted assigns.

(ii)
Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties without the prior written consent of the other parties.

(iii)
This Agreement (and the Arrangement Agreement) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any person other than the parties any rights or remedies hereunder.

(h)
Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

(i)
Counterparts, Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

(j)
Schedules. The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.  This Agreement shall override the Schedules attached hereto to the extent of any inconsistency.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

1132917 B.C. LTD.
By:
Authorized Signing Officer

SILVERTIP RESOURCES INVESTMENT LLC
By:
Authorized Signing Officer

COMPUTERSHARE TRUST COMPANY OF CANADA
By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A
LIST OF ESCROW AMOUNT

Escrow Amount (Aggregate): ●

Escrow Amount holder during escrow period: Computershare Trust Company of Canada

Escrow Amount holder at Escrow Period Termination Date (subject to any Escrow Claims):

Participating Shareholder & Address	pro rata Escrow Amount
1. ●	●
2. ●	●
3. ●	●
4. ●	●
5. ●	●
6. ●	●
7. ●	●
8. ●	●
9. ●	●
10. ●	●
11. ●	●
12. ●	●
13. ●	●
14. ●	●
15. ●	●

SCHEDULE B
FORM OF NOTICE OF RELEASE

Date: ●

TO:          ● (“Escrow Agent”)

Pursuant to Section 5(b) of the Escrow Agreement entered into as of ____________, 2017 by and among 1132917 B.C. Ltd. (“Purchaser”), Vendors’ Representative (“Vendors’ Representative”) and the Escrow Agent (the “Escrow Agreement”), you are hereby instructed to release, out of the Escrow Amount (as defined in the Escrow Agreement), the following amounts of cash to the following Participating Shareholder(s):

Participating Shareholder	Escrow Amount
●	●
●	●

1132917 B.C. LTD.
By:
Name:
Title:

SCHEDULE C
Approved Banks

Bank	Relevant S&P Issuer Credit Rating (as at September 1, 2017)
Bank of America NA	A+
Bank of Montreal	A+
The Bank of Nova Scotia	A+
Bank of Tokyo-Mitsubishi UFJ	A+
BMO Harris Bank	A+
BNP Paribas	A
Canadian Imperial Bank of Commerce	A+
Citibank NA	A+
National Australia Bank Limited	AA-
Santander UK Plc	A
Societe Generale	A